As filed with the Securities and Exchange Commission on September 8, 2000
                                                 Registration No. 333-
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             -----------------------

                             ARCH CAPITAL GROUP LTD.
   (Exact name of registrant as specified in its certificate of incorporation)

            Bermuda                             6331                    Not applicable
(State or other jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)       Classification Code Number)    Identification Number)

                                20 Horseneck Lane
                          Greenwich, Connecticut 06830
                                 (203) 862-4300
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             -----------------------

                          The Corporation Trust Company
                            Corporation Trust Center
                               1209 Orange Street
                           Wilmington, Delaware 19801
                                 (302) 658-7581
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             -----------------------

                                   Copies to:
                               Immanuel Kohn, Esq.
                               Robert Usadi, Esq.
                             CAHILL GORDON & REINDEL
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000

                             -----------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                             -----------------------

                         CALCULATION OF REGISTRATION FEE
==============================================================================================================================

     Title of Each Class of          Amount to Be         Proposed Maximum         Proposed Maximum             Amount of
   Securities to Be Registered        Registered         Offering Price Per       Aggregate Offering         Registration Fee
                                                              Share(1)                 Price(1)
------------------------------------------------------------------------------------------------------------------------------
Common Shares, par value
   $0.01 per share............     12,400,117 shares     $15.09375                 $187,164,266               $49,412
==============================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the high and low last reported sale prices of the common stock of Arch Capital Group Ltd., a Delaware corporation, as reported on the Nasdaq National Market on September 5, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                 SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2000

                      [Arch Capital Group Ltd. Letterhead]

                                                                   , 2000
Dear stockholder:

     I am pleased to invite you to the annual meeting of the stockholders of Arch Capital Group Ltd. ("Arch Capital Group-Delaware") on , 2000, at [time] (local time), at our offices, located at 20 Horseneck Lane, Greenwich, Connecticut 06830. At this important meeting you will be asked to approve a proposal for a reorganization that will result in a newly formed Bermuda company ("Arch Capital Group-Bermuda") becoming the parent company of Arch Capital Group-Delaware. Arch Capital Group-Bermuda will carry on the holding company functions currently conducted by Arch Capital Group-Delaware.

     The establishment of a Bermuda holding company for Arch Capital Group-Delaware should allow us to benefit from more favorable business, tax, regulatory and financing environments. After the reorganization, we will be taxed in the United States only on that portion of our worldwide income that is attributable to the United States or our U. S. subsidiaries, and we will not be taxed on capital gains on U.S. investments or, except for applicable withholding taxes, on interest or dividends from U.S. sources. In addition, the reorganization will offer us greater flexibility in structuring international business activities. If the reorganization is approved and consummated, your shares of common stock in Arch Capital Group-Delaware will automatically become the same number of common shares of Arch Capital Group-Bermuda without any further action by you. The reorganization may be a taxable transaction to you, depending on the tax basis in your shares of Arch Capital Group-Delaware. We expect the common shares of Arch Capital Group-Bermuda to be listed on the Nasdaq National Market under the same symbol as Arch Capital Group-Delaware
(ACGL).

     At the annual meeting you will also be asked to re-elect three directors to our board of directors and to approve the selection of our independent accountants.

     This proxy statement (which includes a prospectus relating to the issuance to you in the reorganization of the common shares in Arch Capital Group-Bermuda) provides you with detailed information regarding the reorganization. Along with the benefits mentioned above, the reorganization will result in important changes to your rights as a shareholder and entails risks, and we encourage you to read this entire document carefully.

     Our board of directors has unanimously approved the reorganization and recommends that you vote for the reorganization and the other proposals.

     Your vote is very important. Whether or not you plan to attend the meeting, please sign the enclosed proxy card and mail it promptly in the enclosed envelope. We urge you to join us in supporting this important opportunity.

                                   Sincerely,

                                   [signature logo]
                                   Robert Clements
                                   Chairman of the Board


     You should carefully consider the risk factors beginning on page 7. Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

     This proxy statement/prospectus is dated __________, 2000 and is first being mailed to stockholders on or about , 2000.

                             ARCH CAPITAL GROUP LTD.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



Time:             (local time)

Date:                       , 2000

Place:   Arch Capital Group Ltd.
         20 Horseneck Lane
         Greenwich, Connecticut  06830

Purpose:

     To consider and vote on the following proposals:

     o To approve and adopt the agreement and plan of merger, dated as of , 2000, among Arch Capital Group Ltd., a Delaware corporation ("Arch Capital Group-Delaware"), Arch Capital Group Ltd., a Bermuda company ("Arch Capital Group-Bermuda"), and Arch Merger Corp., pursuant to which Arch Capital Group-Bermuda will become the parent holding company of Arch Capital Group-Delaware, and to approve the transactions contemplated thereby.

     o To re-elect three directors to serve for a term of three years or until their respective successors are elected and qualified.

     o To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2000.

     To conduct other business if properly raised.

     Only stockholders of record as of the close of business on __________, 2000 may vote at the meeting.

     Your vote is very important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

                                [signature logo]
                                Louis T. Petrillo
                                Senior Vice President, General
                                Counsel and Secretary

Greenwich, Connecticut
               , 2000

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET............................................................1
RISK FACTORS..................................................................7
THE ANNUAL MEETING...........................................................16
   Time and Place............................................................16
   Proposals.................................................................16
   Record Date; Voting at the Annual Meeting.................................16
   Quorum; Votes Required for Approval.......................................16
   Voting and Revocation of Proxies..........................................17
   Solicitation of Proxies...................................................17
   Other Matters.............................................................17
THE REORGANIZATION...........................................................19
   General...................................................................19
   Background and Reasons for the Reorganization.............................19
   The Merger Agreement......................................................21
   Regulatory Approvals......................................................22
   Rights of Dissenting Stockholders.........................................22
   Exchange of Share Certificates............................................22
   Stock-Based Compensation Plans............................................23
   Nasdaq National Market Trading............................................23
   Accounting Treatment......................................................23
SELECTED HISTORICAL FINANCIAL DATA...........................................24
DESCRIPTION OF AUTHORIZED SHARES OF ARCH CAPITAL GROUP-BERMUDA...............25
   Share Capital.............................................................25
   Shareholders Meetings.....................................................25
   Voting Limitation.........................................................26
   Shareholder Proposals.....................................................26
   Board of Directors........................................................27
   Dividends.................................................................27
   Repurchases of Shares.....................................................27
   Interested Shareholder Provisions.........................................28
   Anti-Takeover Effects.....................................................29
COMPARISON OF RIGHTS OF SHAREHOLDERS.........................................32
MATERIAL TAX CONSIDERATIONS..................................................39
   United States Federal Income Tax Consequences.............................39
   Bermuda Tax Consequences..................................................43
BERMUDA REGULATORY MATTERS...................................................45
ELECTION OF DIRECTORS........................................................47
   Nominees..................................................................47
   Continuing Directors and Executive Officers...............................47
   Board of Directors' Meetings and Committees...............................49
   Compensation Committee Interlocks and Insider Participation...............50
EXECUTIVE COMPENSATION.......................................................51
   Summary Compensation Table................................................51
   Aggregated 1999 Fiscal Year-End Option Values.............................52
   Employment Agreements and Termination of Employment Arrangements..........52
   Change in Control Arrangements............................................53
   Director Compensation.....................................................56

   Report of the Compensation Committee of the Board of Directors............56
PERFORMANCE GRAPH............................................................60
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............61
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................65
   Equity Advisory Agreement.................................................65
   Trident II, L.P...........................................................65
   Fixed Income Advisory Agreement...........................................66
   XL Capital Stock Repurchase...............................................66
   Other Transactions........................................................66
   Designation of Directors..................................................68
   Registration Rights.......................................................69
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS....................69
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS............................70
LEGAL MATTERS................................................................70
EXPERTS......................................................................70
WHERE YOU CAN FIND MORE INFORMATION..........................................70
SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING............................72


ANNEX A -- Agreement and Plan of Merger
ANNEX B -- Memorandum of Association of Arch Capital Group-Bermuda ANNEX C -- Bye-Laws of Arch Capital Group-Bermuda

                               SUMMARY TERM SHEET

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the reorganization more fully and for a more complete description of its legal terms, you should read carefully this entire document, including the merger agreement and the memorandum of association and bye-laws of Arch Capital Group-Bermuda, which are included in this proxy statement/prospectus as annexes.

     In this document, "we," "us," "our" and "our company" refer to Arch Capital Group-Delaware and its subsidiaries or Arch Capital Group-Bermuda and its subsidiaries, as the context requires, and "you" refers to the stockholders of Arch Capital Group-Delaware or the shareholders of Arch Capital Group-Bermuda, as the context requires.

The Annual Meeting (see pages 16 to 18)

Time and Place                     The annual meeting will be held at
                                   [time] (local time) on , 2000 at our offices at 20 Horseneck Lane, Greenwich, Connecticut
                                   06830.

Proposals                          At the meeting, you will consider and vote on
                                   the following proposals:

                                   o  To approve and adopt the agreement and
                                      plan of merger, dated as of __________,
                                      2000, among Arch Capital Group Ltd., a
                                      Delaware corporation ("Arch Capital
                                      Group-Delaware"), Arch Capital Group Ltd., a Bermuda company ("Arch Capital Group-Bermuda"), and Arch Merger Corp., pursuant to which Arch Capital Group-Bermuda will become the parent holding company of Arch Capital Group-Delaware, and to approve the transactions contemplated thereby.

                                   o To re-elect three directors to serve for a term of three years or until their respective successors are elected and qualified.

                                   o  To ratify the selection of
                                      PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2000.

Voting and Revocation of Proxies   All stockholders of record as of ___________,
                                   2000 are entitled to vote at the meeting. The affirmative vote of a majority of our outstanding shares is necessary to approve the reorganization. The election of directors will be determined by a plurality of the votes cast. The affirmative vote of a majority of the shares represented at the annual meeting will be required for the ratification of the selection of
                                   PricewaterhouseCoopers LLP as our independent accountants.

                                   Even if you plan to attend the meeting,
                                   please sign and return your proxy card. Any proxy may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either filing with us a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, or attending the annual meeting and voting in person. See "The Annual Meeting--Voting and Revocation of Proxies."

                                   Your vote is very important. Please sign, date and return the proxy card as soon as possible.

The Reorganization (see pages 19-23)

General Before May 5, 2000, we were known as Risk Capital Holdings, Inc. and through our subsidiary, Risk Capital Reinsurance Company, we provided reinsurance and other forms of capital for insurance companies. On May 5, 2000, we sold our reinsurance operations to Folksamerica Reinsurance Company and changed our name to Arch Capital Group Ltd. Our current business plan is to serve as a vehicle to effect business combinations with one or more operating companies, whether in whole or in part.

                                   In July 2000, we formed Arch Capital
                                   Group-Bermuda and Arch Merger Corp. to
                                   accomplish the proposed reorganization.
                                   Neither company has any significant assets or capitalization or has engaged in any business or activities other than in connection with the reorganization.

                                   Pursuant to the merger agreement, we will become a wholly-owned subsidiary of Arch Capital Group-Bermuda and our stockholders will become shareholders of and own all of the outstanding share capital of Arch Capital Group-Bermuda.

                                   After the reorganization, Arch Capital
                                   Group-Bermuda will carry on the holding
                                   company functions currently conducted by Arch Capital Group-Delaware.

Reasons for the Reorganization     The establishment of a Bermuda holding
                                   company for Arch Capital Group-Delaware
                                   should allow us to benefit from more
                                   favorable business, tax, regulatory and
                                   financing environments. Our current corporate structure is such that our worldwide income is subject, either immediately or eventually, to U.S. taxation. After the reorganization, we will be taxed in the United States only on that portion of our worldwide income that is attributable to the United States or our United States subsidiaries, and we will not be taxed on capital gains on U.S. investments or, except for applicable withholding taxes, on interest or dividends from U.S. sources.
                                   In addition, this reorganization will offer us greater flexibility in structuring international business activities.

Costs and Risks                    You may be required to pay U.S.
                                   federal income tax as a result of the
                                   reorganization. In addition, there will be differences in

                                   U.S. income tax consequences arising out of your ownership or disposition of Arch Capital Group-Bermuda common shares as compared to ownership or disposition of Arch Capital Group-Delaware common stock. See "--Material Tax Considerations" below.

                                   There are differences between Delaware and Bermuda corporate law which will affect your rights as a shareholder. In addition, there are differences between Arch Capital Group-Delaware's certificate of incorporation and by-laws and Arch Capital Group-Bermuda's memorandum of association and bye-laws.

                                   Please read the section entitled "Risk
                                   Factors" carefully for a description of the material costs and risks of the reorganization.

Board Recommendation (see page 21) Our board of directors recommends that you vote FOR the reorganization and the other proposals.

Trading (see page 23)              Arch Capital Group-Delaware common stock is
                                   currently traded on the Nasdaq National
                                   Market under the symbol "ACGL." We expect that, following the reorganization, Arch
                                   Capital Group-Bermuda common shares will be traded on the Nasdaq National Market under the same symbol. The reorganization will not affect your right to trade your shares, either before or after it is completed.

Material Tax Considerations (see pages 38-42)

Taxation of Stockholders           The reorganization will cause you to
                                   recognize gains (but not losses) on your shares equal to the excess, if any, of the market value of those shares on the date the reorganization is consummated over your tax basis in those shares. Your tax basis in the shares will be stepped up accordingly.

                                   After the reorganization, if Arch Capital
                                   Group-Bermuda is or becomes a passive foreign investment company ("PFIC"), then, unless the shareholder makes either a "qualified electing fund" election ("QEF election") or a "mark-to-market" election, the shareholder generally will be subject to tax upon the disposition of appreciated Arch Capital Group-Bermuda shares or upon certain distributions as if the gain or distribution were ordinary income earned ratably and subject to tax at the highest rate applicable to the U.S. holder over the period during which the Arch Capital Group-Bermuda common shares were held, including any periods in which Arch Capital Group-Bermuda was not a PFIC, and will be subject to an interest charge on the deferred tax. Neither the QEF election nor the mark-to-market election is permitted with respect to warrants or options held by U.S. holders, but they may be able to mitigate the adverse tax consequences of PFIC status by means of a "purge" election.

                                   Dividends paid by Arch Capital Group-Bermuda will not qualify for the dividends received deduction otherwise generally available to corporate shareholders with respect to dividends from U.S. corporations.

                                   We urge you to consult your own tax advisor regarding your particular tax consequences.

Taxation of Arch Capital           After the reorganization, Arch Capital
Group-Bermuda                      Group-Bermuda will be subject to U.S. federal
                                   income tax only to the extent that it derives
                                   U.S. source income that is subject to U.S.
                                   withholding tax or income that is effectively connected with the conduct of a trade or business within the United States and is not exempt from U.S. tax under an applicable income tax treaty with the United States. Our
                                   U.S. subsidiaries will continue to be subject to U.S. tax on their worldwide income.

                                   As a Bermuda holding company which will
                                   directly own U.S. investments, we will not be subject to U.S. income tax on capital gains, interest income or dividend income. We will be subject to a withholding tax on dividends from U.S. investments and interest from certain U.S. payers.

Rights of Dissenting Shareholders  You will not have dissenters' appraisal
(see page 22)                      rights in connection with the reorganization.

Accounting Treatment (see page 23) The reorganization will be accounted for in a manner similar to a pooling of interests among companies within common control and, therefore, there will be no change in accounting as a result of the reorganization.

                 Summary Historical and Pro Forma Financial Data

     The following tables set forth unaudited pro forma condensed consolidated financial data for the six months ended June 30, 2000 and for the year ended December 31, 1999 and condensed consolidated historical data at June 30, 2000 and for the six months then ended and for the year ended December 31, 1999.

     The unaudited pro forma condensed consolidated financial data have been derived from the unaudited pro forma condensed consolidated financial information which is incorporated by reference into this proxy statement/prospectus. They give pro forma effect to the sale of our reinsurance business to Folksamerica which occurred on May 5, 2000 as if that transaction had occurred on January 1, 1999. The unaudited pro forma condensed consolidated financial data are presented for illustrative purposes only and are not indicative of the results of operations that would have occurred if the transaction had been completed on January 1, 1999, nor are they necessarily indicative of our future operating results.

     Our selected consolidated historical data set forth below are derived from our consolidated financial statements and should be read in conjunction with the consolidated financial statements and the related notes, which are incorporated by reference into this proxy statement/prospectus. The financial data presented below for unaudited interim periods are not necessarily indicative of results which may be expected for any other interim or annual period. See "Where You Can Find More Information."

                                                       Six Months                        Year
                                                          Ended                          Ended
                                                      June 30, 2000                December 31, 1999
                                               ---------------------------    ---------------------------
                                                Pro forma      Historical      Pro forma      Historical
                                               -----------   -------------    -----------   -------------
                                                       (Dollars in thousands, except share data)

Net premiums earned                                      --       $87,530            --         $311,368
Net investment income                                $5,448         9,547        $9,920           20,173
Gain on sale of reinsurance operations                   --         2,191            --
Net realized investment gains (losses)               28,933        28,933        18,419           17,227
Total revenues                                       34,381       128,201        28,339          348,768
Net income (loss)                                    21,316         3,256        16,813         ($32,436)
Comprehensive income (loss)                        ($20,060)     ($32,790)       $1,516         ($52,286)

Per Share Data
Basic and diluted net income (loss)                   $1.53         $0.23         $0.98           ($1.90)

Basic and diluted comprehensive income (loss)        ($1.44)       ($2.35)        $0.09           ($3.06)

Average shares outstanding
     Basic                                       13,948,267    13,948,267    17,086,732       17,086,732
     Diluted                                     13,949,503    13,949,503    17,086,808       17,086,808

Cash dividend per share                            --             --              --             --


                                  June 30, 2000
                    -----------------------------------------
                                   Historical
                    -----------------------------------------
                    (Dollars in thousands, except share data)

Balance Sheet Data
Cash and invested assets                   $259,252
Total assets                                268,583
Stockholders' equity                        254,905
Book value per share
     Basic                                  $20.56
     Diluted                                $20.56
Shares outstanding
     Basic                                12,400,117
     Diluted                              12,400,117

                                  RISK FACTORS

     In deciding whether to approve the reorganization, you should consider the following risk factors carefully as well as the other information in this document.

              Cautionary Note Regarding Forward-Looking Statements

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. All statements other than statements of historical fact included in or incorporated by reference in this proxy statement/prospectus are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology.

     Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors relating to our existing business that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this proxy statement/prospectus and include:

     o ineffectiveness or obsolescence of our business strategy, including the planned reorganization, due to changes in current or future economic or market conditions or changes in U.S. tax or other law, rule, regulation or policy or the interpretation or enforcement thereof, including those resulting from changes in the U.S.-Bermuda tax treaty, changes in OECD policy or changes in the political climate of Bermuda; and

     o developments in the world's financial and capital markets which, among other things, adversely affect the performance of our operating subsidiaries or investments or the availability, on terms deemed attractive to our company, of new investments or acquisitions.

     All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                      Risks Relating to the Reorganization

We May Choose to Defer or Abandon the Reorganization.

     The merger may be terminated, and the reorganization abandoned, at any time, by action of the board of directors of Arch Capital Group-Delaware, whether before or after the annual meeting. While we currently expect the reorganization to take place soon after the annual meeting, the board of directors of Arch Capital Group-Delaware may defer the reorganization for a significant time or may abandon the reorganization after, as well as before, the annual meeting for economic, strategic or other reasons.

We Will Become Subject to Changes in Bermuda Law or Political Circumstances.

     Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we expect to obtain from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act, 1966, an undertaking that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of the tax will not be applicable to us or our operations until March 28, 2016. We could be subject to taxes in Bermuda after that date. This undertaking does not, however, prevent the imposition of taxes on any person ordinarily resident in Bermuda or any company in respect of its ownership of real property or leasehold interests in Bermuda.

     Bermuda's political structure is based upon a parliamentary system with two major parties, the United Bermuda Party and the Progressive Labour Party. In the most recent election, the Progressive Labour Party gained control of the legislative branch for the first time over the incumbent United Bermuda Party. To date, the government's financial and regulatory policies have not been changed in ways that we believe would materially affect us or our shareholders.

Some of Your Rights as a Shareholder Will Change as a Result of the Reorganization.

     Because of differences in Delaware law and Bermuda law and differences in the governing documents of Arch Capital Group-Delaware and Arch Capital Group-Bermuda, your rights as a shareholder will change if we complete the reorganization.

     The most significant differences are:

     o Subject to certain exceptions, the voting rights of any person that owns (directly, indirectly or constructively) shares that confer more than 9.9% of the total voting power of the voting shares of Arch Capital Group-Bermuda will be limited to 9.9% of such total voting power. This provision is intended to prevent our company from being characterized as a controlled foreign corporation under the U.S. Internal Revenue Code, which could cause U.S. persons owning 10% or more of our shares to suffer adverse U.S. tax consequences.

     o Subject to certain exceptions, the voting rights of any group (defined as two or more persons acting as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the relevant securities) that owns (directly, indirectly or constructively) shares that confer more than 9.9% of the total voting power of the voting shares of Arch Capital Group-Bermuda will be limited to 9.9% of such total voting power.

     o The authorized share capital of Arch Capital Group-Bermuda consists of 200,000,000 common shares and 50,000,000 preference shares, whereas the authorized share capital of Arch Capital Group-Delaware consists of 80,000,000 shares of common stock and 20,000,000 shares of preferred stock.

     o Shareholders' rights to bring derivative suits will be more limited than under Delaware law.

     See the section of this proxy statement/prospectus entitled "Comparison of Rights of Shareholders" for a description of these and other differences. See also the section entitled "Description of Authorized Shares of Arch Capital Group-Bermuda" for a description of these and other provisions in the bye-laws of Arch Capital Group-Bermuda and under Bermuda law that could have anti-takeover effects. Such provisions could discourage unsolicited takeover bids from third parties or the removal of incumbent management. As a result, it may be less likely that you will receive premium prices for your shares in an unsolicited takeover of our company by another party.

We May Become Subject to U.S. Corporate Income Taxes.

     Arch Capital Group-Bermuda and its non-U.S. subsidiaries intend to operate their business in a manner that will not cause them to be treated as engaged in a trade or business in the United States and, thus, will not be required to pay U.S. federal corporate income taxes (other than withholding taxes on certain U.S. source investment income). However, because there is uncertainty as to the activities which constitute being engaged in a trade or business within the United States, there can be no assurances that the U.S. Internal Revenue Service will not contend successfully that Arch Capital Group-Bermuda or a non-U.S. subsidiary is engaged in a trade or business in the United States. If Arch Capital Group-Bermuda or any of its non-U.S. subsidiaries were subject to U.S. income tax, Arch Capital Group-Bermuda's shareholders' equity and earnings could be materially adversely affected. See "Material Tax Considerations--United States Federal Income Tax Consequences." In addition, certain U.S. insurance companies have been lobbying Congress to pass legislation intended to remove certain perceived tax advantages of U.S. insurance companies with Bermuda affiliates. Such legislation or similar legislation, if passed, and other changes in U.S. tax laws and regulations and interpretations thereof could adversely affect our ability to benefit from the reorganization.

You May Suffer Adverse Tax Consequences if We Are Classified as a Passive Foreign Investment Company.

     In connection with our current business plan, we intend to acquire all or a portion of one or more operating companies. If we own less than 25% of the equity of one of these investee companies, then the value of our investment in the investee company will be characterized as passive assets and the income from the investee company will be characterized as passive income. If 50% or more of our total assets or 75% or more of our total gross income is characterized as passive, we will be deemed to be a passive foreign investment company ("PFIC") under the Internal Revenue Code. Conversely, under a look-through rule, our equity ownership of 25% or more of our investee companies would result in a proportionate share of the investee company's assets (as long as the investee company is involved in an active business) being treated as active assets of ours. Under an exception for start-up companies, Arch Capital Group-Bermuda should not be a PFIC for its first taxable year if it is not a PFIC in its second and third years.

     If we were to be classified as a PFIC, then capital gains of any of our United States shareholders allocable to the period of time following the reorganization would be considered ordinary income for tax purposes, even if we are not deemed to be a PFIC for that entire period. In addition, a U.S. shareholder would owe interest on the tax on that gain as if it had realized the capital gain in equal annual installments over the period it held our shares. Shareholders could avoid the PFIC interest charge if they mark their shares to market each year and pay ordinary income tax on that gain. A U.S. shareholder may avoid some of the adverse tax consequences of owning shares in a PFIC by making a qualified electing fund ("QEF") election. A QEF election is revocable only with the consent of the Internal Revenue Service and has the following consequences to a shareholder:

     o For any year in which the company is not a PFIC, no income tax consequences would result.

     o For any year in which the company is a PFIC, the shareholder would include in its taxable income a proportionate share of the company's net ordinary income and net capital gains.

Neither the QEF election nor the mark-to-market election is permitted with respect to warrants or options held by U.S. holders, but they may be able to mitigate the adverse tax consequences of PFIC status by means of a "purge" election.

     Our current intention is to ensure that more than 50% of our investments are in operating companies in which we own an equity interest of 25% or more and to take such other steps as are necessary so as not to be classified as a PFIC. While we believe that we will take adequate measures to avoid being characterized as a PFIC, we cannot assure you that we will be successful in doing so. In addition, we may incur significant costs to avoid being characterized as a PFIC, including through the disposition of securities in investee companies at depressed prices or at otherwise unfavorable times.

     See "Material Tax considerations--United States Federal Income Tax Consequences--Taxation of Arch Capital Group Ltd. Shareholders--After the Reorganization--Passive Foreign Investment Company Rules."

We May Incur Significant Costs to Avoid Investment Company Status and May Suffer Other Material Adverse Consequences if Deemed to Be an Investment Company.

     We may incur significant costs to avoid investment company status and may suffer other material adverse consequences if deemed to be an investment company under the Investment Company Act of 1940. Some equity investments in other businesses made by us to date and in the future constitute or may constitute investment securities under the Investment Company Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. Investment companies are subject to registration under, and compliance with, the Investment Company Act unless an exclusion applies. However, there is no provision (except by special SEC order) for a non-U.S. company to register as an investment company under the Investment Company Act. If we were deemed to be an investment company and could not rely on an exclusion, we would be prohibited from engaging in business or issuing securities in the United States and might be subject to civil and criminal penalties for noncompliance. In addition, in such case, certain of our contracts might be voidable, and a court-appointed receiver could take control of us and liquidate our business.

     Our investment securities currently comprise more than 40% of our assets. Since the sale of our reinsurance operations to Folksamerica Reinsurance Company, we have relied on a one-year exclusion from regulation under the Investment Company Act for transient investment companies. Other exclusions may become available, but if at any time we could not rely on an exclusion, we would attempt to reduce our investment securities as a percentage of our total assets. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of assets that do not constitute investment securities. These sales may be at depressed prices and we may never realize the anticipated benefits from, or may incur losses on, these investments. We may not be able to sell some investments because of contractual or legal restrictions or our inability to locate a buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to purchase additional investment securities that may be important to our future operating strategy. We may not be able to identify and acquire suitable assets that do not constitute investment securities on acceptable terms.

The Reorganization May Cause Us to Forfeit Certain Tax Benefits.

     As of June 30, 2000, our reinsurance subsidiary had approximately $35 million of net operating losses. If we had sufficient current taxable income to offset these net operating losses, we would save, on a present value basis, approximately $12.3 million in tax payments. The present value of the tax savings would continue to diminish so long as we do not have sufficient taxable income to use the net operating losses.

     Since Arch Capital Group-Bermuda is a Bermuda holding company not subject to U.S. tax, it will not be able to utilize the net operating losses. Our U.S. reinsurance subsidiary and its consolidated U.S. group in-cluding its U.S. parent and existing and prospective sister companies and subsidiaries will continue to be able to use the net operating losses, subject to all of the applicable limitations under the Internal Revenue Code. However since prior to the reorganization, our reinsurance subsidiary will make a distribution to us of all of its assets other than a minor portion of its investments, the net operating losses will be usable only against the income of this lower asset base, approximately $40 million. It is likely therefore that most of the net operating losses will not be usable unless the U.S group acquires income producing businesses.

     Our reinsurance subsidiary also had a deferred tax asset, net of a valuation allowance recorded on its balance sheet, of approximately $5 million subsequent to the sale of our reinsurance operations to Folksamerica. A future valuation allowance may be necessary for a portion or all of the deferred tax asset to the extent that future taxable income is believed to be insufficient to realize a portion or all of such deferred tax asset.

The Public Market for Arch Capital Group-Bermuda Common Shares May Be Limited.

     There can be no assurance that an active trading market for Arch Capital Group-Bermuda common shares will develop or be maintained. The Arch Capital Group-Bermuda common shares may be less attractive than Arch Capital Group-Delaware common stock to investors who invest primarily in U.S. companies. In addition, historically, the market prices for securities of non-operating companies in the business of seeking mergers and acquisitions have been highly volatile. The market price of our common shares could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for our common shares, announcements of potential business combinations and changes in the industry or industries which we may enter, as well as general economic and market conditions. We anticipate that Arch Capital Group-Bermuda common shares will be quoted on the Nasdaq National Market following the reorganization. We expect to continue to file and be current in our Securities Exchange Act reports as we pursue our business objectives. Accordingly, we expect that the common shares will continue to be quoted on the Nasdaq National Market.

The Enforcement of Civil Liabilities Against Us May Be More Difficult.

     If the reorganization is consummated, we will be a Bermuda company and in the future some of our officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of the assets of Arch Capital Group-Bermuda and of those persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon those persons or to enforce in United States courts judgments obtained against those persons. Arch Capital Group-Bermuda will irrevocably agree that it may be served with process with respect to actions based on offers and sales of securities made in the United States by having The Corporation Trust Company, Wilmington, Delaware 19801, be its United States agent appointed for that purpose.

     Arch Capital Group-Bermuda has been advised by its Bermuda counsel, Conyers Dill & Pearman, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by a court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. Arch Capital Group-Bermuda also has been advised by Conyers Dill & Pearman that a final and conclusive judgment obtained in a court in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts support-ing the underlying judgment, as long as: (1) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda; and (2) the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law. A Bermuda court may impose civil liability on Arch Capital Group-Bermuda or its directors or officers in a suit brought in the Supreme Court of Bermuda against Arch Capital Group-Bermuda or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

                           Other Risks of the Company

We May Have No Operating History in Our New Line of Business.

     The company's current objective is to serve as a vehicle to effect business combinations and ventures, whether by acquiring all or a portion of companies, merger, exchange of stock or otherwise, with one or more operating companies that the board believes will have potential to increase stockholder value. These business combinations and ventures may be with companies that are not in the insurance business. The company may cease to pursue this business objective at any time and may also consider alternatives. We may have had no operating history in our new line of business, although members of our board of directors have broad business experience. Accordingly, there can be no assurance that our future operations will generate cash flows or operating or net income, and our prospects must therefore be considered in light of the risks, expenses, problems and delays inherent in acquiring and/or establishing a new business. We and our stockholders may suffer a substantial loss should the new business plan prove to be unsuccessful.

     Our success will depend to a large extent on the operations, financial condition and management of the companies in which we may acquire interests or with which we may merge. Further, these ventures may involve financial and operational risks. Financial risks include the possible incurrence of indebtedness by us in order to effect the acquisitions and the consequent need to service that indebtedness. Operational risks include the possibility that a venture does not ultimately provide the benefits we had originally anticipated while we continue to incur operating and other expenses. In addition, if we make a strategic investment by acquiring a minority interest in a company, we may lack elements of control over the operations and strategy of the business in which we invested. Furthermore, we may attempt to invest in highly leveraged operating companies. Investing in highly leveraged companies entails many risks, including the risks that the investee companies may be subject to restrictive operating and financing covenants which could reduce their flexibility and the increased likelihood that the investee companies may enter bankruptcy if they cannot meet their obligations when due. We cannot assure you that we will be successful in identifying new operating businesses, completing and financing business combination or venture transactions on favorable terms, or operating our new business successfully. In implementing our strategy, we will attempt to minimize the risk of unexpected liabilities and contingencies associated with our new operating businesses through planning, investigation and negotiation, but unexpected liabilities and contingencies may nevertheless accompany such transactions.

We Cannot Specify the Exact Nature of the Business Risks We May Encounter in the Future.

     We have not identified the business opportunities and businesses in which we will attempt to obtain an interest. We therefore cannot describe the specific risks presented by such businesses. To the extent that we effect a business combination with or invest in a financially unstable company or an entity in its early stage of development or growth (including entities without established records of revenues or income), we will become subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, to the extent that we effect a business combination with an en-tity in an industry characterized by a high level of risk, we will become subject to the unascertainable risks of that industry. An extremely high level of risk frequently characterizes industries which experience rapid growth. Although we will endeavor to evaluate the risks inherent in a particular new operating business or industry, we cannot assure you that we will properly ascertain or assess all such risks. Such new operating business may involve an unproven product, technology or marketing strategy, the ultimate success of which cannot be assured. The new operating businesses may be in competition with larger, more established firms that have competitive advantages over us. Our investment in a business opportunity may be highly illiquid and could result in a total loss to us if the opportunity is unsuccessful.

We May Need to Secure Additional Financing to Carry Out Our Business Plan.

     We may be required to raise cash to consummate a business combination, to provide funds for an additional infusion of capital into a new operating business or to fund any share repurchases we may make. The amount and nature of any borrowings by us will depend on numerous considerations, including our capital requirements, our perceived ability to meet debt service on any such borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. If we are able to raise additional funds through the incurrence of debt, and we do so, we would likely become subject to restrictive financial covenants. Additionally, to the extent that debt financing ultimately proves to be available, any borrowings may subject us to various risks and restrictions traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to service that indebtedness. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current shareholders would be diluted, our earnings and book value per share could be diluted and, if such equity securities take the form of preferred stock, the holders of such preferred stock may have rights, preferences or privileges senior to those of holders of common stock. We are not currently in discussions, nor have we had any discussions, with respect to obtaining any debt or equity financing. We cannot assure you that we will be able to raise equity capital, obtain capital lease or bank financing or incur other indebtedness to fund any business combination or the working capital and other capital requirements of a new operating business on terms deemed by us to be commercially acceptable and in our best interests.

Our Ability to Attract and Retain Key Personnel May Be Limited.

     Our future success depends on our ability to attract and retain key management and other personnel with expertise required in connection with the acquisition and/or growth and development of a new business. We cannot assure you that we will be successful in attracting and retaining such executives and personnel. Inability to attract and retain qualified personnel and the loss of services of key personnel could have a material adverse effect on our ability to acquire and/or enter new businesses and on our results of operations.

We Will Face Intense Competition as We Seek to Complete Acquisitions and Other Business Combinations.

     We will be a small participant in the market of seeking mergers with and acquisitions of all or a portion of other entities. We expect to encounter intense competition from other entities having business objectives similar to ours. Many of these entities are well-established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater financial, technical, human and other resources than ours and we cannot assure you that we will have the ability to compete successfully. Our financial resources will be limited in comparison to those of many of our competitors. We cannot assure you that we will be able to achieve our stated business objectives.

We May Issue New Equity in Order to Help Attain Our New Business Plan.

     Generally, the board of directors has the power to issue new equity (to the extent of authorized shares) without stockholder approval, except that stockholder approval may be required under applicable law or Nasdaq National Market rules for certain transactions. We may issue new equity to raise additional capital in connection with a business combination or venture transaction with an operating business. Any additional issuance by us would have the effect of diluting the percentage ownership of our stockholders, could have the effect of diluting our earnings and our book value per share, could result in stockholders of another company obtaining a controlling interest in us, and could result in the adverse tax consequences described above. We have no current arrangement, agreement or understanding with respect to the sale or issuance of any new equity.

We Recently Sold Our Reinsurance Operations, and May Have Liability to the Purchaser and Continuing Liability on Our Reinsurance Operations.

     On May 5, 2000, we sold our reinsurance operations to Folksamerica. In connection with that sale, we made extensive representations and warranties about us and our reinsurance operations, some of which survived the closing of the asset sale. Breach of these representations and warranties could result in liability to us. We also retained our tax and employee benefit liabilities and other liabilities not assumed by Folksamerica, including all liabilities not arising under our reinsurance subsidiary's reinsurance agreements transferred to Folksamerica.

     In consideration for the transfer of our reinsurance subsidiary's book of business, Folksamerica paid $20.084 million (net of a credit equal to $251,000 granted to Folksamerica for certain tax costs) in cash at the closing, subject to post-closing adjustments based on an independent actuarial report of the claims liabilities transferred and an independent audit of the net assets sold. Following the completion of such report and audit, the parties agreed upon net post-closing adjustments in the amount of approximately $3.2 million payable by us, which consisted of a $4.2 million reduction in the purchase price less $1 million in net book value of the assets and liabilities actually transferred at closing.

     Under the terms of the agreement, $20 million of the purchase price was placed in escrow for a period of five years. These funds will be used primarily to reimburse Folksamerica to the extent that the loss reserves (which were $35.1 million at March 31, 2000) relating to business produced on behalf of our reinsurance subsidiary by a certain managing underwriting agency are deficient as measured at the end of such five year period. To the extent that such loss reserves are redundant, all of the escrowed funds will be returned to us and Folksamerica will pay us an amount equal to such redundancy. In connection with the escrow arrangement, we will record a loss in an amount equal to any probable deficiency in the related reserve that may become known during or at the end of the five year period.

     In addition, our reinsurance subsidiary may retain exposure on the reinsurance agreements that were transferred to Folksamerica. Following the closing of the asset sale, Folksamerica began notifying the reinsureds under the in-force reinsurance agreements that it has assumed our reinsurance subsidiary's obligations and that, unless the reinsureds object to the assumption, our reinsurance subsidiary will be released from its obligations to those reinsureds. None of such reinsureds object to the assumption and, accordingly, the gross liabilities for such business have been removed from the accounts of our reinsurance subsidiary for statutory and GAAP accounting purposes. However, our reinsurance subsidiary will continue to be liable under those reinsurance agreements if the reinsureds object to the release from its obligations or the notice is found not to be an effective release by the reinsureds. Folksamerica has agreed to indemnify us for any losses arising out of the reinsurance agreements transferred to it in the asset sale. However, in the event that Folksamerica refuses or is unable to perform its obligations to us, our reinsurance subsidiary may incur losses relating to the reinsurance agreements transferred in the asset sale.

We Currently Do Not Anticipate Paying Dividends.

     Arch Capital Group-Bermuda, like Arch Capital Group-Delaware, will be a holding company with no operations or significant assets other than by reason of its ownership of the capital stock of its subsidiaries. Future dividends and other permitted payments from such subsidiaries are expected to be Arch Capital Group-Bermuda's principal source of funds to pay expenses and any dividends. Arch Capital Group-Bermuda's subsidiaries' ability to pay dividends, as well as Arch Capital Group-Bermuda's ability to pay dividends, is, and is expected to be, subject to regulatory, contractual and other constraints.

     Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent upon such constraints, as well as our results of operations, financial condition and other factors deemed relevant by our board of directors. Our board of directors currently does not intend to declare dividends or make any other distributions.

                               THE ANNUAL MEETING

     We are furnishing this proxy statement/prospectus to holders of our common stock in connection with the solicitation of proxies by our board of directors at the annual meeting, and at any adjournments and postponements of the meeting.

Time and Place

     The annual meeting will be held at [time] (local time) on __________, 2000 at our offices, located at 20 Horseneck Lane, Greenwich, Connecticut 06830.

Proposals

     At the annual meeting, our stockholders will consider and vote on the following proposals:

     o To approve and adopt the agreement and plan of merger, dated as of , 2000, among Arch Capital Group-Delaware, Arch Capital Group-Bermuda and Arch Merger Corp., pursuant to which Arch Capital Group-Bermuda will become the parent holding company of Arch Capital Group-Delaware, and to approve the transactions contemplated thereby.

     o To re-elect three directors to serve for a term of three years or until their respective successors are elected and qualified.

     o To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2000.

Record Date; Voting at the Annual Meeting

     The board of directors has fixed the close of business on , 2000 as the record date for determination of the stockholders entitled to notice of and to vote at the annual meeting and any and all postponements or adjournments of the meeting. On the record date, there were approximately shares of common stock outstanding and entitled to vote, which were held by holders of record and approximately beneficial holders. Each holder of record of common stock on the record date is entitled to cast one vote per share. A stockholder may vote in person or by a properly executed proxy on each proposal put forth at the annual meeting.

Quorum; Votes Required for Approval

     The presence in person or by properly executed proxy of a majority of our common stock outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum. If a quorum is not present, the annual meeting may be adjourned from time to time until a quorum is obtained.

     The affirmative vote of a majority of our outstanding shares is necessary to approve the reorganization. Therefore, a failure to send in a signed proxy card or vote in person at the meeting will have the effect of a vote against the reorganization. The election of directors will be determined by a plurality of the votes cast. The affirmative vote of a majority of the shares represented at the annual meeting will be required for the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2000.

     Several of our officers and directors will be present at the annual meeting and available to respond to questions. Our independent accountants are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     An automated system administered by our transfer agent will tabulate votes cast by proxy at the annual meeting, and our transfer agent will tabulate votes cast in person.

Voting and Revocation of Proxies

     All stockholders should complete, sign and return the enclosed proxy card. All shares of common stock represented at the annual meeting by properly executed proxies received before or at the annual meeting, unless those proxies have been revoked, will be voted at the annual meeting, including any postponement or adjournment of the annual meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of the reorganization, the nominees to the board of directors and the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2000.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

     o filing, including by facsimile, with the Secretary of Arch Capital Group-Delaware, before the vote at the annual meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, or

     o    attending the annual meeting and voting in person.

     In order to vote in person at the annual meeting, stockholders must attend the annual meeting and cast their vote in accordance with the voting procedures established for the annual meeting. Attendance at a annual meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the annual meeting to Arch Capital Group Ltd., 20 Horseneck Lane, Greenwich, Connecticut 06830, Facsimile: (203) 861-4570,
Attention: Secretary.

Solicitation of Proxies

     Proxies are being solicited by and on behalf of the board of directors. We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitations. We will pay MacKenzie Partners, Inc. approximately $ plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards.

Other Matters

     As of the date of this proxy statement/prospectus, our board of directors knows of no matters that will be presented for consideration at the annual meeting, other than as described in this proxy statement/prospectus. If any other matters shall properly come before the annual meeting or any adjournments or postponements of the annual meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those mat-ters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our board of directors and management.

                               THE REORGANIZATION

General

     The board of directors of Arch Capital Group-Delaware has unanimously approved and declared advisable, and recommends that the stockholders of Arch Capital Group-Delaware approve and adopt, the merger agreement pursuant to which Arch Capital Group-Bermuda will become the parent holding company of Arch Capital Group-Delaware. After the consummation of the reorganization, Arch Capital Group-Bermuda will carry on the holding company functions currently conducted by Arch Capital Group-Delaware. The actual terms of the reorganization are contained in the merger agreement and memorandum of association. The merger agreement is included in this proxy statement/prospectus as annex A. The memorandum of association and bye-laws of Arch Capital Group-Bermuda are included in this document as annex B and annex C. We encourage you to read these documents carefully.

Background and Reasons for the Reorganization

     The board of directors has been considering the future business and operations of the company. On August 7, 2000, the board of directors approved a plan to redomesticate the company to Bermuda pursuant to the reorganization described in this proxy statement/prospectus. Among the positive factors considered by the board in making that determination were:

     o The establishment of a Bermuda holding company for Arch Capital Group-Delaware should allow us to benefit from more favorable business, tax, regulatory and financing environments.

     o Our current corporate structure is such that our worldwide income is subject, either immediately or eventually, to U.S. taxation. After the reorganization, we will be taxable in the United States only on that portion of our worldwide income that is attributable to the United States or our United States subsidiaries. As a Bermuda holding company which will directly own U.S. investments, we will not be subject to U.S. income tax on capital gains, interest income or dividend income. We will be subject to a withholding tax on dividends from U.S. investments and interest from certain U.S. payers.

     o We are presently able to redomesticate to Bermuda with minimal or no corporate tax cost because we have negative earnings and profits both for the current year and for the period since our inception on a cumulative basis.

     o If, in the future, we decide to establish a Bermuda reinsurance or insurance subsidiary, that subsidiary would be entitled to the benefits of the U.S./Bermuda tax treaty, which would exempt that subsidiary from U.S. income taxes unless it had a "permanent establishment" in the United States.

     o The reorganization will offer us greater flexibility in structuring international business activities. For example, our ability to pursue business combinations with non-U.S. entities, including Bermuda companies, may be enhanced.

     o Our shares may become more attractive to non-U.S. investors, and our visibility among the investment banking community may increase due to the perception of our enhanced tax and corporate structure.

     The board also took into account the following negative aspects of the reorganization:

     o The reorganization will cause shareholders to recognize capital gains (but not capital losses) on their shares equal to the excess, if any, of the market value of those shares on the date the reorganization is consummated over their tax basis in those shares.

     o We will be subject to changes in political circumstances or laws that may diminish or take away entirely the anticipated business, tax, financial and regulatory benefits of the reorganization.

     o Any of our income that is or may become attributable to the U.S. or U.S. subsidiaries will still be subject to U.S. taxation.

     o    We may be subject to taxation in jurisdictions other than the U.S.

     o Dividends paid by Arch Capital Group-Bermuda will not qualify for the dividends received deduction otherwise generally available to corporate shareholders.

     o After the reorganization, if Arch Group Capital-Bermuda is or becomes a PFIC, then, unless a U.S. shareholder makes either a QEF election or a "mark-to-market" election, the shareholder generally will be subject to tax upon the disposition of appreciated Arch Capital Group-Bermuda shares or upon certain distributions as if the gain or distribution were ordinary income earned ratably and subject to tax at the highest rate applicable to the U.S. holder over the period during which the Arch Capital Group-Bermuda common shares were held, including any periods in which Arch Capital-Bermuda was not a PFIC, and will be subject to an interest charge on the deferred tax. U.S. holders of warrants or options to acquire Arch Capital Group-Bermuda shares will be unable to make either of the foregoing elections and will be subject to PFIC taxation if Arch Capital Group-Bermuda is or becomes a PFIC, but they may be able to mitigate the adverse tax consequences of PFIC status by means of a "purge" election.

     o We will be further restricted in our ability to utilize the net operating losses of our reinsurance subsidiary and may need to record additional valuation allowances for the deferred tax asset on our balance sheet.

     o Our shares may become less attractive to investors who are seeking to invest in U.S. companies or who are subject to legal or internal restrictions on their ability to invest in non-U.S. companies.

     o Our activities in the United States will be restricted in order for us to avoid being deemed to be engaged in a U.S. trade or business, in which case we would become subject to U.S. corporate income and branch profits taxes on our effectively connected income.

     o We may become less attractive as a potential merger partner for a U.S. company, and the ability of U.S. companies to effect tax-free combinations with us will be more restricted.

     As a shareholder, you will be subject to some additional risks if the reorganization is completed, including:

     o There are differences between your rights as a shareholder of a corporation organized under Delaware law and your rights as a shareholder of a company organized under Bermuda law.

     o Our new governing documents will contain additional provisions that may discourage takeovers in which a third party might buy your shares from you at an acquisition premium.

     o The enforcement of civil liabilities against us may become more difficult.

     See "Risk Factors" for a more extensive discussion of the risks that you and the company will face in connection with the reorganization.

     The board of directors of Arch Capital Group-Delaware has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby and recommends that you vote in favor of the adoption and approval of the merger agreement and approval of the transactions contemplated thereby.

The Merger Agreement

     Pursuant to the merger agreement:

     o Arch Merger Corp. will be merged with and into Arch Capital Group-Delaware, with Arch Capital Group-Delaware being the surviving corporation.

     o Each outstanding share of Arch Capital Group-Delaware common stock (other than treasury shares) will be automatically converted into one Arch Capital Group-Bermuda common share.

     o Each outstanding share of Arch Merger Corp. common stock will be automatically converted into one share of Arch Capital Group-Delaware common stock.

     o The Arch Capital Group-Bermuda common shares outstanding prior to the effectiveness of the merger will be repurchased by Arch Capital Group-Bermuda for $1.00 per share, or $12,000 in the aggregate, and will be canceled. Treasury shares of Arch Capital Group-Delaware common stock will be canceled.

     As a result of the transactions described above, upon the effectiveness of the merger, Arch Capital Group-Delaware, as the surviving corporation in the merger, will become a subsidiary of Arch Capital Group-Bermuda, and all the common shares of Arch Capital Group-Bermuda outstanding immediately after the merger will be owned by former common stockholders of Arch Capital Group-Delaware.

     The members of the board of directors of Arch Capital Group-Delaware immediately prior to the reorganization will constitute the members of the board of directors of Arch Capital Group-Bermuda immediately after the reorganization. The officers of Arch Capital Group-Delaware immediately prior to the reorganization will be the officers of Arch Capital Group-Bermuda, with the same or corresponding titles.

     Arch Capital Group-Delaware will be renamed Arch Capital Group (U.S.) Inc.

     Amendment or Termination

     Our board of directors may amend, modify or terminate the merger agreement at any time before or after you approve it. After you approve the merger agreement, no amendment, modification or supplement may be made or effected that by law requires further approval by you without your approval.

     Conditions to Consummation of the Reorganization

     The reorganization will not be consummated unless the merger agreement is adopted by the majority of the holders of the outstanding shares of Arch Capital Group-Delaware and the government and regulatory approvals referred to in this proxy statement/prospectus are obtained. We cannot predict whether such approvals or consents will be obtained in a timely manner or, if obtained, whether the consent will include conditions that would be onerous or detrimental to us.

     Effective Time

     If you approve the merger agreement and it is not terminated by our board of directors, the reorganization will become effective at the close of business on the date that the certificate of merger is filed with the Delaware Secretary of State, or at such later time as may be specified in the certificate of merger. We anticipate that the reorganization will become effective promptly following the conditions to the reorganization are satisfied.

Regulatory Approvals

     Our reinsurance subsidiary is in the process of applying to the Nebraska Insurance Department for permission to distribute to us all of its assets other than statutory surplus of a minimum of $20 million required for it to maintain its insurance licenses and authorizations in the states in which it is currently licensed or authorized. We will not consummate the reorganization until our reinsurance subsidiary has received such permission and distributed to us all of its assets other than such statutory surplus plus any additional amount that the Nebraska Insurance Department requires it to retain in connection with the transfer of its reinsurance obligations to Folksamerica Reinsurance Company.

Rights of Dissenting Stockholders

     You will not have dissenters' appraisal rights under Delaware law in connection with the reorganization.

Exchange of Share Certificates

     As of the effective time of the reorganization, the holders of Arch Capital Group-Delaware common stock prior to the effective time will automatically become the owners of Arch Capital Group-Bermuda common shares, and, as of the effective time, will cease to be owners of Arch Capital Group-Delaware common stock. Stock certificates representing Arch Capital Group-Delaware common stock will, at the effective time, automatically represent Arch Capital Group-Bermuda common shares. Holders of Arch Capital Group-Delaware common stock will not be required to exchange their stock certificates as a result of the reorganization. Should you desire to sell some or all of your Arch Capital Group-Bermuda common stock after the effective time, delivery of the stock certificate or certificates which previously represented shares of Arch Capital Group-Delaware common stock (which may be in the former name of our company--Risk Capital Holdings, Inc.) will be sufficient. The proposed reorganization will not affect your right to sell shares of Arch Capital Group-Delaware before the effective time.

     Following the reorganization, certificates bearing the name of Arch Capital Group-Bermuda will be issued in the normal course upon surrender of certificates bearing the name of Arch Capital Group-Delaware for exchange or transfer. If you surrender a share certificate, and you request the new certificate to be issued in a name other than the one appearing on the surrendered certificate, you must endorse the share certificate or otherwise prepare it to be in proper form for transfer. You will be further required to pay Arch Capital Group-Bermuda or its agents any transfer taxes or other governmental charges required by reason of the issuance of a certificate registered in a name other than that appearing on the surrendered certificate and establish to the satisfaction of Arch Capital Group-Bermuda or its agents that those taxes or other governmental charges have been paid.

Stock-Based Compensation Plans

     The merger agreement provides that (1) upon consummation of the reorganization, Arch Capital Group-Bermuda will assume the stock-based compensation plans of Arch Capital Group-Delaware and (2) following the reorganization, Arch Capital Group-Bermuda will issue its common shares under those plans. We will revise or amend our stock-based compensation plans and other employee benefit plans, as necessary.

     Your approval of the reorganization will also constitute approval of amendments to our stock-based compensation plans and other employee benefit plans providing for future use of Arch Capital Group-Bermuda common shares in lieu of Arch Capital Group-Delaware common stock after the reorganization.

Nasdaq National Market Trading

     Our common stock is currently listed on the Nasdaq National Market under the symbol "ACGL." On , 2000 the last reported sale price on the Nasdaq National Market of the Arch Capital Group-Delaware common stock was $ per share.

     We expect that immediately following the reorganization, the common shares of Arch Capital Group-Bermuda will trade on the Nasdaq National Market under the same symbol. At the time of commencement of this trading, the Arch Capital Group-Delaware common stock will be delisted and will no longer be registered pursuant to Section 12 of the Exchange Act.

     The reorganization will not affect your right to trade your shares, either before or after it is completed. Accounting Treatment

     The reorganization will be accounted for in a manner similar to a pooling of interests among companies within common control and, therefore, there will be no change in accounting as a result of the reorganization.

                       SELECTED HISTORICAL FINANCIAL DATA

         You should read the following table in conjunction with our consolidated financial statements and the related notes incorporated by reference in this proxy statement/prospectus.

                                                                                                                        Period from
                                                                                                                          June 23,
                                     Six Months Ended                                                                     1995 to
                                         June 30,                           Years Ended December 31,                    December 31,
                                   2000            1999        1999           1998           1997           1996            1995
                                -----------    ------------  ----------   -------------  -------------    -----------   ------------
                                                            Dollars in thousands, except share data)

Statement of Operations Data
Net premiums earned..........      $87,530        $149,910     $311,368       $206,194       $107,372        $35,761
Net investment income........        9,547           9,300       20,173         15,687         14,360         13,151         $4,578
Gain on sale of reinsurance
  operations.................        2,191
Net realized investment gains
   (losses)..................       28,933         (22,234)      17,227         25,252           (760)         1,259            397
Total revenues...............      128,201         181,444      348,768        247,133        120,972         50,171          4,975
Net income (loss)............        3,256          (9,108)     (32,436)         3,091          2,039          4,112          1,019
Comprehensive income (loss)..     ($32,790)       ($26,771)    ($52,286)       ($4,375)       $47,107         $9,817         $4,750
Average shares outstanding      13,948,267      17,086,212   17,086,732     17,065,165     17,032,601     16,981,724     16,747,084
   Basic.....................   13,949,503      17,086,292   17,086,808     17,718,223     17,085,788     16,983,909     16,990,425
   Diluted...................
Per share data
   Net income (loss)
      Basic..................       $0.23           ($0.53)     ($1.90)         $0.18          $0.12          $0.24          $0.06
      Diluted................       $0.23           ($0.53)     ($1.90)         $0.17          $0.12          $0.24          $0.06
   Comprehensive income (loss)
     Basic...................      ($2.35)          ($1.57)     ($3.06)        ($0.26)         $2.77          $0.58          $0.28
     Diluted.................      ($2.35)          ($1.57)     ($3.06)        ($0.26)         $2.76          $0.58          $0.28

                                         June 30,                                         December 31,
                                   2000            1999        1999           1998           1997           1996            1995
                                -----------    ------------  ----------   -------------  -------------    -----------   ------------
                                                                  (Dollars in thousands, except share data)
Balance Sheet Data
Cash and invested assets.....     $259,252        $616,774     $585,909       $587,155       $505,728       $392,940       $347,327
Total assets.................      268,583         858,825      864,359        757,830        581,247        432,486        350,986
Stockholders' equity.........      254,905         371,580      346,514        398,002        401,031        352,213        340,215
Shares outstanding
   Basic.....................   12,400,117      17,084,893   17,087,970     17,087,438     17,058,462     17,031,246     16,941,125
   Diluted...................   12,400,117      17,084,893   17,087,970     17,497,904     17,601,608     17,065,406     16,941,125
Book value per share
   Basic.....................      $20.56          $21.75        $20.28         $23.29         $23.51         $20.68         $20.08
   Diluted...................      $20.56          $21.75        $20.28         $22.75         $22.79         $20.64         $20.08
Cash dividends per share.....      --              --              --             --             --             --             --

                       DESCRIPTION OF AUTHORIZED SHARES OF
                           ARCH CAPITAL GROUP-BERMUDA

     The following is a summary of the authorized capital of Arch Capital Group-Bermuda. This summary is subject to the complete text of Arch Capital Group-Bermuda's memorandum of association and bye-laws, which are included as annexes B and C of this proxy statement/prospectus, and the relevant provisions of the Bermuda Companies Act 1981. See also the section of this proxy statement/prospectus entitled "Comparison of Rights of Shareholders" for a description of the material changes in your rights as a shareholder as a result of the reorganization.

Share Capital

     The authorized share capital of Arch Capital Group-Bermuda consists of 200,000,000 common shares, par value U.S. $0.01 per share, and 50,000,000 preference shares, par value U.S.$0.01 per share. (The authorized share capital of Arch Capital Group-Delaware consists of 80,000,000 shares of common stock, par value U.S. $0.01 per share, and 20,000,000 shares of preferred stock, par value U.S. $0.01 per share). After the consummation of the reorganization, we expect that 12,389,067 common shares and no preference shares will be outstanding.

     Common Shares

     Holders of the common shares have no preemptive, redemption, conversion or sinking fund rights. Subject to the voting restrictions described below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. In the event of a liquidation, dissolution, or winding up of Arch Capital Group-Bermuda, the holders of common shares are entitled to share equally and ratably in the assets of Arch Capital Group-Bermuda, if any, remaining after the payment of all debts and liabilities of Arch Capital Group-Bermuda and the liquidation preference of any outstanding preference shares. Upon completion of the reorganization, all outstanding common shares will be fully paid and non-assessable. The board will be permitted to authorize the issuance of additional common shares.

     Following the reorganization, American Stock Transfer & Trust Company will be the transfer agent and registrar of our common shares.

     Preference Shares

     Like the certificate of incorporation of Arch Capital Group-Delaware, the bye-laws of Arch Capital Group-Bermuda allow the board to authorize the issuance of preference shares in one or more series, and may fix the rights and preferences of those shares, including as to dividends, voting (which shall be subject to the limitations described below under "--Voting Limitation"), redemption, conversion rights and otherwise.

     Issuances of preference shares would be subject to the applicable rules of the Nasdaq National Market or other organizations on whose systems the stock of the company may then be quoted or listed. Depending upon the terms of preference shares established by the company's board of directors, any or all series of preference shares could have preferences over the common shares with respect to dividends and other distributions and upon liquidation of the company. Issuance of any such shares with voting powers, or issuance of additional shares of common shares, would dilute the voting power of the outstanding common shares. The company has no present plans to issue any preference shares.

Shareholders Meetings

     Under Bermuda law, an annual shareholders meeting must be convened at least once in every calendar year. The bye-laws of Arch Capital Group-Bermuda provide that a special shareholders meeting of shareholders may be con-vened by the chairman of the board of directors, the president or a majority of the directors in office at any time. In addition, under Bermuda law, subject to specified conditions, a special shareholders meeting must be convened upon the request of shareholders holding at least 10% of the paid-up capital of the company carrying the right to vote at shareholders' meetings.

     The bye-laws of Arch Capital Group-Bermuda provide that the presence of two or more persons representing, in person or by proxy, not less than a majority of the voting power represented by shares issued and entitled to vote shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by Bermuda law.

Voting Limitation

     The bye-laws of Arch Capital Group-Bermuda contain a provision limiting the voting rights of any person who owns (directly, indirectly or constructively under the United States Internal Revenue Code) shares with more than 9.9% of the total voting power of all shares entitled to vote generally at an election of directors to 9.9% of such voting power. This provision will not restrict the ability of any person holding shares of Arch Capital Group-Bermuda that were either (1) converted from shares of Arch Capital Group-Delaware owned on September 8, 2000 or (2) issued upon exercise of warrants owned by such person on September 8, 2000 which were assumed by Arch Capital Group-Bermuda, from voting such shares except with respect to the election of directors. This provision is intended to prevent Arch Capital Group-Bermuda from being characterized as a controlled foreign corporation which could cause U.S. persons owning 10% or more of our shares to suffer adverse U.S. tax consequences.

     The bye-laws of Arch Capital Group-Bermuda also contain a provision limiting the rights of any group (within the meaning of the United States Securities Exchange Act of 1934) that owns shares with more than 9.9% of the total voting power of all shares entitled to vote generally at an election of directors to 9.9% of such voting power. This provision will not restrict (a) the ability of any such group holding shares of Arch Capital Group-Bermuda that were converted from shares of Arch Capital Group-Delaware owned on September 8, 2000 or acquired upon exercise of warrants owned by such person on September 8, 2000 which were assumed by Arch Capital Group-Bermuda or (b) any person or group that the board of directors, by the affirmation vote of at least 75% of the existing board, may exempt from this provision, from voting such shares.

Shareholder Proposals

     The bye-laws establish an advance notice procedure for shareholder proposals to be brought before an annual shareholders meeting of shareholders of the company and for nominations by shareholders of candidates for election as directors at an annual shareholders meeting or a special shareholders meeting at which directors are to be elected. Subject to any other applicable requirements, including rule 14a-8 under the U.S. Securities Exchange Act of 1934, only such business may be conducted at an annual meeting of shareholders as has been brought before the meeting by, or at the direction of, the company's board of directors, or by a shareholder who has given to the secretary of the company timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the company's board of directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected will be eligible for election as director of the company. Subject to Bermuda law as described below, shareholders will not be entitled to raise proposals at special shareholders meetings.

     To be timely, notice of nominations or other business to be brought before an annual shareholders meeting must be received by the secretary of the company at the principal executive office of the company no later than 50 days prior to the date of such annual shareholders meeting (or if less than 55 days' notice of the meeting is given, not later than the close of business on the seventh day following the day notice of the meeting is first given to shareholders). Similarly, notice of nominations to be brought before a special shareholders meeting at which directors are to be elected must be delivered to the secretary at the principal executive office of the company no later than the close of business on the seventh day following the day on which notice of the date of a special shareholders meeting of shareholders was given.

     The shareholder's notice to nominate a director must set forth the identity of the nominee, any arrangements or understandings the shareholder has the nominee and any other information as would be required under the proxy rules of the Securities and Exchange Commission if that person were in fact to appear as a nominee in our proxy statement.

     Bermuda law provides that shareholders totaling at least 100 shareholders or holding at least 5% of the total voting rights can, at their own expense, require the company to, subject to the provisions of Bermuda law:

     o give notice of any resolution which those shareholders can properly propose and intend to propose at the next annual shareholders meeting of the company; or

     o circulate a statement prepared by those shareholders in respect of any matter referred to in a proposed resolution or any business to be dealt with at a shareholders meeting.

Board of Directors

     The bye-laws provide that the number of directors will not be less than three nor more than eighteen and will be determined from time to time by a vote of a majority of the company's board of directors then in office. Like the certificate of incorporation of Arch Capital Group-Delaware, the bye-laws of Arch Capital Group-Bermuda provide that the board will be divided into three classes. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. At each annual meeting of shareholders, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term.

     Like the certificate of incorporation of Arch Capital Group-Delaware, the bye-laws of Arch Capital Group-Bermuda provide that directors may be removed only for cause, and cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony or been found by a court to be liable for gross negligence or misconduct in the performance of his or her duties. The bye-laws also provide that the company's board of directors have the right to fill vacancies, including vacancies created by expansion of the company's board of directors.

Dividends

     Under Bermuda law and the bye-laws, the board of directors of Arch Capital Group-Bermuda may declare dividends, or make distributions out of contributed surplus, as long as there are no reasonable grounds for believing that Arch Capital Group-Bermuda is, or after the dividend or distribution would be, unable to pay its liabilities as they became due or that the realizable value of Arch Capital Group-Bermuda's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. See "Risk Factors -- Other Risks of the Company -- We Currently Do Not Anticipate Paying Dividends."

Repurchases of Shares

     Under Bermuda law and the bye-laws, Arch Capital Group-Bermuda can repurchase its own shares so long as it is solvent and certain other conditions are met.

Interested Shareholder Provisions

     Section 203 of the Delaware General Corporation Law

     The bye-laws of Arch Capital Group-Bermuda incorporate the provisions of
Section 203 of the Delaware General Corporation Law (the "Section 203 provisions"), to which Arch Capital Group-Delaware is currently subject. The
Section 203 provisions prohibit interested shareholders from engaging in a business combination with it for a period of three years from the time of becoming an interested shareholder. An interested shareholder is defined as a person that owns 15% or more of the voting power of Arch Capital Group-Bermuda or any person that owned 15% or more of the voting power of Arch Capital Group-Bermuda at any time within three years of the date that person's status as an interested shareholder is determined. Business combinations include:

     o    mergers, amalgamations or similar transactions,

     o the sale of assets of our company having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of our company determined on a consolidated basis or the aggregate market value of all outstanding shares of our company;

     o any transaction that results in the issuance or transfer by our company of any stock of our company to the interested shareholder, except if the issuance is part of a proportionate distribution to all shareholders or due to the conversion of securities exercisable or exchangeable for shares in our company;

     o any transaction involving our company or one of our subsidiaries that results in the interested shareholder's percentage ownership in our company increasing; and

     o any receipt by the interested shareholder of the benefit of any loan, guarantee or other financial benefit provided by or through our corporation.

     Arch Capital Group-Bermuda is not bound by the Section 203 provisions that restrict the activities of it with respect to an interested shareholder if:

     o upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, that interested shareholder owned at least 85% of the voting power of our company's shares outstanding at the time the transaction commenced;

     o the board approved the transaction in which the interested shareholder became an interested shareholder before that transaction was completed; or

     o the business combination is approved at a meeting by the vote of 66 2/3% of the outstanding voting shares not owned by the interested shareholder.

     The restrictions of the Section 203 provisions do not restrict the activities of an interested shareholder with respect to business combinations in the event that any of the following transactions:

     o    a merger or consolidation of the company;

     o a sale of the company's assets having an aggregate market value equal to 50% or more of the aggregate value of all the company's assets; or

     o    a tender offer for 50% or more of the voting stock of the company,

is approved or not opposed by a majority of the board of directors of the company then in office, so long as those directors were in office (or were nominated or elected by directors who were in office) prior to the time the interested shareholder became an interested shareholder, and a business combination is proposed by an interested shareholder before the company consummates or abandons, and after the company either announces publicly, or gives notice (which it is required to do in the case of an asset sale or merger) to all interested shareholders of, one of the specified transactions.

     The provisions of the bye-laws restricting business combinations with interested shareholders can be repealed only with (1) the affirmative vote of 66-2/3% of the outstanding shares or (2) the affirmative vote of a majority of the outstanding shares and the affirmative vote of 75% of the entire board (and that 75% threshold must be met without the votes of directors who are affiliates of the interested shareholder).

     Additional Voting Restrictions

     Like the certificate of incorporation of Arch Capital Group-Delaware, the bye-laws of Arch Capital Group-Bermuda provide that the affirmative vote of 80% of the outstanding shares of the company (including a majority of the outstanding shares held by shareholders other than holders (and such holders' affiliates) of 10% or more ("10% holders") of the outstanding shares) shall be required (the "extraordinary vote") for the following corporate actions:

     o    merger or consolidation of the company into a 10% holder;

     o    sale or any or all of the assets of the company to a 10% holder;

     o    the issuance of voting securities of the company to a 10% holder; or

     o    amendment of these provisions.

     The extraordinary vote will not apply to any transaction approved by the board, so long as a majority of those board members voting in favor of the transaction were duly elected and acting members of the board prior to the time the 10% holder became a 10% holder.

Anti-Takeover Effects

     Certain of the provisions described above in the bye-laws of Arch Capital Group-Bermuda could have the effect of discouraging unsolicited takeover bids from third parties or the removal of incumbent management. As a result, it may be less likely that you will receive premium prices for your shares in an unsolicited takeover of our company by another party. These provisions may encourage companies interested in acquiring the company to negotiate in advance with our board of directors, since the board has the authority to overrule the operation of several of the limitations.

     The bye-laws of Arch Capital Group-Bermuda provide that certain provisions which may have anti-takeover effects may be repealed or altered only with prior board approval and upon the affirmative vote of holders of shares representing at least 65% of the total voting power of the shares of the company entitled generally to vote at an election of directors (80% in the case of the provisions described under "-- Interested Shareholder Provisions -- Additional Voting Restrictions").

     Voting Limitation

     The provisions described above under "-- Voting Limitation" may deter any unsolicited or unnegotiated bids for the company since, subject to the exceptions described above, no shareholder or (without approval of 75% of the directors then in office) group will be able to vote shares representing more than 9.9% of the voting power of the company's voting shares.

     Limitation on Shareholder Proposals and Calling of Special Shareholders meetings

     The provisions limiting shareholders' right to call special shareholders meetings and to raise proposals or nominate directors at shareholders meetings may have anti-takeover effects, although under Bermuda law, subject to specified conditions, any 10% shareholder can call a special shareholders meeting and any 5% shareholder can raise a proposal at a shareholders meeting.

     Action by Written Consent

     Under Bermuda law, shareholders may act by written consent only if such consent is unanimous among all shareholders. This limitation, together with the limitation on shareholder proposals and calling of special shareholders meetings, could make an unsolicited or unnegotiated bid more difficult.

     Classified Board of Directors

     The classified board provision could increase the likelihood that, in the event of a takeover of our company, incumbent directors will retain their positions. In conjunction with the provision of the bye-laws authorizing the company's board of directors to fill vacant directorships, the classified board provision could prevent shareholders from removing incumbent directors without cause (as defined in our bye-laws) and filling the resulting vacancies with their own nominees. We believe that the provision will help assure that the board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting shares, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all shareholders. We also believe that a classified board helps assure the continuity and stability of the board and our business strategy and policies.

     Power to Issue Shares

     Authorized preference shares, as well as authorized but unissued common shares, will be available for issuance by the board, without further action by the company's shareholders, unless shareholder action is required by applicable law or the rules of any stock exchange on which any series of the company's capital stock may then be listed. Arch Capital Group-Bermuda is authorized to have issued and outstanding 200,000,000 common shares and 50,000,000 preference shares, as contrasted with Arch Capital Group-Delaware, which is authorized to have issued and outstanding 80,000,000 shares of common stock and 20,000,000 shares of preferred stock. The company believes that the availability of preference shares and additional common shares could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. These provisions give the company's board of directors the power to approve the issuance of preference shares or common shares that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of preference shares might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations.

     Interested Shareholder Provisions

     Any interested shareholder or 10% holder, each as defined above under "--Interested Shareholder Provisions," cannot effect certain transactions with the company unless it complies with the provisions described in that section or the board of directors by requisite vote (or in the case of the Section 203 provisions, the shareholders by requisite vote) approve the transaction. These provisions may encourage potential acquirers to negotiate with the board and deter any bids not approved by the board.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

     The following discussion is a summary of material changes in your rights as a shareholder following the reorganization. This summary is subject to the complete text of the relevant provisions of the Bermuda Companies Act 1981, the Delaware General Corporation Law, Arch Capital Group-Delaware's certificate of incorporation and by-laws and Arch Capital Group-Bermuda's memorandum of association and bye-laws.

     Your rights as a stockholder of Arch Capital Group-Delaware are governed by Delaware law and Arch Capital Group-Delaware's certificate of incorporation and by-laws. After the reorganization, you will become a shareholder of Arch Capital Group-Bermuda and your rights will be governed by Bermuda law and Arch Capital Group-Bermuda's memorandum of association and bye-laws.

     There are differences between your rights under Delaware law and Bermuda law, which is based on English legal principles. In addition, there are differences between Arch Capital Group-Delaware's certificate of incorporation and by-laws and Arch Capital Group-Bermuda's memorandum of association and bye-laws. These differences are discussed below. See the section of this proxy statement/prospectus entitled "Description of Authorized Shares of Arch Capital Group-Bermuda" for a more detailed description of some of these provisions.

Authorized Share Capital

               Arch Capital Group-Delaware                               Arch Capital Group-Bermuda
               ---------------------------                               --------------------------

The authorized share capital of Arch Capital               The authorized share capital of Arch Capital
Group-Delaware consists of 80,000,000 shares of common     Group-Bermuda consists of 200,000,000 common shares
stock and 20,000,000 shares of preferred stock.            and 50,000,000 preference shares.  See "Description of
                                                           Authorized Shares of Arch Capital Group-Bermuda -- Anti-Takeover Effects
                                                           -- Power to Issue Shares."

Quorum; Meetings of Shareholders

               Arch Capital Group-Delaware                                 Arch Capital Group-Bermuda
               ---------------------------                                 --------------------------

Under Delaware law, shareholder meetings generally must    Under Bermuda law, an annual shareholders meeting must be
be held every thirteen months and a special meeting of     convened at least once in every calendar year.  A special
stockholders may be called only by the board of            shareholders meeting of shareholders may be convened by
directors or by persons authorized in the certificate of   the directors at any time and must be convened upon the
incorporation or the by-laws.  The certificate of          request of shareholders holding at least 10% of the
incorporation of Arch Capital Group-Delaware provides      paid-up capital of the company carrying the right to vote
for the calling of a special meeting of stockholders       at shareholders' meetings.  The bye-laws also provide
only by the chief executive officer of the company or a    that the chairman of the board of directors, the
majority of the entire board of directors.                 president or a majority of the entire board of directors
                                                           may call a special shareholders meeting of shareholders.

The certificate of incorporation and by-laws of Arch       The bye-laws of Arch Capital Group-Bermuda provide
Capital Group-Delaware provide that a majority of          that the presence of two or more persons representing, in
shares entitled to vote, present in person or              person or by proxy, not less than a majority of the voting
represented by proxy, shall constitute a quorum at a       power represented by shares issued and entitled to vote
meeting of stockholders.                                   shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by
                                                           Bermuda law.



                                                                 32

Voting of Shareholders

               Arch Capital Group-Delaware                                 Arch Capital Group-Bermuda
               ---------------------------                                 --------------------------

Under Delaware law, unless otherwise provided in the       The bye-laws contain a provision limiting the voting rights
certificate of incorporation, each stockholder is          of any person or group who owns (directly, indirectly or
entitled to one vote for each share of capital stock       constructively) more than 9.9% of the shares of Arch Capital
held by that stockholder.                                  Group-Bermuda to 9.9%, subject to certain exceptions. See "Description of
                                                           Authorized Shares of Arch Capital Group-Bermuda--Voting Limitation" for a
                                                           description of this provision.

Action by Written Consent

               Arch Capital Group-Delaware                                 Arch Capital Group-Bermuda
               ---------------------------                                 --------------------------

Under Delaware law, stockholders may act by written        Under Bermuda law, shareholders may act by written consent only
consent as if such action were taken at a stockholders'    if such consent is unanimous among all shareholders.
meeting, unless the certificate of incorporation pro-
hibits action by written consent.  The certificate of
Arch Capital Group-Delaware does not contain such a
prohibition.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

               Arch Capital Group-Delaware                                 Arch Capital Group-Bermuda
               ---------------------------                                 --------------------------

The by-laws of Arch Capital Group-Delaware provide that    The bye-laws of Arch Capital Group-Bermuda contain
stockholders seeking to nominate candidates for election   procedures for shareholders to nominate directors at the
as directors at an annual meeting of stockholders must     annual shareholders meeting or any special shareholders
provide timely notice in writing and follow certain        meeting at which directors are elected or to raise
procedures.   There is no limitation in the certificate    proposals at the annual shareholders meeting.  The
of incorporation or by-laws on the ability of              bye-laws prohibit shareholders from raising proposals at
stockholders to raise other proposals at general or        special shareholders meetings, subject to Bermuda law.
special meetings.                                          Bermuda law provides that shareholders totaling at least
                                                           100 shareholders or holding at least 5% of the total voting rights can, at their own expense, require the company to, subject to specified conditions:

                                                           o give notice of any resolution which those shareholders can properly propose and intend to propose at the next annual shareholders meeting of the company; or

                                                           o circulate a statement prepared by those shareholders in respect of any matter referred to in a proposed resolution or any business to be dealt with at any shareholders meeting.

                                                                 33

Distributions and Dividends; Share Repurchases

               Arch Capital Group-Delaware                                 Arch Capital Group-Bermuda
               ---------------------------                                 --------------------------

Under Delaware law, a corporation may pay dividends out    Under Bermuda law and the bye-laws, the board of
of surplus and, if there is no surplus, out of net         directors of Arch Capital Group-Bermuda may declare
profits for the current and/or the preceding fiscal        dividends, or make distributions out of contributed
year, unless the net assets of the corporation are less    surplus, as long as there are no reasonable grounds for
than the capital represented by issued and outstanding     believing that Arch Capital Group-Bermuda is, or after
stock having a preference on asset distributions.          the dividend or distribution would be, unable to pay its
Surplus is defined under Delaware law as the excess of     liabilities as they became due or that the realizable
the net assets over capital, as such capital may be        value of Arch Capital Group-Bermuda's assets would
adjusted by the board of directors.                        thereby be less than the aggregate of its liabilities and
                                                           its issued share capital and share premium accounts.

A Delaware corporation may purchase shares of any class    Under Bermuda law and the bye-laws, Arch Capital
except when its capital is impaired or would be impaired   Group-Bermuda can repurchase its own shares so long as it
by such purchase.  A corporation may, however, purchase    is solvent and certain other conditions are met.
out of capital shares that are entitled upon any
distribution of its assets to a preference over another
class or series of its stock (or, if no shares entitled
to such a preference are outstanding, any of its shares,
if these shares are to be retired upon their acquisition
and the capital reduced).
Shareholder Approval of Business Combinations

               Arch Capital Group-Delaware                                 Arch Capital Group-Bermuda
               ---------------------------                                 --------------------------

Under Delaware law,  holders of a majority of the shares   Bermuda law permits an amalgamation between two or more
entitled to vote must approve a merger or consolidation,   Bermuda companies, or between one or more Bermuda
sale, lease, exchange or other disposition of all or       exempted companies and one or more foreign corporations,
substantially all of the property of the corporation or    subject, unless the bye-laws otherwise provide,  to
a dissolution of the corporation.  In addition under       obtaining a majority vote of three-fourths of the
Delaware law, class voting rights exist with respect to    shareholders of each of the companies and each class of
amendments to the certificate of incorporation that        shares present and voting in person or by proxy at a
adversely affect the terms of the shares of a class.       meeting called for that purpose.  Unless the bye-laws
See "--Amendment of Governing Documents--Arch Capital        otherwise provide, Bermuda law also requires that the
Group-Delaware" below.  These class voting rights do not   quorum at the meeting be more than one-third of the
exist as to other extraordinary matters, unless the        issued shares of the company or the class.  Each share
certificate of incorporation provides otherwise.  The      carries the right to vote in respect of an amalgamation,
certificate of incorporation of Arch Capital               whether or not it otherwise carries the right to vote.
Group-Delaware does not provide otherwise.
                                                           Except as set forth in the last paragraph of this section, the bye-laws of Arch Capital Group-Bermuda, provide that any amalgamation approved by two-thirds of the board of directors of Arch Capital Group-Bermuda shall require approval only by a majority of the voting power held by shareholders, if the holders of a majority of the shares



                                                                 34

                                                           issued and entitled to vote are present.

                                                           Bermuda law also provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of at least 90% in value of the shares which are the subject of the offer (other than shares already held by or on behalf of the offeror)
                                                           accept, the offeror may by notice, given within two months after the expiration of the said four months, require any dissenting shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to a court within one month of notice objecting to the transfer and the court may make any order it thinks fit.

Appraisal Rights

               Arch Capital Group-Delaware                                 Arch Capital Group-Bermuda
               ---------------------------                                 --------------------------

Appraisal rights are available to stockholders of a        Under Bermuda law, a dissenting shareholder of a company participating
Delaware corproation that is involved in a merger or       in an amalgamation, other than an amalgamation between a company and its
consolidation unless the stockholders receive as con-      wholly owned subsidiary or between two or more wholly owned subsidiaries
sideration in the merger or consolidation only:            of the same holding company, may apply to Bermuda's Supreme Court to appraise the fair value of his or her shares.
o    shares of stock of the corporation surviving
     the merger or consolidation;

o shares of stock of any other company, if those shares are publicly traded; or

o cash in lieu of fractional shares (as long as the shares are of one of the types listed above).

Inspection of Books and Records

               Arch Capital Group-Delaware                                 Arch Capital Group-Bermuda
               ---------------------------                                 --------------------------

Under Delaware law, any stockholder may inspect the        Bermuda law provides the general inspection of a Bermuda company's public
corporation's books and records for a proper purpose.      documents at the office of the Registrar of Companies in Bermuda, and provides a Bermuda company's shareholders with a right of inspection of the company's bye-laws, minutes of general shareholders' meetings and audited financial statements. The register of shareholders is also open to inspection by shareholders free of charge and, upon payment of a small fee, by any other person.

                                                           A Bermuda company is required to maintain its share register in Bermuda but may establish a branch register outside of Bermuda if its shares are traded on an appointed stock exchange or its shares have been offered to the public pursuant to a prospectus filed in accordance



                                                                 35

                                                           with Bermuda law. A Bermuda company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge.

Indemnification of Directors and Officers

               Arch Capital Group-Delaware                                 Arch Capital Group-Bermuda
               ---------------------------                                 --------------------------

Delaware law generally permits a corporation to pro-       Under Bermuda law, a company is permitted to indemnify any officer or
vide indemnification and advancement of expenses, by       director, out of the funds of the company, against:
by-law provision, agreement or otherwise, against
judgments, fines, expenses and amounts paid in set-        o  any liability he or she incurs in defending any proceedings, whether
tlement actually and reasonably incurred by the person     civil or criminal, in which (1) judgment is given in his or her favor,
in connection with a proceeding if the person acted in     or (2) he or she is acquitted, or (3) he or she is granted relief from
good faith and in a manner he or she reasonably be-        liability by the court in connection with any application under relevant
lieved to be in or not opposed to the best interests       Bermuda legislation; and
of the corporation.
                                                           o any loss or liability resulting from negligence, default, breach of duty or breach of trust, except for his or her fraud or dishonesty.

The certificate of incorporation and bye-laws of Arch      Pursuant to its bye-laws, Arch Capital Group-Bermuda will indemnify its
Capital Group-Delaware provide for indemnification on      officers and directors as well as their heirs, executors and administra-
the part of Arch Capital Group-Delaware to the fullest     tors to the fullest extent permitted by law. permitted by law. Bermuda
extent permitted by law.                                   law does not permit indemnification of a person who is or may be found guilty of fraud or dishonesty.

                                                           Arch Capital Group-Bermuda will advance all reasonable expenses incurred by or on behalf of the indemnitee in connection with any related proceeding.

Limited Liability of Directors

               Arch Capital Group-Delaware                                 Arch Capital Group-Bermuda
               ---------------------------                                 --------------------------
Delaware law permits the adoption of a certificate of      Under Bermuda law, a director must observe the statutory
incorporation provision limiting or eliminating the        duty of care which requires a director to act honestly
monetary liability of a director to a corporation or its   and in good faith with a view to the best interests of
stockholders by reason of a director's breach of the       the company and exercise the care, diligence and skill
fiduciary duty of care.  However, Delaware law does not    that a reasonably prudent person would exercise in
permit any limitation of the liability of a director       comparable circumstances.
for:
                                                           Bermuda law renders void any provision in the bye-laws or
o    breaching the duty of loyalty to the                  any contract between a company and any director exempting
     corporation or its stockholders;                      him or her from, or indemnifying him or her against, any
                                                           liability in respect of any fraud or dishonesty of which
o    failing to act in good faith;                         he or she may be guilty in relation to the company.



                                                                 36

o    engaging in intentional misconduct or a known         The Arch Capital Group-Bermuda bye-laws provide that no
     violation of law;                                     officer or director of Arch Capital Group-Bermuda will be
                                                           personally liable to Arch Capital Group-Bermuda or its
o    obtaining an improper personal benefit from the       shareholders for monetary damages for any breach of
     corporation; or                                       fiduciary duty, except where the person is or may be
                                                           found to be guilty of fraud or dishonesty.  A director
o    paying a dividend or approving a stock                who has an interest in any material contract or proposed
     repurchase under Delaware law in violation of such    material contract or in any person that is a party to
     law.                                                  such a contract with the company or any of its
                                                           subsidiaries and fails to disclose the interest at the
The certificate of incorporation of Arch Capital           first opportunity at a meeting of the directors or by
Group-Delaware eliminates the monetary liability of a      writing to the directors is deemed not to be acting
director to the fullest extent permitted by Delaware law.  honestly or in good faith.


Interested Director Transactions

               Arch Capital Group-Delaware                                 Arch Capital Group-Bermuda
               ---------------------------                                 --------------------------

Under Delaware law, no contract or transaction between a   Under Bermuda law, without the consent of the holders of
corporation and one or more of its directors or            shares carrying at least nine-tenths of the total voting
officers, or between a corporation or another entity in    rights or in other limited instances, a company may not
which one or more of its directors or officers have a      make a loan to or enter into any guarantee or provide
financial interest, shall be void or voidable solely for   security in respect of any loan made to any person who is
that reason or solely because the director or officer is   a director of that company or of its holding company.
present at or participates in that meeting which           Exceptions to this provision are:
authorizes the contract or solely because those
directors' votes are counted for that purpose if:          o loans or guarantees by the company in the ordinary course of its business, if the business includes lending money or giving guarantees; or
o    the material facts of the relationship or
     interest are known to the board of directors and      o loans for the purposes of the company or to enable its directors to
     the board of directors in good faith authorizes the   perform their duties, given with prior approval at a shareholders
     contract by the affirmative vote of the disin-        meeting where the purposes of the loan are disclosed; or if not given
     terested directors;                                   at the meeting, the loan is repaid or discharged within six months from the conclusion of the next following annual shareholders meeting.

o    the material facts of the relationship or             This provision does not preclude the reimbursement of
     interest are known to the stockholders and the        expenses or loans to directors who are or were employees
     contract is specifically approved in good faith by    of the company to enable them to acquire shares or stock
     the stockholders; or                                  options.

o the contract is fair to the corporation at the time it is authorized.

Interested directors may be counted in determining the presence of a quorum at a meeting which authorizes the contract or the transaction.

Shareholders' Suits

               Arch Capital Group-Delaware                                 Arch Capital Group-Bermuda
               ---------------------------                                 --------------------------

Delaware law requires only that the stockholder bringing   The Bermuda courts ordinarily would be expected to follow
a derivative suit must have been a stockholder at the      English precedent, which would permit a shareholder to


                                                                 37

time of the wrong complained of or that the stock          commence a derivative action in the name of the company
devolved to him or her by operation of law from a person   to remedy a wrong done to the company only:
who was a stockholder in that situation.  In addition,
the stockholder must remain a stockholder throughout the   o where the act complained of is alleged to be
litigation.                                                beyond the corporate power of the company or illegal;

                                                           o where the act complained of is alleged to constitute a fraud against the minority shareholders by those controlling the company; provided that the majority shareholders have used their controlling position to prevent the company from taking action against the wrongdoers;

                                                           o where an act requires approval by a greater percentage of the company's shareholders than actually approved it; or

                                                           o where a derivative action is necessary to avoid a violation of the company's memorandum of association or bye-laws.






                                                                 38

                           MATERIAL TAX CONSIDERATIONS

     We urge you to consult your own tax advisor regarding your particular tax consequences.

United States Federal Income Tax Consequences

     In the opinion of Cahill Gordon & Reindel, special U.S. federal income tax counsel to Arch Capital Group Ltd., the following discussion sets forth the material U.S. federal income tax consequences to U.S. holders (as defined below) of Arch Capital Group-Delaware common stock as a result of the reorganization, as well as the ownership and disposition of Arch Capital Group-Bermuda common shares.

     This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to approve the reorganization or to own or dispose of Arch Capital Group-Bermuda common shares. In particular, this discussion deals only with persons that hold Arch Capital Group-Delaware common stock, and will hold Arch Capital Group-Bermuda common shares, as capital assets. This discussion does not address the tax treatment of the reorganization or of the ownership and disposition of the Arch Capital Group-Bermuda common shares under applicable state or local tax laws or the laws of any jurisdiction other than the United States.

     In addition, this summary does not address federal alternative minimum tax consequences and does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances, or to holders, including the following, subject to special treatment under U.S. federal income tax law:

     o securities dealers, financial institutions, mutual funds, insurance companies, or tax-exempt organizations;

     o holders who are holding shares as part of a hedging or larger integrated financial or conversion transaction;

     o holders whose functional currency is a currency other than the U.S. dollar; and

     o holders who are holding shares pursuant to selected retirement plans, pursuant to the exercise of employee stock options or otherwise as compensation.

     This discussion is based on current provisions of the U.S. Internal Revenue Code (the "Code"), current and proposed U.S. Treasury regulations, and administrative and judicial interpretations of the Code and the regulations as of the date of this proxy statement/prospectus, all of which are subject to change or reinterpretation by the Treasury or courts, possibly on a retroactive basis. Holders of Arch Capital Group Ltd. should note that no rulings have been or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences of the reorganization.

     "U.S. holder" means a beneficial owner of Arch Capital Group-Delaware common stock or Arch Capital Group-Bermuda common shares that is:

     o    a citizen or resident of the United States,

     o a corporation or partnership created or organized in or under the laws of the United States or any State thereof, unless, in the case of a partnership, future Treasury regulations presently authorized under the Internal Revenue Code otherwise provide,

     o an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

     o a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     All holders of Arch Capital Group-Delaware common stock and Arch Capital Group-Bermuda common shares are advised to consult their own tax advisers with respect to their particular circumstances and with respect to the effects of U.S. federal, state, local or other laws to which they may be subject.

Taxation of Arch Capital Group Ltd.

     The Reorganization

     Under current U.S. federal income tax law, no income, capital gains or withholding tax will be payable by Arch Capital Group-Bermuda, Arch Capital Group-Delaware or their respective direct or indirect subsidiaries as a consequence of the reorganization. However, if Arch Capital Group-Delaware's investment portfolio appreciates significantly prior to being distributed to Arch Capital Group-Bermuda, Arch Capital Group-Delaware may be subject to U.S. withholding tax on a portion of the distribution.

     After the Reorganization

     After the reorganization, Arch Capital Group-Bermuda will be subject to U.S. federal income tax only to the extent that it derives U.S. source income that is subject to U.S. withholding tax or income that is effectively connected with the conduct of a trade or business within the United States and is not exempt from U.S. tax under an applicable U.S. income tax treaty. Arch Capital Group-Bermuda's U.S. subsidiaries will continue to be subject to U.S. tax on their worldwide income.

     Arch Capital Group-Bermuda may be subject to selected withholding taxes on dividends, interest or other distributions it receives from its U.S. subsidiaries or investments of up to 30%, depending upon the jurisdiction of the entity that holds the investments and the terms of any applicable income tax treaty.

Taxation of Arch Capital Group Ltd. Shareholders

     The Reorganization

     It is likely that the reorganization will constitute a "reorganization" within the meaning of Section 368(a) of the Code. If the reorganization is so treated, U.S. holders will recognize gain, if any (but not loss), on the conversion of their Arch Capital Group-Delaware common stock into Arch Capital Group-Bermuda common shares pursuant to Section 367(a) of the Code and U.S. Treasury regulations. In general, for U.S. federal income tax purposes, a U.S. holder will recognize gain, if any, equal to the excess of the fair market value of its Arch Capital Group-Bermuda common shares as of the date of the reorganization over the U.S. holder's adjusted basis in the Arch Capital Group-Delaware common stock converted pursuant to the reorganization. Any such gain will be capital gain and will be long-term if, as of the date of the reorganization, the shares of Arch Capital Group-Delaware common stock were held for more than one year. A U.S. holder that recognizes gain on the conversion of its Arch Capital Group-Delaware common stock for Arch Capital Group-Bermuda common shares will have a basis in its Arch Capital Group-Bermuda common shares equal to their fair market value on the date of the reorganization, and the holding period of the Arch Capital Group-Bermuda common shares will commence on the day after the date of the reorganization. A U.S. holder that does not recognize gain on the conversion will not be required to pay any taxes in connection with the reorganization. There will be no recognition of loss as a result of the reorganization. A U.S. holder that does not recognize a gain will have a basis in its Arch Capital Group-Bermuda common shares equal to the basis it had in the Arch Capital Group-Delaware common stock, and the holding period of its Arch Capital Group-Bermuda common shares will include the period the U.S. holder held its Arch Capital Group-Delaware common stock. If a U.S. holder owns blocks of Arch Capital Group-Delaware common stock that have different tax bases or holding periods, each block will be subject separately to the tax treatment described in this paragraph (for example, a loss on one block, not recognized under the rules described above, cannot be used to offset a recognized gain of the same U.S. holder on another block).

     Pursuant to Section 6038B of the Code, a U.S. holder that realizes loss on the reorganization or that does not properly report taxable gain from the reorganization on its timely filed federal income tax return for the year that includes the reorganization is required to file an information return on IRS Form 926 reporting the reorganization along with specific additional information that is required to be attached to the form. Form 926 and its required attachments must be filed with the holder's U.S. federal income tax return for the taxable year that includes the reorganization. The information that must be included with Form 926 is described in applicable regulations. We will provide that information to its U.S. holders to enable each U.S. holder to file its Form 926 on a timely basis. A U.S. holder's failure to provide the information required by Section 6038B of the Code may result in, among other things, the holder becoming subject to a penalty equal to 10% of the fair market value of the U.S. holder's Arch Capital Group-Delaware common stock exchanged in the reorganization. The amount of any such penalty is limited to $100,000, unless the failure to provide the required information is due to intentional disregard of the rules. The penalty will not apply if the failure to provide the required information is due to reasonable cause and not to willful neglect.

     After the Reorganization

     Taxation of Dividends

     Dividends paid by Arch Capital Group-Bermuda will not qualify for the dividends received deduction otherwise generally available to corporate shareholders.

     Passive Foreign Investment Company Rules

     A foreign corporation will constitute a "passive foreign investment company" with respect to a taxable year if 75% or more of its gross income for that taxable year consists of passive income, or 50% or more of its average assets, measured by value held during that taxable year consists of passive assets. For purposes of this test, the foreign corporation's stock ownership in 25% or more (by value) owned companies is ignored and a proportionate share of the investee company's assets and income is treated as assets and income of the foreign corporation. A U.S. holder treated as owning PFIC stock is subject to special rules that are generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that the holder could derive from investing in a foreign investment company that does not distribute all of its earnings on a current basis. If Arch Capital Group-Bermuda is a PFIC, then unless the U.S. holder makes either a "qualified electing fund" election ("QEF election") or a "mark-to-market" election, the U.S. holder generally will be subject to tax upon the disposition of appreciated Arch Capital Group-Bermuda shares or upon certain distributions as if the gain or distribution were ordinary income earned ratably and subject to tax at the highest rate applicable to the U.S. holder over the period during which the Arch Capital Group-Bermuda common shares were held, including any periods in which Arch Capital Group-Bermuda ceased to be a PFIC, and will be subject to an interest charge on the deferred tax. Under an exception for start-up companies, Arch Capital Group-Bermuda should not be a PFIC for its first taxable year if it is not a PFIC in its second and third years.

     The QEF election is made on a shareholder by shareholder basis. Each U.S. holder makes the QEF election by attaching to its timely-filed (including extensions) federal income tax return for the tax year to which the election relates a completed IRS Form 8621. Form 8621 must also be completed each year following the year of election. Once made, the QEF election may be revoked only with IRS consent. Pursuant to the QEF election, for any year in which Arch Capital Group-Bermuda is a PFIC, each U.S. holder would include in taxable income a pro rata share of Arch Capital

Group-Bermuda's net ordinary income and net capital gain (but not losses) in a manner similar to being a partner in a partnership. For any year in which Arch Capital Group-Bermuda is not a PFIC, the QEF election would result in no income tax consequences. Should Arch Capital Group-Bermuda determine that it is a PFIC in any taxable year, it intends to provide U.S. holders with all information for such holders to make a timely QEF election for that taxable year. Subject to the availability of funds and other relevant circumstances existing at the time, Arch Capital Group-Bermuda intends to make cash distributions sufficient to cover the U.S. federal income taxes attributable to the QEF election and payable by an individual shareholder.

     U.S. persons that hold warrants or options, however, will not be able to avoid adverse consequences in the same manner as shareholders if Arch Capital Group-Bermuda is a PFIC because the QEF election is not available for warrants or options. However, such persons may be able to make a so-called "purge" election to treat the warrants or options as having been sold for their fair market value on the last day of the last taxable year for which Arch Capital Group-Bermuda is a PFIC. Thereafter, the warrants or options will not be subject to PFIC taint. U.S. holders should consult their own tax advisors to determine their ability to make the purge election and the consequences resulting therefrom. The "purge" election is also available to U.S. holders of shares of Arch Capital Group-Bermuda.

     The mark-to-market election is also made on a shareholder by shareholder basis. If this election is made, the electing U.S. holder will not be subject to the PFIC rules described above. Instead, the U.S. holder generally will include in each year as ordinary income the excess, if any, of the fair market value of the common shares at the end of the taxable year over the U.S. holder's adjusted basis in the shares, and will be permitted an ordinary loss in respect of the excess, if any, of the U.S. holder's adjusted basis in the common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). holder electing to mark shares to market increases its basis in the shares by the amount included in income under the mark-to-market rule and decreases its basis by the amount of deductions allowed under the mark-to-market rule. The market-to-market election will be available to U.S. holders as long as the shares of Arch Capital Group-Bermuda are traded on the Nasdaq National Market or other national securities exchange.

     Controlled Foreign Corporation Rules

     Special U.S. federal income tax rules apply to certain holders in a foreign corporation classified as a "controlled foreign corporation" or "CFC." A foreign corporation will not constitute a CFC unless U.S. shareholders owning 10% or more of its voting power ("10% Voting U.S. Shareholders") collectively own more than 50% (more than 25% in the case of an insurance company) of the total combined voting power or total value of the corporation's stock. Any U.S. person owning, directly or indirectly through foreign persons, or is considered to own (by application of certain constructive ownership rules) 10% or more of the total combined voting power of all classes of stock of a foreign corporation will be considered to be a 10% Voting U.S. Shareholder. Based on the company's current ownership and the bye-law provisions limiting voting rights as set forth in "Description of Authorized Shares of Arch Capital Group-Bermuda -- Voting Limitation," the company believes that Arch Capital Group-Bermuda should not be a CFC.

     Foreign Personal Holding Company and Personal Holding Company Rules

     Special U.S. federal income tax rules apply to a holder in a "foreign personal holding company" (or "FPHC") and to the U.S. source income of a foreign corporation that is a "personal holding company" (or "PHC"). A foreign corporation will not constitute a FPHC unless five or fewer individuals who are U.S. citizens or residents own more than 50% of the voting power or the value of its shares. A corporation will not constitute a PHC unless five or fewer individuals own more than 50% of the value of its shares. Based upon the company's current ownership, the company believes Arch Capital Group-Bermuda will not be a FPHC or PHC.

     Foreign Investment Company Rules

     Special rules also characterize as ordinary income any gain realized on the sale of shares of a "foreign investment company." The company believes Arch Capital Group-Bermuda will conduct its business and obtain controlling interests in subsidiaries so as not to be a FIC.

     Related Person Insurance Income Rules

     Special provisions of the Code apply to foreign insurance companies that have "related person insurance income" ("RPII") (essentially investment income and premium income from insuring or reinsuring risks of certain U.S. persons). After the reorganization, Arch Capital Group-Bermuda may form a foreign insurance company subsidiary. Arch Capital Group-Bermuda will not generate RPII unless 20% or more of its stock (by vote or value) is owned, directly, indirectly or by attribution, by persons insured or reinsured by Arch Capital Group-Bermuda. Based on the company's current ownership, the company believes that the premium income of any foreign subsidiary that may be formed by Arch Capital Group-Bermuda and which may reinsure risks of its U.S. affiliates will not constitute RPII because no such affiliate will be treated as a related U.S. person for this purpose.

     U.S. Backup Withholding Tax and Information Reporting

     Generally, 31% "backup" withholding tax and information reporting requirements will apply to dividends paid on Arch Capital Group-Bermuda common shares to a non-corporate U.S. holder, if that holder fails to provide a correct taxpayer identification number and other information or fails to comply with certain other requirements. The proceeds from the sale of Arch Capital Group-Bermuda common shares by a U.S. holder will be subject to U.S. backup withholding tax and information reporting, unless the holder has provided the required certification or has otherwise established an exemption.

     A U.S. holder can establish an exemption from the imposition of backup withholding tax by providing a duly completed IRS Form W-9 to the holder's broker or paying agent, reporting the holder's taxpayer identification number, which for an individual will be his or her social security number, or by otherwise establishing its corporate or exempt status.

     Any amounts withheld under the backup withholding tax rules from a payment to a holder will be allowed as a refund or a credit against that holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

Bermuda Tax Consequences

     In the opinion of Conyers Dill & Pearman, special Bermuda tax counsel to the company, the following discussion sets forth the material Bermuda tax consequences to U.S. holders of the reorganization and the ownership and disposition of Arch Capital Group-Bermuda common shares.

     At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Bermuda exempted company or its shareholders, other than shareholders ordinarily resident in Bermuda.

     Arch Capital Group-Bermuda will apply for and expects to obtain a written assurance from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on gain or appreciation on any capital asset, or any tax in the nature of estate duty or inheritance tax, that tax shall not be applicable until March 28, 2016 to Arch Capi-tal Group-Bermuda or to any of its operations or to the shares or its other obligations except insofar as the tax applies to persons ordinarily resident in Bermuda and holding those shares or its other obligations or any land leased or let to it. Therefore, there will be no Bermuda tax consequences, including any taxes imposed by way of withholding, with respect to the sale or exchange of the Arch Capital Group-Bermuda common shares or with respect to distributions in respect of the Arch Capital Group-Bermuda common shares. As an exempted company, Arch Capital Group-Bermuda will be liable to pay in Bermuda an annual government fee based upon its authorized share capital and the premium on its issued shares.

                           BERMUDA REGULATORY MATTERS

     Arch Capital Group-Bermuda has been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority whose permission for the issue of Arch Capital Group-Bermuda shares up to the amount of its authorized capital from time to time has been obtained.

     In granting such permission, the Bermuda Monetary Authority accepts no responsibility for the financial soundness of any schemes or for the correctness of any of the statements made or opinions expressed with regard to them.

     The transfer of Arch Capital Group-Bermuda shares between persons regarded as non-resident in Bermuda for exchange control purposes and the issue of shares after the completion of the reorganization to such persons may be effected without specific consent under the Exchange Control Act of 1972 and regulations thereunder. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act of 1972.

     There are no limitations on the rights of persons regarded as non-resident of Bermuda for exchange control purposes owning Arch Capital Group-Bermuda common shares to hold or vote their Arch Capital Group-Bermuda common shares, subject to the provisions of Arch Capital Group-Bermuda's bye-laws. Because Arch Capital Group-Bermuda has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to U.S. residents who are holders of Arch Capital Group-Bermuda common shares, other than in respect of local Bermuda currency.

     In accordance with Bermuda law, shares certificates are issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, Arch Capital Group-Bermuda is not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust.

     Arch Capital Group-Bermuda will take no notice of any trust applicable to any of its common shares whether or not it had notice of such trust.

     As an "exempted company," Arch Capital Group-Bermuda is exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudans, but as an exempted company Arch Capital Group-Bermuda may not participate in certain business transactions, including:

     o the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 50 years) without the express authorization of the Bermuda legislature;

     o the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda;

     o the acquisition of securities created or issued by, or any interest in, any local company or business, other than certain types of Bermuda government securities or securities of another "exempted" company, partnership or other corporation resident in Bermuda but incorporated abroad; or

     o the carrying on of business of any kind in Bermuda, except in furtherance of the business of Arch Capital Group-Bermuda carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

     The Bermuda government actively encourages foreign investment in "exempted" entities like Arch Capital Group-Bermuda that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, Arch Capital Group-Bermuda is subject neither to taxes on its income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and profits can be accumulated by Arch Capital Group-Bermuda, as required without limitation.

                              ELECTION OF DIRECTORS

     The board of directors of Arch Capital Group-Delaware is currently comprised of nine members divided into three classes serving staggered three-year terms. The board of directors intends to present for action at the annual meeting the re-election of Peter A. Appel, Lewis L. Glucksman and Ian R. Heap, whose present terms expire this year, to serve as Class II Directors for a term of three years or until their successors are duly elected and qualified.

     Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.

Nominees

     Set forth below is information regarding the nominees for election:

     Name                           Age     Position
     Peter A. Appel...............  38      President, Chief Executive Officer
                                              and Class II Director
     Lewis L. Glucksman...........  74      Class II Director
     Ian R. Heap..................  74      Class II Director

     Peter A. Appel has been president and chief executive officer since May 5, 2000 and a director of the company since November 1999. He was executive vice president and chief operating officer of the company from November 1999 to May 5, 2000, and general counsel and secretary of the company from November 1995 to May 5, 2000. Mr. Appel previously served as a managing director of the company from November 1995 to November 1999. From September 1987 to November 1995, Mr. Appel practiced law with the New York firm of Willkie Farr & Gallagher, where he was a partner from January 1995. He holds an A.B. degree from Colgate University and a law degree from Harvard University.

     Lewis L. Glucksman has been a director of the company since November 1995. Mr. Glucksman is currently an advisory director of Salomon Smith Barney Holdings Inc. (formerly Smith Barney Inc.), with whom he served as vice chairman from 1988 to 1998. Prior thereto, he was chairman of Glucksman & Company, a private investment banking firm, which he founded in 1984. From 1963 to 1984, Mr. Glucksman was associated with Lehman Brothers Inc. and its successor company Lehman Brothers Kuhn Loeb, Inc., serving in various positions, including as chairman and chief executive officer from 1983 to 1984, president from 1981 to 1983, and chief operating officer from 1976 to 1983. From 1976 to 1984, he was a commissioner of the Port Authority of New York and New Jersey. Mr. Glucksman is a trustee and member of the finance and executive committees of New York University.

     Ian R. Heap has been a director of the company since September 1995. Mr. Heap has been a director of XL Capital since 1987 and was chairman of the board of XL Capital from 1988 to 1992. He was president and chief executive officer of XL Capital and XL Insurance Ltd. from 1987 to 1988. From 1992 to 1993, he served as president and chief executive officer of Mid Ocean Reinsurance Company Ltd. Mr. Heap served as president and chief executive officer of XL America, Inc. and XL Insurance Company of New York, Inc. from 1998 until June 1999.

     The board of directors recommends that you vote "FOR" the election of all nominees to the board of directors.

Continuing Directors and Executive Officers

     The following individuals are our continuing directors and executive officers:


                                                                                                    Term
Name                                                   Age    Position                              Expires*
----                                                   ---    --------                              --------
Robert Clements....................................    67     Chairman and Class III Director       2001
Michael P. Esposito, Jr............................    60     Class III Director                    2001
Thomas V. A. Kelsey................................    67     Class I Director                      2002
Mark D. Mosca......................................    46     Class III Director                    2001
Robert F. Works....................................    52     Class I Director                      2002
Philip L. Wroughton................................    66     Class I Director                      2002
Debra M. O'Connor..................................    40     Senior Vice President, Controller     --
                                                              and Treasurer
Louis T. Petrillo..................................    34     Senior Vice President, General        --
                                                              Counsel and Secretary

*        Indicates expiration of term as a director of the company.

     Robert Clements was elected chairman and director of the company at the time of our formation in March 1995 and chairman and director in September 1995. He is currently an advisor to Marsh & McLennan Capital, Inc., with whom he served as chairman and chief executive officer from January 1994 to March 1996. Prior thereto, he served as president of Marsh & McLennan Companies, Inc. since 1992, having been vice chairman during 1991. He was chairman of J&H Marsh & McLennan, Incorporated (formerly Marsh & McLennan, Incorporated), a subsidiary of Marsh & McLennan Companies, Inc., from 1988 until March 1992. He joined Marsh & McLennan, Ltd., a Canadian subsidiary of Marsh & McLennan Companies, Inc., in 1959. Mr. Clements is a director of XL Capital Ltd, Annuity and Life Re (Holdings), Ltd. and Stockton Reinsurance Limited. He is chairman of the Board of Trustees of The College of Insurance and a member of Rand Corp. President's Council.

     Michael P. Esposito, Jr. has been a director of the company since September 1995. Mr. Esposito has been a director of XL Capital since 1986, serving as chairman of the board since April 1995, and has been co-chairman of Inter-Atlantic Capital Partners since June 1995. Mr. Esposito served as chief corporate control, compliance and administrative officer of The Chase Manhattan Corporation from 1991 to June 1995, having previously served as executive vice president and chief financial officer from 1987 to 1991. Mr. Esposito also currently serves as a director of Forest City Enterprises and Annuity and Life Re (Holdings), Ltd.

     Thomas V. A. Kelsey has been a director of the company since September 1996. Mr. Kelsey was the president and chief executive officer of School, College and University Underwriters, Ltd. ("SCUUL"), a Bermuda-domiciled reinsurance company, from 1993 to May 1998. Prior to joining SCUUL, he served at Chubb & Son Inc. and The Chubb Corporation since 1954 in various capacities, including executive vice president and chief underwriting officer.

     Mark D. Mosca has been a director of the company since June 1995, was president from June 1995 to May 5, 2000 and chief executive officer from March 1998 to May 5, 2000. From May 1993 to June 1995, he was senior vice president and chief underwriting officer of Zurich Reinsurance Centre Holdings, Inc. From February 1986 to May 1993, Mr. Mosca served as vice president of NAC Re Corporation, where he was manager of its treaty division. From 1975 to 1986, Mr. Mosca was employed by General Reinsurance Corporation where he was a vice president.

     Robert F. Works has been a director of the company since June 1999. Mr. Works is currently a managing director of Jones Lang LaSalle (formerly LaSalle Partners). He joined Jones Lang LaSalle in 1981, where he has served in various capacities, including manager of both the property management and investment management teams of the eastern region of the United States. Mr. Works is also manager for the Times Square Development Advisory and Chelsea Piers Lease Advisory on behalf of New York State and the president of GCT Ventures and the Revitalization of Grand Central Terminal for the Metropolitan Transportation Authority.

     Philip L. Wroughton has been a director of the company since September 1995. Mr. Wroughton was chairman of C.T. Bowring & Co. Limited from 1988 to 1996, chairman of The Bowring Group Ltd. from 1995 to 1996 and vice chairman of Marsh & McLennan Companies, Inc. from 1994 to 1996. Prior to 1994, he was chairman of Marsh & McLennan, Inc.

     Debra M. O'Connor has been senior vice president, controller and treasurer of the company since June 9, 2000. From 1995 to June 9, 2000, Ms. O'Connor was senior vice president and controller of the company's reinsurance subsidiary. From 1986 until 1995, Ms. O'Connor served Nac Re Corp. in various capacities, including vice president and controller. Prior to that, Ms. O'Connor was employed by General Re and the accounting firm of Coopers & Lybrand. Ms. O'Connor is a certified public accountant. She holds a B.S. degree from Manhattan College.

     Louis T. Petrillo has been senior vice president, general counsel and secretary of the company since May 5, 2000. From 1996 until May 5, 2000, Mr. Petrillo was vice president and associate general counsel of the company's reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher. He holds a B.A. degree from Tufts University and a law degree from Columbia University.

     See "Certain Relationships and Related Transactions--Designation of Directors" for a description of certain arrangements regarding the election of certain of our directors.

Board of Directors' Meetings and Committees

     The board of directors met six times during 1999 and took action by unanimous written consent once. The board of directors has established standing executive, audit, compensation and investment/finance committees. The board of directors has no standing nominating committee. Each director attended 75% or more of all meetings of the board and any committees on which the director served during fiscal year 1999.

     Executive Committee

     The executive committee of the board of directors is currently composed of Robert Clements (Chairman), Peter A. Appel and Michael P. Esposito, Jr. The executive committee may exercise all the powers and authority of the board of directors, when it is not in session, in the management of our business and affairs. Except as expressly authorized by the board of directors and permitted by law, the executive committee does not have authority to (1) amend our bylaws,
(2) declare a dividend, (3) elect or remove our officers, (4) authorize the issuance of shares of our capital stock or (5) authorize the disposition or acquisition of businesses or subsidiaries. The executive committee reports periodically to the board of directors as to actions it has taken. The executive committee did not meet during 1999.

     Audit Committee

     The audit committee of the board of directors is currently composed of Lewis L. Glucksman (Chairman), Thomas V. A. Kelsey and Philip L. Wroughton. The audit committee reviews our annual financial statements and other financial information provided to stockholders with the independent accountants and the practices and procedures adopted by us in the preparation of such financial statements and information. The audit committee submits recommendations to the board of directors with respect to the selection of independent accountants and reviews the independent accountants' annual scope of audit. The audit committee is required to meet at least annually with such accountants. The audit committee also reviews our claims and claims expense reserves, methodology and process, and the systems of internal controls, policies and procedures established by our management. The audit committee met four times during 1999.

     Compensation Committee

     The compensation committee of the board of directors is currently composed of Michael P. Esposito, Jr. (chairman), Ian R. Heap and Robert F. Works. The compensation committee has the authority to fix the compensation of our president and approve the compensation of our senior executives. The compensation committee reviews the general compensation policies and practices followed by us and our subsidiaries and administers our benefit plans. The compensation committee is required to report to the board of directors at least annually and whenever the board may require. Members of the compensation committee, while holding such office and within the previous year (except as expressly approved by our stockholders), may not receive any award under any compensation or other benefit plan that the compensation committee administers. The compensation committee met three times during 1999.

Compensation Committee Interlocks and Insider Participation

     The compensation committee of our board of directors currently consists of Michael P. Esposito, Jr., Ian R. Heap and Robert F. Works, with Mr. Esposito serving as chairman. None of the members of the compensation committee are or have been officers or employees of the company. In addition, no executive officer of the company served on any board of directors or compensation committee of any entity (other than the company) with which any member of our board serves as an executive officer. Messrs. Esposito and Heap are directors of XL Capital, which was our largest stockholder prior to our repurchase of XL Capital's interest in us on March 2, 2000. Please refer to "Certain Relationships and Related Transactions" below for a description of the stock repurchase and certain other transactions between us and XL Capital.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation paid to our executive officers for services rendered during fiscal years 1999, 1998 and 1997.

Summary Compensation Table



                                                                                      Long Term Compensation
                                                Annual Compensation                      Awards            Payouts
                                                                                Restricted
                                                                Other Annual     Stock      Securities   LTIP          All Other
Name and Principal                                            Compensation ($)  Award(s)    Underlying   Payouts     Compensation
Position                      Year    Salary($)    Bonus($)        ($)           ($)(1)     Options (#)      ($)         ($)(2)
---------------------------   ----    ---------    --------        ---          --------    -----------      ---         ------
Mark D. Mosca...........     1999       454,300     250,000          --              --            --         --          63,810
President, Chief Executive   1998       437,000     306,000          --              --        66,300         --          53,430
Officer and Director (3)     1997       420,000     510,000          --              --        72,100         --          50,815

Peter A. Appel..........     1999       375,000     250,000          --              --            --         --          51,339
Executive Vice President,    1998       302,000     210,000          --              --        62,800         --          35,596
Chief Operating Officer,     1997       261,000     245,500          --              --        38,500         --          30,675
General Counsel, Secretary
and Director (3)

Paul J. Malvasio........     1999       310,000     160,000          --              --            --         --          43,912
Managing Director, Chief     1998       301,000     185,000          --              --        37,800         --          37,437
Financial Officer and        1997       286,000     245,000          --              --        38,500         --          35,777
Treasurer (4)

(1) As of December 31, 1999, an aggregate of 30,000 unvested shares of restricted stock, with an aggregate value of $378,750 were held by the named executive officers as follows: (1) Mark D. Mosca--20,000 shares with a value of $252,500; and (2) each of Peter A. Appel and Paul J. Malvasio--5,000 shares with a value of $63,125. The shares of restricted stock were issued in 1995 and were to vest in five equal annual installments commencing on the first anniversary of each named executive officer's employment date. An aggregate of 120,000 shares of restricted stock vested to the named executive officers from 1996 through 1999. During the vesting period, cash dividends (if any) would be paid on outstanding shares of restricted stock. Stock dividends issued with respect to such shares (if any) would be subject to the same restrictions and other terms and conditions that apply to the shares of restricted stock with respect to which such dividends are issued. The balance of such restricted shares vested in connection with the sale of our reinsurance operations to Folksamerica Reinsurance Company. On April 24, 2000, 50,000 unvested shares of restricted stock were granted to Mr. Appel; these shares will vest in three equal annual installments on January 1 in each of 2001, 2002 and 2003, or in connection with a change in control.

(2) Includes: (1) matching contributions under an employee 401(k) plan, in the amounts of $7,200, $7,200 and $7,125 during 1999, 1998 and 1997, respectively, for each of Messrs. Mosca, Appel and Malvasio; (2) pension contributions under a money purchase pension plan in the following amounts for 1999, 1998 and 1997, respectively: $12,370, $10,064 and $10,184 for each of Messrs. Mosca, Appel and

     Malvasio, (3) contributions under an executive supplemental non-qualified savings and retirement plan in the following amounts for 1999, 1998 and 1997, respectively: (A) $42,674, $34,600 and $32,588 for Mr. Mosca, (B)
     $31,175, $17,738 and $12,772 for Mr. Appel, and (C) $21,750, $17,581 and
     $15,876 for Mr. Malvasio; and (4) term life insurance premiums paid in the following amounts for 1999, 1998 and 1997, respectively: (A) $1,566, $1,566 and $918 for Mr. Mosca, (B) $594, $594 and $594 for Mr. Appel, and (C) $2,592, $2,592 and $2,592 for Mr. Malvasio.

(3) On May 5, 2000, Mr. Appel replaced Mr. Mosca as president and chief executive officer.

(4)  Mr. Malvasio resigned on June 9, 2000.

     There were no grants of stock options made to any of our executive officers during 1999. On April 24, 2000, options to purchase 100,000 shares of our common stock, exercisable for 10 years at $15.125 per share (the market price of our common stock on that date), were granted to Mr. Appel. On May 5, 2000, options to purchase 10,000 shares of our common stock, exercisable for 10 years at $15.00 per share (the market price of our common stock on that date), were granted to each of Ms. O'Connor and Mr. Petrillo.

     The following table provides information regarding the number and value of options held by each of our executive officers as of December 31, 1999. No options were exercised by any executive officer during 1999.

Aggregated 1999 Fiscal Year-End Option Values

                                            Number of Securities                    Value of Unexercised
                                     Underlying Unexercised Options at            In-the-Money Options at
                                             December 31, 1999                      December 31, 1999(1)
                                  ----------------------------------------  -------------------------------------

         Name                        Exercisable       Unexercisable(2)        Exercisable        Unexercisable
Mark D. Mosca................          166,503              145,897                ___                 ___
Peter A. Appel...............           71,663               94,137                ___                 ___
Paul J. Malvasio.............           66,663               74,137                ___                 ___

(1) For purposes of the above table, none of the options held by our executive officers were "in-the-money" at December 31, 1999 because the exercise price of these options exceeded the market price of our common stock on such date (i.e., $12.63).

(2) All of the unexercisable options indicated vested and became exercisable upon stockholder and regulatory approval of the sale of our reinsurance operations to Folksamerica Reinsurance Company.

Employment Agreements and Termination of Employment Arrangements

     Mr. Appel's terms of employment provide for an annual base salary of $375,000. The salary is subject to review annually for increase at the discretion of the board. Mr. Appel is eligible to receive an annual cash bonus and stock-based awards at the discretion of the board and to participate in our employee benefit programs. The target rate for the annual cash bonus for Mr. Appel is 75% of his annual base salary. The company or Mr. Appel may terminate his employment at any time.

     Mr. Petrillo's terms of employment provide for an annual base salary of $180,000. The salary is subject to review annually for increase at the discretion of the board. Mr. Petrillo is eligible to receive an annual cash bonus and stock-based awards at the discretion of the board and to participate in our employee benefit programs. The target rate for the annual cash bonus for Mr. Petrillo is 40% of his annual base salary. The company or Mr. Petrillo may terminate his employment at any time. Our agreement with Mr. Petrillo provides that if his employment is terminated without cause or constructively terminated before May 5, 2001, he will be entitled to receive 1.5 times his annual base salary and target annual bonus (in addition to a pro rated portion of his salary and target annual bonus for the year in which he is terminated) unless he is entitled to receive payments under the change of control agreement described under "--Change in Control Arrangements."

     Ms. O'Connor's terms of employment provide for an annual base salary of $169,800. The salary is subject to review annually for increase at the discretion of the board. Ms. O'Connor is eligible to receive an annual cash bonus and stock-based awards at the discretion of the board and to participate in our employee benefit programs. The target rate for the annual cash bonus for Ms. O'Connor is 40% of her annual base salary. The company or Ms. O'Connor may terminate her employment at any time. Our agreement with Ms. O'Connor provides that if her employment continues until (or we terminate her employment other than for cause before) the later of (x) March 1, 2001 and (y) the filing of our annual report on Form 10-K for 2000, she will be entitled to receive $50,000 (in addition to a pro rated portion of her salary and target annual bonus for the year in which she is terminated).

     Upon the closing of the asset sale, Mr. Appel replaced Mark D. Mosca as president and chief executive officer of our company. In connection with that change, Mr. Mosca received the payments described below under "--Change in Control Agreements." Mr. Mosca has continued to serve as a director on our board.

     In March 1999, Bonnie Boccitto's employment as a managing director of both the company and the company's reinsurance subsidiary and chief underwriting officer of the company's reinsurance subsidiary was terminated. Upon such termination, Ms. Boccitto received as severance a payment of $250,000, plus an amount equal to her annual base salary of $310,000 per annum through April 1, 2000. In addition, as of the termination date, 10,000 shares of restricted stock held by Ms. Boccitto vested and her options to purchase 102,299 shares of our common stock became exercisable in full.

Change in Control Arrangements

     Our board of directors adopted change in control severance arrangements for our executive officers and other employees in November 1996, and approved certain amendments in February 1999, in order to encourage our employees to focus more effectively on our interests in connection with a potential change in control. These arrangements were intended to decrease the risk that our employees will terminate their employment with us or otherwise be distracted in the event of a change in control.

     The sale of our reinsurance operations to Folksamerica constituted a change in control for purposes of our change in control and other benefit and employment arrangements. Under these arrangements, all unvested stock options and shares of restricted stock held by our employees and the members of our board of directors (other than Mr. Clements) vested in connection with the asset sale. Please refer to the tables entitled "--Summary Compensation Table" and the "--Aggregated 1999 Fiscal Year-End Option Values" for information regarding the options and restricted stock held by our executive officers. In addition, the following payments were made to our executive officers upon closing of the asset sale: Mark D. Mosca, $2,716,714; Peter A. Appel, $1,476,563; and Paul J. Malvasio, $1,220,625. These amounts were equal to a specified multiple of the sum of such executive officer's annual base salary and target annual bonus (or, in the case of Mr. Mosca, a notional target amount equal to 100% of his annual base salary). The specified multiple was 2.99 for Mr. Mosca and

2.25 for Messrs. Appel and Malvasio. Such payments did not exceed an amount that would trigger the payment of excise taxes, and were not subject to mitigation in the event that such officer receives any compensation from other employment following his termination. In addition, a prorated portion of such executive officer's target annual bonus (or, in the case of Mr. Mosca, a prorated portion of a notional target amount equal to 100% of his annual base salary) was paid to the executive officers at the closing of the asset sale, as follows: Mr. Mosca:
$156,398; Mr. Appel: $96,823; and Mr. Malvasio: $80,040. Each executive officer is also entitled to continuance of his health care, dental, disability and group-term and life insurance benefits for prescribed periods.

     Robert Clements, chairman of our board, received a special bonus of $300,000 upon the consummation of the asset sale.

     Under the asset purchase agreement we entered into with Folksamerica, we were required to offer to retain our employees (other than senior executives) to work at our offices for up to a 60-day period following the closing of the transaction in order to help facilitate the transition of our reinsurance business to Folksamerica. Folksamerica will reimburse us for the costs of retaining these employees during this 60-day period until these employees are terminated by Folksamerica. We amended our change in control arrangements covering employees of the level of vice president and below to comply with this obligation. Immediately upon the involuntary termination (other than for cause) or, only in the case of officers, constructive termination, of any such employee within specified periods following the closing of the asset sale, the employee would be entitled to a payment equal to a specified multiple of the sum of such employee's annual base salary and target annual bonus. The specified multiple is
2.0 for senior vice presidents, 1.5 for vice presidents, 1.0 for other officers, and 0.5 for non-officers. All such payments may not exceed an amount that would trigger the payment of excise taxes, and employees below the level of senior vice president will receive the payments in monthly installments and have a duty to mitigate such payments by seeking new employment. In addition, upon termination of any such employee's employment following a change in control other than for cause, we will pay to such employee a prorated portion of his or her target annual bonus and continue health care, dental, disability and group-term and life insurance benefits for prescribed periods.

     Employees who were covered by these change in control arrangements are subject to provisions regarding non-solicitation of employees and customers for a period of one year following termination of employment. In addition, all such employees are subject to provisions regarding non-disclosure of confidential and proprietary information. All such non-solicitation and non-disclosure provisions apply whether or not a change in control has occurred.

     "Change of control" means the occurrence of any of the following:

     o a third party, other than Marsh & McLennan Risk Capital Holdings, Ltd. or The Trident Partnership, L.P. (or, with respect to the arrangements adopted in 1996 and amended in 1999, XL Capital) (collectively, the "Initial Investors"), obtains beneficial ownership of 35% or more of our voting securities;

     o an Initial Investor's beneficial ownership increases to 50% or more of our voting securities;

     o the incumbent directors (or their board-approved successors) cease to constitute a majority of the board;

     o a merger, consolidation, recapitalization, liquidation, sale or reorganization of our company, unless at least 60% of the voting securities of the surviving entity are held by our former stockholders in substantially similar proportion to their share ownership in us immediately prior to the transaction; or

     o    the board resolves that a change in control has occurred.

     "Constructive termination" means the occurrence, with respect to any executive officer, of any of the following:

     o the assignment of duties and responsibilities inconsistent in any material and adverse respect with such officer's position or a significant diminution in his or her duties or responsibilities; provided, however, that "constructive termination" will not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of our company no longer being a publicly traded entity, and does not involve any other event set forth in this definition;

     o    a reduction in such officer's base salary or bonus opportunity;

     o the requirement that such officer work at a location outside of Fairfield County, Connecticut or Westchester County, New York;

     o the failure to provide such officer with benefits and incentive compensation opportunities at least as favorable, in the aggregate, as the benefits and incentive compensation opportunities available to such officer immediately prior to a change in control; or

     o the failure to secure the agreement of any successor corporation or other entity to our company to fully assume our obligations under the arrangements described above.

     There are no continuing change in control arrangements with our present officers and employees except with Messrs. Clements, Appel and Petrillo, as described below.

     In connection with his retention as chairman of the board, we entered into a change in control arrangement with Mr. Clements which provides that upon involuntary termination (other than for cause) or constructive termination within 24 months following a change in control, Mr. Clements would be entitled to a payment equal to 2.99 times the sum of his annual compensation plus his bonus for the previous year. In addition, upon termination of his employment following a change in control, we will pay him a prorated portion of his bonus for the previous year. If prior to a change in control the board of directors determines to terminate Mr. Clements' services as chairman of the board for any reason, this change in control arrangement will terminate, whether or not a change in control is then contemplated.

     In connection with his employment as president and chief executive officer, we entered into a new change in control arrangement with Mr. Appel which provides benefits determined using formulas similar to those described above (with respect to the change in control arrangements adopted in 1996 and amended in 1999) if his employment is involuntarily or constructively terminated within 24 months following a change of control, except that the applicable multiple would be 2.99. If prior to a change in control the board of directors determines to terminate Mr. Appel's services as president and chief executive officer for any reason, this change in control arrangement will terminate, whether or not a change in control is then contemplated.

     In connection with his employment as general counsel and secretary, we entered into a new change in control arrangement with Mr. Petrillo which provides that upon involuntary termination (other than for cause) or constructive termination within 24 months following a change in control, Mr. Petrillo would be entitled to a payment equal to 2.0 times the sum of his annual base salary and target annual bonus. In addition, upon termination of his employment following a change in control, we will pay him a prorated portion of his target annual bonus for such year and continue health care, dental, disability and group-term and life insurance benefits for 24 months.

Director Compensation

     For the 1998-1999 annual period, each non-employee member of our board of directors received an annual cash retainer fee in the amount of $25,000. Commencing with the 1999-2000 annual period, each non-employee director is entitled, at his option, to receive this retainer fee in the form of shares of our common stock instead of cash. If so elected, the number of shares distributed to the non-employee director is equal to 120% of the amount of the annual retainer fee otherwise payable divided by the fair market value of a share of our common stock. Each non-employee director also receives from the company a meeting fee of $1,000 for each board or committee meeting attended. In addition, each non-employee director serving during 1999 as chairman of the (1) executive committee, compensation committee or investment/finance committee received an annual fee of $3,000 and (2) audit committee received an annual fee of $5,000. All non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board or committees thereof. Directors who are also employees of the company or its subsidiaries receive no cash compensation for serving as directors or as members of board committees.

     Pursuant to our long-term incentive and share award plans, upon joining the board, each non-employee director receives an option to purchase 300 shares of our common stock at an exercise price per share equal to the then market price of a share of common stock. Our plans also provide for automatic annual grants to non-employee directors of options to purchase shares of our common stock on January 1 of each year. Commencing January 1, 2000, the amount of shares covered by this annual grant was increased from 500 to 1,500 shares.

     Robert Clements, chairman of our board of directors, also received a bonus of $250,000 for performance during 1999. In addition, in connection with his retention as chairman of the board, Mr. Clements received $200,000 in restricted stock, or 12,500 shares (based on the closing market price of the company's common stock on May 5, 2000). These shares will vest on January 1, 2001. Please also refer to "-- Change in Control Arrangements" above. Further, we have entered into an agreement with Mr. Clements, under which he will receive compensation at an annual rate equal to one-half of the salary of the company's president, payable in restricted stock that vests on January 1 of the following year. For 2000, under this formula, he received 11,718 shares of restricted stock ($187,500 divided by $16, the closing market price of our common stock on May 5, 2000), which will vest on January 1, 2001. If Mr. Clements's service as chairman of our board is terminated for any reason, he will be entitled to receive an amount equal to a prorated portion of his compensation for that year. Mr. Clements is also eligible to receive a cash bonus at the discretion of the compensation committee. In connection with these arrangements, Mr. Clements waived his right to receive any non-employee director compensation.

Report of the Compensation Committee of the Board of Directors

     The compensation committee of our board of directors is responsible for developing and making recommendations to the board with respect to all matters related to the compensation of our executive officers and establishes overall compensation policies for our employees. The following report summarizes the company's compensation policies for 1999.

     Compensation Philosophy

     The company's compensation program is designed to attract and retain executives who will contribute to the company's long-term success, to reward executives for achieving both short and long-term strategic company goals, to link executive and stockholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions and company performance. Independent compensation consultants have assisted the compensation committee in its review of our compensation program.

     The principal components of our compensation program are base salary, annual performance bonus and stock-related incentives. In determining the amount and form of executive compensation, the compensation committee considers the competitive market for senior executives, the executive's role in the company's achieving its business objectives and the company's overall performance. As the executive's level of responsibility increases, a greater portion of potential total compensation opportunity is intended to be based on corporate performance.

     In 1999, the compensation committee recommended certain changes to the company's change in control and severance arrangements, which were adopted by our board of directors and are described above. These arrangements were intended to encourage our employees to focus more effectively on our interests in connection with a potential change in control. The sale of our reinsurance operations to Folksamerica constituted a change of control for purposes of these arrangements. Please refer to the section entitled "--Change in Control Arrangements."

     Base Salary

     Base salaries reflect individual positions, responsibilities, experience and potential contribution to the success of the company. Actual salaries vary according to the compensation committee's subjective assessment of a number of factors in its review of base salaries of company executives. The compensation committee periodically evaluates each individual's job responsibilities and related compensation, and compares cash compensation practices to peer groups and other relevant compensation data to ensure that the company's compensation structure is consistent with its compensation philosophy. Base salary increases are based on individual and corporate performance and reflect market and cost-of-living increases.

     Annual Performance Bonus

     Annual bonuses are based on corporate performance for the prior year and an evaluation of each employee's respective contribution to the performance of the company. As an employee's responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.

     Target performance bonus opportunities are established for all employees upon the commencement of employment and are periodically reviewed by the compensation committee. An individual's target performance bonus opportunity is expressed as a percentage of base salary. For 1999, these targets ranged from 5% to 75%. For each employee, his or her target is an approximation of the bonus payment that may be paid if performance goals and other expectations are attained by both the employee and the company as a whole.

     Under the annual bonus plan, a target performance bonus pool is established based on the sum of all individual target performance bonus opportunities. The target performance bonus pool is adjusted upward or downward to reflect actual corporate performance as determined by the compensation committee. Determination of the bonus pool is based on an evaluation of the company's performance relative to the strategic and financial objectives contained in the company's annual management plan as well as the achievement of qualitative objectives. There is no predetermined weight given to specific performance criteria. Rather, the compensation committee's evaluation involves a subjective balancing of the various measures of performance.

     Long-Term Incentive Compensation

     Our stock-based compensation is designed to align the interests of executives and stockholders by providing value to the executive as the stock price increases. Due to the variability of the stock price, stock options, restricted stock and other stock-based awards, which comprise a significant portion of executive compensation, are dependent upon our overall results and how the company is perceived by its stockholders and the marketplace. Options awarded to executives are granted at 100% of the market value of the stock on the date of grant. Generally, stock-based awards become exercisable or vest over a relatively long period, motivating executives to remain with the company and sustain high corporate performance in order to increase the value of such awards.

     Stock-based compensation grant levels and awards are reviewed and determined each year by the compensation committee. Grants of stock-based compensation are determined on the basis of a number of factors, including (1) competitive total compensation and long-term incentive grant levels as determined in the market, (2) the company's stock ownership objectives and (3) both corporate and individual performance.

     For 1999, no stock-based awards were granted to any of the executive officers or other officers of the company.

     CEO Compensation

     During 1999 our president and chief executive officer, who also served as president and chief executive officer of our reinsurance subsidiary, was Mr. Mosca, who resigned on May 5, 2000. Mr. Mosca's employment agreement provided for annual reviews for base salary increases and an annual bonus of not less than $250,000. In 1999, Mr. Mosca's annual base salary was increased by 4% to $454,300. For 1999, Mr. Mosca received an annual cash bonus of $250,000 pursuant to his employment agreement, and did not receive any stock-based compensation. In determining Mr. Mosca's total compensation, the quantitative and qualitative criteria described above were applied. See "--Employment Agreements and Termination of Employment Arrangements" and "--Change in Control Arrangements."

     Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductible amount of annual compensation paid to the chief executive officer and four other most highly compensated executive officers to no more than $1,000,000 each. Since the company will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of the company if it employs the chief executive officer or one of the four other most highly compensated executive officers. Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. The company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the compensation committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the company's success. Consequently, the compensation committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m). The compensation committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                           ---------------------------

     This report of the compensation committee and the Performance Graph immediately following will not be deemed incorporated by reference by any general statements incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent it shall be specifically incorporated, and shall not otherwise be deemed filed under such Acts.

                             COMPENSATION COMMITTEE

                             Michael P. Esposito, Jr. (Chairman)
                             Ian R. Heap
                             Robert F. Works

                                PERFORMANCE GRAPH

     The following graph compares the company's cumulative total stockholder return on our common stock to the cumulative total return, assuming reinvestment of dividends, for (1) Standard & Poor's 500 Composite Stock Index ("S&P 500 Index") and (2) a company-constructed peer group (the "Peer Group") over the period commencing September 13, 1995 (the date on which the initial public offering price of our common stock was determined) through December 31, 1999. As of December 31, 1999, the Peer Group consisted of the following domestic broker-market reinsurance companies, each of which has more than $250,000,000 of total capital and surplus measured on the basis of statutory accounting principles: Everest Reinsurance Holdings, Inc., Transatlantic Holdings, Inc. and Trenwick Group Inc. The stock price performance presented below is not necessarily indicative of future results.

                   Cumulative Total Stockholder Return (1)(2)

[OBJECT OMITTED]  [LINE GRAPH CHARTING THE TABLE BELOW]


                                        9/13/95    12/31/95    12/31/96    12/31/97    12/31/98     12/31/99
             Arch Capital Group         $100.00    $116.90     $96.88      $111.25     $108.75      $63.13
             S&P 500 Index              $100.00    $107.05     $131.63     $175.55     $225.72      $273.21
             Peer Group                 $100.00    $105.07     $115.32     $158.64     $155.40      $131.26


(1)  Stock price appreciation plus dividends.

(2) The initial public offering price for our common stock was $20.00 as determined on September 13, 1995. The above graph assumes that the value of the investment was $100 on such date. The closing price for our common stock on December 31, 1999 was $12.63.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information available to us as of June 30, 2000 with respect to the ownership of our common stock by (1) each person known to us to be the beneficial owner of more than 5% of our outstanding shares, (2) each director of the company, (3) each executive officer of the company and (4) all of our directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

                                                                               Rule 13d-3
Name and Address                                 Number of Shares              Percentage              Fully-Diluted
of Beneficial Owner                            Beneficially Owned(1)          Ownership(1)             Percentage(2)
----------------------------------------       ---------------------          ------------             --------------
Marsh & McLennan Risk Capital
  Holdings, Ltd. (3)....................              2,301,022                   17.3%                    22.3%
  1166 Avenue of the Americas
  New York, New York 10036

Merrill Lynch & Co., Inc. (4)...........              2,033,900                   16.4                      11.2
  World Financial Center, North Tower
  250 Vesey Street
  New York, New York 10381

The Trident Partnership, L.P. (5).......              1,636,079                   11.9                      9.0
  Craig Appin House
  8 Wesley Street
  Hamilton, HM11, Bermuda

EQSF Advisers, Inc. and
  M.J. Whitman Advisers, Inc. (6).......              1,132,975                    9.1                      6.2
  767 Third Avenue
  New York, New York 10017

Franklin Resources, Inc. (7)............              1,064,100                    8.6                      5.8
  777 Mariners Island Boulevard
  San Mateo, California 94404

Beck, Mack & Oliver LLC (8).............                992,700                    8.0                      5.4
  330 Madison Avenue
  New York, New York 10017

Steinberg Asset Management Co.,
  Inc. (9)..............................                894,154                    7.2                      4.9
  12 East 49th Street
  New York, New York 10017



                                       61
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                                                                               Rule 13d-3
Name and Address                                 Number of Shares              Percentage              Fully-Diluted
of Beneficial Owner                            Beneficially Owned(1)          Ownership(1)             Percentage(2)
----------------------------------------       ---------------------          ------------             --------------

 Crabbe Huson Group, Inc. (10)...........               809,887                    6.5                      4.4
   121 SW Morrison, Suite 1400
   Portland, Oregon  97204

Robert Clements (11)....................                376,510                    3.0                      3.3

Peter A. Appel (12).....................                348,971                    2.8                      1.9

Michael P. Esposito, Jr. (13)...........                  9,304                     *                        *

Lewis L. Glucksman (13).................                  5,304                     *                        *

Ian R. Heap (13)........................                  6,800                     *                        *

Thomas V. A. Kelsey (13)................                  8,054                     *                        *

Mark D. Mosca (14)......................                455,471                    3.6                      2.5

Robert F. Works (13)....................                  3,804                     *                        *

Philip L. Wroughton (13)................                  4,300                     *                        *

Debra M. O'Connor (15)..................                 47,262                     *                        *

Louis T. Petrillo (16)..................                 31,216                     *                        *

All directors and executive officers
(11 persons)............................              1,296,996                   9.9%                      8.5%

---------------

* Denotes beneficial ownership of less than 1.0%.

(1) Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), amounts shown under "Number of Shares Beneficially Owned" and "Rule 13d-3 Percentage Ownership" include shares of common stock that may be acquired by a person within 60 days of the date hereof. Therefore, "Rule 13d-3 Percentage Ownership" has been computed based on (1) 12,389,067 shares of common stock actually outstanding as of June 30, 2000 and (2) shares of common stock that may be acquired within 60 days of the date hereof upon the exercise of options and warrants held by the person whose Rule 13d-3 Percentage Ownership is being computed.

(2) Amounts shown under "Fully-Diluted Percentage" in the above table have been computed based on 12,389,067 shares of common stock actually outstanding as of June 30, 2000 and shares of common stock that may be acquired upon the exercise of all outstanding options and warrants (whether or not such options and warrants are exercisable within 60 days). As of June 30, 2000, there were an aggre-



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

     gate of 5,834,800 shares of common stock issuable under outstanding warrants and options as follows: (1) Class A Warrants to purchase an aggregate of 2,531,079 shares of common stock (the "Class A Warrants"), (2) Class B Warrants to purchase an aggregate of 1,920,601 shares of common stock (the "Class B Warrants"), and (3) options to purchase an aggregate of 1,383,120 shares of common stock. The Class A Warrants are immediately exercisable at $20 per share and expire on September 19, 2002. The Class B Warrants are exercisable at $20 per share at any time after our common stock has traded at or above $30 per share for 20 out of 30 consecutive trading days and expire on September 19, 2005.

(3) Amounts include (1) 1,395,625 shares of common stock owned directly by Marsh & McLennan Risk Capital Holdings, Ltd. ("MMRCH") and (2) 905,397 shares issuable upon the exercise of Class A Warrants held by MMRCH. "Fully-Diluted Percentage" also reflects 1,770,601 shares of common stock issuable upon the exercise of Class B Warrants held by MMRCH, which warrants may become exercisable within 60 days of the date hereof. Based upon a Schedule 13D, dated November 7, 1996, filed with the SEC by Marsh & McLennan Companies, Inc.

(4) Based upon a Schedule 13G dated January 26, 2000, filed with the SEC jointly by Merrill Lynch & Co., Inc., a parent holding company, and Merrill Lynch Global Allocation Fund, Inc. ("MLGAF"), a registered investment company. In the Schedule 13G, Merrill Lynch & Co. reported that it has shared voting power and shared dispositive power with respect to 2,033,900 shares of common stock and MLGAF reported that it has shared voting power and shared dispositive power with respect to 1,947,500 shares of common stock.

(5) Amounts include (1) 250,000 shares of common stock owned directly by The Trident Partnership, L.P. and (2) 1,386,079 shares of common stock issuable upon the exercise of Class A Warrants held by Trident. Based upon a
     Schedule 13D, dated March 27, 1998, filed with the SEC by Trident.

(6) Based upon a Schedule 13G dated February 14, 2000, filed with the SEC jointly by EQSF Advisers, Inc. and M.J. Whitman Advisers, Inc. ("MJWA"), each an investment advisor, and Martin J. Whitman. In the Schedule 13G, EQSF reported that it has sole voting power and sole dispositive power with respect to 473,400 shares of common stock and MJWA reported that it has sole voting power and sole dispositive power with respect to 659,575 shares of common stock.

(7) Based upon a Schedule 13G dated January 31, 2000, filed with the SEC by Franklin Resources, Inc. and certain of its affiliates (collectively, "FRI"). In the Schedule 13G, FRI reported that it has sole voting power and sole dispositive power with respect to 1,064,100 shares of common stock beneficially owned by one or more managed accounts which are advised by investment advisory subsidiaries of FRI.

(8) Based upon a Schedule 13G dated January 22, 1999, filed with the SEC by Beck, Mack & Oliver LLC, an investment advisor. In the Schedule 13G, Beck reported that it has shared dispositive power with respect to 992,700 shares of common stock beneficially owned by its clients.

(9) Based on Schedule 13G dated February 10, 2000, filed with the SEC jointly by Steinberg Asset Management Co., Inc., an investment adviser ("SAMC"), and Michael A. Steinberg & Co., Inc., a broker-dealer. In the Schedule 13G, SAMC reported that it has sole voting power with respect to 554,200 shares of common stock and sole dispositive power with respect to 891,654 shares of common stock, and Steinberg & Co. reported that it has sole dispositive power with respect to 2,500 shares of common stock.



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

(10) Based upon a Schedule 13G dated February 3, 2000, filed with the SEC by the Crabbe Huson Group, Inc., an investment advisor. In the Schedule 13G, Crabbe Huson reported that it has shared voting power with respect to 774,287 shares of common stock and shared dispositive power with respect to 809,887 shares of common stock beneficially owned by its clients.

(11) Amounts include (1) 48,522 shares of common stock owned directly by Mr. Clements (24,218 of which shares are subject to vesting), (2) Class A Warrants to purchase 200,000 shares of common stock, (3) 33,385 shares of common stock issuable upon exercise of immediately exercisable options and
     (4) 55,000 shares of common stock and Class A Warrants to purchase 39,603 shares of common stock beneficially owned by Taracay Investors, a general partnership, the general partners of which consist of Mr. Clements and members of his family. Mr. Clements is the managing partner of Taracay. "Fully-Diluted Percentage," also includes (1) 73,740 shares of common stock subject to stock options and (2) 150,000 shares of common stock issuable upon the exercise of Class B Warrants, which Class B Warrants may become exercisable within 60 days of the date hereof.

(12) Amounts include (1) 83,171 shares of common stock owned directly by Mr. Appel (50,000 of such shares are subject to vesting) and (2) 265,800 shares issuable upon exercise of immediately exercisable options.

(13) Amounts include 3,300 shares (in the case of Messrs. Kelsey and Works, 3,050 and 1,800 shares, respectively) of common stock issuable upon exercise of immediately exercisable options.

(14) Amounts include (1) 143,071shares of common stock owned directly by Mr. Mosca and (2) 312,400 shares of common stock issuable upon exercise of immediately exercisable options.

(15) Amounts include (1) 13,262 shares of common stock owned directly by Ms. O'Connor and (2) 34,000 shares of common stock issuable upon exercise of immediately exercisable options. "Fully-Diluted Percentage" also includes 10,000 shares of common stock issuable on exercise of stock options that may become exercisable within 60 days.

(16) Amounts include (1) 3,416 shares of common stock owned directly by Mr. Petrillo and (2) 27,800 shares of common stock issuable upon exercise of immediately exercisable options. "Fully-Diluted Percentage" also includes 10,000 shares of common stock issuable upon exercise of stock options that may become exercisable within 60 days hereof.





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


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Equity Advisory Agreement

     We have an investment advisory agreement with Marsh & McLennan Capital, Inc. ("MMCI") for management of our portfolio of equity securities (including convertible securities) that are publicly traded ("Public Portfolio") and a portion of our portfolio of privately held equity securities, primarily in issuers engaged in or providing services to, the insurance and reinsurance businesses ("Private Portfolio"). Neither the Public Portfolio nor the Private Portfolio includes "strategic investments" over which we have operational control. However, if MMCI brings us an investment which we choose to make as a "strategic investment", we will pay MMCI a finder's fee of 1% of the investment; if we and MMCI agree to MMCI providing more extensive services than as a finder, a further fee would be negotiated. The Private Portfolio includes equity securities which do not have a readily ascertainable market or are subject to certain trading restrictions. MMCI's direct parent, Marsh & McLennan Risk Capital Holdings, Ltd. ("MMRCH"), owns 1,395,625 shares, or approximately 11.3% of our outstanding common stock, and Class A warrants and Class B warrants to purchase 905,397 and 1,770,601 shares of common stock, respectively. Robert Clements and Philip Wroughton serve on our board of directors as designees of MMRCH. See "Security Ownership of Certain Beneficial Owners and Management" and "--Designation of Directors."

     Effective July 1, 1999, we amended our investment advisory agreement with MMCI. Pursuant to the amended agreement, which has a term of four years (subject to renewal or early termination under certain circumstances), MMCI provides us with investment management and advisory services with respect to investments in the Private Portfolio whose value exceeds (1) $10 million during the first year of the term, (2) $15 million during the second year of the term, and (3) $20 million during the third and fourth years of the term. Under the amended agreement, we pay MMCI an annual fee equal to the excess of (x) 20% (previously 7.5%) of cumulative net realized gains including dividends, interest and other distributions, received on the Private Portfolio over (y) cumulative compensation previously paid in prior years on cumulative net realized gains (as defined in the agreement) on the Private Portfolio managed by MMCI, but we will not pay MMCI a management fee (previously 1.5% per annum of the quarterly carrying value of the Private Portfolio). With respect to the management of our Public Portfolio, we pay MMCI a fee equal to 0.50% of the first $50 million under MMCI's management and 0.35% of all amounts in excess of $50 million, subject to a minimum fee of $250,000 per annum (previously 0.35% for the entire Public Portfolio). The initial agreement provided for a minimum aggregate cash fee to MMCI of $500,000 per annum through December 31, 1997. Fees incurred under the agreement during fiscal year 1999 were approximately $1.5 million.

     Under the amendments to our agreement with MMCI, we are entitled to receive from MMCI $1.25 million per annum during the initial four-year term, subject to certain conditions. The amount accrued to us during 1999 was $625,000.

     We have agreed to reimburse MMCI for certain of its expenses in connection with services to be provided under the equity advisory agreement and indemnify MMCI and its affiliates with respect to certain matters related to their services.

Trident II, L.P.

     On June 4, 1999, we committed to invest $25 million as a limited partner of Trident II, L.P., a partnership managed by MMCI. Trident II makes private equity-related investments in the global insurance, reinsurance and related industries. The fund targets investments in existing companies that are in need of growth capi-tal or are underperforming as well as in newly formed companies. The chairman of our board of directors is one of four senior principals of MMCI who manage Trident II.

     The term of Trident II expires in 2009. However, the term may be extended for up to a maximum of three one-year periods at the discretion of MMCI to permit orderly dissolution.

     During the first six years of the fund, we will pay an annual management fee, payable semi-annually in advance, equal to 1.5% of our aggregate $25.0 million commitment as well as a percentage of cumulative net gains on invested funds. After such six year period, the annual management fee will be 1.5% of the aggregate funded commitments. For the period ended December 31, 1999, we funded our 1.96% share, or $6.1 million, of investments made by Trident II in various entities. Fees and expenses of $250,000 were paid in 1999 to MMCI relating to its management of Trident II.

Fixed Income Advisory Agreement

     We had an investment advisory agreement with The Putnam Advisory Company, Inc., an affiliate of MMCI, for the management of our fixed income securities and short-term cash portfolios through April 1999. In May 1999, we transferred the management of the fixed income and short-term cash portfolios from Putnam to Alliance Capital Management L.P. For the fixed income securities portfolio, we paid to Putnam a fee equal to the sum of 0.35% per annum of the first $50 million of the market value of the portfolio, 0.30% per annum on the next $50.0 million, 0.20% per annum on the next $100 million, and 0.15% per annum of the market value of assets that exceeded $200 million. For the short-term cash portfolio, we paid a fee equal to 0.15% per annum of the total monthly average market value. Fees incurred under the Putnam agreement for the period in 1999 were approximately $173,000.

XL Capital Stock Repurchase

     On March 2, 2000, we repurchased from XL Capital Ltd, then our single largest stockholder, all of the 4,755,000 shares of our common stock held by it. Under the terms of a stock repurchase agreement with XL Capital, we paid $12.45 per share of our common stock, or a total of $59.2 million. The per share repurchase price was determined as the lesser of (1) 85% of the average closing market price of our common stock during the 20 trading days beginning on the third business day following public announcement of the stock repurchase and asset sale (January 21, 2000), which was $14.65, and (2) $15. We paid XL Capital the consideration for the repurchase with: our interest in privately held LARC Holdings, Ltd. (parent of Latin American Reinsurance Company Ltd.), valued at $25 million (which was carried by us at $24 million at December 31, 1999); and all of our interest in Annuity and Life Re (Holdings), Ltd., valued at $25.38 per share and $18.50 per warrant, or $37.8 million in the aggregate (which was carried by us at $38.2 million at December 31, 1999). XL Capital paid us in cash the difference (equal to $3.6 million) between our repurchase price and the value of our interests in LARC Holdings and Annuity and Life Re. The value per share of Annuity and Life Re was determined by taking the average of the closing price of Annuity and Life Re shares for the same period used in determining the repurchase price of our shares. The value of the warrants was determined using a Black Scholes methodology.

Other Transactions

     Commencing in 1996, we subleased office space to MMCI for a term expiring in October 2002. Future minimum rental income under the remaining term of the sublease, exclusive of escalation clauses and maintenance costs, will be approximately $1,218,000. Rental income for 1999 was $430,000. In 1999, MMCI also reimbursed us approximately $60,000 for MMCI's pro rata share of costs for improvements and maintenance under the sublease. In addition, commencing in 1997, we subleased approximately 6,000 square feet of the of-fice space to another tenant for a term expiring in October 2002. Rental income for this space during 1999 was approximately $225,000, of which $84,000 was allocated to MMCI as its pro rata share of such income. Effective March 31, 2000, the sublease with this tenant was terminated, and MMCI has assumed the 6,000 square feet of space and will be responsible for the costs associated with the space.

     Pursuant to agreements among Robert Clements, MMCI and MMRCH, and in recognition of services provided by Mr. Clements to MMCI, our equity investment advisor, MMRCH transferred to Mr. Clements Class A Warrants to purchase 200,000 shares of our common stock in September 1996 and Class B Warrants to purchase 150,000 shares of common stock in June 1998. The rights to certain of these warrants were subsequently transferred by Mr. Clements to members of his family. These arrangements also provide that Mr. Clements will receive a performance payment in an amount of up to $1,500,000 from MMCI if revenues received by MMCI in the year 2000 from fees generated by our equity advisory agreement with MMCI reach certain levels. See "Election of Directors" and "--Equity Advisory Agreement."

     Lewis L. Glucksman, a member of our board, is an Advisory Director and former Vice Chairman of Salomon Smith Barney Holdings Inc., an affiliate of which served as lead underwriter for our initial public offering and performs investment banking services for us from time to time.

     In April 1996, we acquired a 33% economic interest (9.75% voting interest) in Island Heritage Insurance Company, Ltd., a Cayman Islands insurer, for an aggregate purchase price of $4.5 million. Certain of our directors and other investors invested in the securities of Island Heritage at the same per share price paid by us. In February 1999, we made an additional investment in Island Heritage in the amount of approximately $1.0 million.

     Prior to the sale of our reinsurance operations to Folksamerica, we engaged, in the ordinary course of our business, in insurance, investment or other transactions with XL Capital and its subsidiaries and/or subsidiaries of Marsh & McLennan Companies, Inc. (collectively, "Marsh") or companies in which Marsh has equity or other interests, including MMCI and Trident. MMCI is the investment advisor to Trident and affiliates of Marsh have invested in Trident. We have invested, and in the future may continue to invest, in entities in which Trident has invested or is investing. Prior to the asset sale, we provided reinsurance to certain of these entities. We believe that the terms of such transactions, including those described below, were no less favorable to us than could have been obtained from third parties that were not affiliated with us.

     In 1999, we assumed net premiums written and net premiums earned of approximately $5.2 million and $5.3 million, respectively, from an affiliate of XL Capital. In addition, we assumed net premiums written and net premiums earned of approximately $17.4 million and $17.3 million, respectively, from insurance companies that are majority-owned by Trident.

     Affiliates of Marsh have acted as reinsurance intermediaries to us from time to time. Commissions allocable to these intermediaries for premiums earned by us in fiscal year 1999 were approximately $28.2 million. In addition, we have utilized affiliates of Marsh as insurance brokers for our corporate insurance needs.

     At December 31, 1999, we owned common stock of XL Capital with an estimated fair value and carrying value of $13,488,000.

     In April 1998, we acquired for approximately $20 million a minority ownership interest in Annuity and Life Re (Holdings), Ltd., which investment was made concurrently with an investment by XL Capital. In November 1997, we and XL Capital formed Latin American Reinsurance Company, Ltd., which was capitalized with approximately $100 million, of which we and XL Capital contributed approximately $75 million and $25 million, respectively. Each of these two investments was transferred to XL Capital in connection with the XL stock repurchase described above (see "--XL Capital Stock Repurchase").

     In July 1997, we, XL Capital and another investor formed Sovereign Risk Insurance Ltd., a managing general agency in Bermuda, to provide underwriting services to the three investors for political risk insurance coverage. In June 1999, we sold our investment in Sovereign Risk to XL Capital and the other investor, and recorded a related after-tax net realized gain of $103,000. We retained an option to provide certain reinsurance on business produced by Sovereign Risk for a five-year period.

     In two separate and unrelated transactions in December 1997, we and XL Capital each acquired minority ownership interests in American Strategic Insurance Corp. and Sunshine State Insurance Company, two newly-formed Florida-based insurers. We and XL Capital each invested an aggregate of approximately $3.8 million in these two issuers. In connection with these investments, we and XL Capital provide the issuers with reinsurance during specified periods.

     In March 1998, we purchased for $10 million a minority ownership interest in Altus Holdings, Ltd., a new Cayman Islands company formed to provide rent-a-captive and other underwriting management services. The balance of the $35 million of capital was contributed by Trident, XL Capital, MMRCH and members of Altus's management. The stockholders provided their capital through a combination of cash and unfunded commitments supported by letters of credit. We provided, for a fee and on behalf of Trident, the letter of credit supporting Trident's unfunded obligation. In July 1999, we and Trident funded commitments to Altus of $3.3 million and $5.8 million, respectively, and XL Capital redeemed its shares in Altus at original cost. In July 1999, Altus acquired First American (referred to below), another company in which we had made an investment.

     In February 1997, we acquired for approximately $6.5 million a minority ownership interest in First American Financial Corporation, a Missouri-based company which underwrites specialty vehicle property and casualty coverages. In June 1998, we invested an additional $3.8 million in First American, which investment was made in connection with the purchase by Trident of an approximately 62% interest in First American. In 1999, we assumed net premiums written from business developed by First American in the amount of $0.9 million. As described above, Altus acquired First American in July 1999.

     In March 1998, we acquired for approximately $2.8 million a minority ownership interest in Arbor Acquisition Corp., a Boston-based national surplus lines and wholesale brokerage firm. Our investment was made concurrently with a minority investment by Marsh. In September 1998, we invested an additional $845,000 in Arbor. Arbor's business was sold in two transactions during 1999, and it is anticipated that Arbor's remaining operations will be substantially wound up by the end of 2000.

     In July 1997, we acquired a minority ownership interest in The ARC Group, LLC, a wholesaler of specialty insurance, for approximately $9.5 million. Our investment was made concurrently with a minority investment by Marsh.

     In December 1997, we acquired a minority ownership interest in GuideStar Health Systems, Inc., an Alabama-based managed care organization, for approximately $1,000,000. Our investment was made concurrently with an investment by Trident.

Designation of Directors

     In connection with our initial public offering in September 1995, and subject to certain conditions, we agreed to allow (1) MMRCH to designate two nominees for election as directors and (2) Trident to designate one nominee for election as a director. We agreed to use our best efforts to cause such nominees to be elected as directors. Robert Clements and Philip Wroughton are MMRCH's designees; Trident does not currently have a designee serving on our board. Following the reorganization, MMRCH will not be entitled to designate any nominee for election as a director, but will be entitled to have one representative attend board meetings as an observer. Following the reorganization, Trident will continue to be entitled to designate one nominee for election as a director but only so long as neither the company nor any of its subsidiaries would be deemed a "controlled foreign corporation" under the U.S. federal income tax rules. See "Material Tax Considerations--United States Federal Income Tax Consequences--Taxation of Arch Capital Group Ltd. Shareholders--After the Reorganization--Controlled Foreign Corporation Rules."

     Prior to the stock repurchase described above (see "--XL Capital Stock Repurchase"), XL Capital had the right to designate two directors, and had selected Michael Esposito, Jr. and Ian Heap as its designees. Following the stock repurchase, Messrs. Esposito, Jr. and Heap have continued to serve as members of our board but no longer as XL Capital's designees.

Registration Rights

     In connection with our initial public offering, and subject to certain limitations, we granted each of Trident, MMRCH and Taracay (the "Investors") the right to require us to register under the Securities Act of 1933 its warrants, shares of our common stock and shares of common stock underlying the warrants (collectively, "Registrable Securities"). In addition, whenever we propose to register under the Securities Act any of our securities for our own account or for the account of another securityholder, the Investors are entitled, subject to certain restrictions, to include their Registrable Securities in such registration ("Piggyback Registration Rights"). We also granted Piggyback Registration Rights to Mr. Mosca with respect to certain shares of common stock that he purchased at the time of our initial public offering. In connection with all such registrations, we are required to bear all registration and selling expenses (other than underwriting fees and commissions and the fees of any counsel for the holders participating in such registrations). Registration rights may be transferred to an assignee or transferee of Registrable Securities.

     Pursuant to a request by Trident under the foregoing registration rights, we registered for sale by Trident 1,750,000 shares of our common stock owned by Trident under a shelf registration statement which was declared effective by the SEC in September 1997. As of the date hereof, Trident has sold 1,500,000 shares pursuant to the registration statement, and continues to own 250,000 shares of our common stock and Class A Warrants to purchase 1,386,079 shares of common stock.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of
Section 16(a) filed the required reports on a timely basis during the year ended December 31, 1999.

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The board of directors proposes and recommends that the stockholders ratify the selection of the firm of PricewaterhouseCoopers LLP to serve as independent accountants of the company for the year ending December 31, 2000. PricewaterhouseCoopers LLP served as the company's independent accountants from the company's inception in June 1995 to the present. Unless otherwise directed by the stockholders, proxies will be voted for approval of the selection of PricewaterhouseCoopers LLP to audit the company's consolidated financial statements for fiscal year 2000. A representative of PricewaterhouseCoopers LLP will attend the annual meeting and will have an opportunity to make a statement and respond to appropriate questions.

     The board of directors recommends that you vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as the company's independent accountants for fiscal year 2000.


                                  LEGAL MATTERS

     Conyers Dill & Pearman, Hamilton, Bermuda, as Bermuda counsel, has passed upon certain legal matters in connection with Arch Capital Group-Bermuda common shares. Conyers Dill & Pearman has also rendered an opinion regarding Bermuda tax consequences of the reorganization referred to in "Material Tax Considerations." Cahill Gordon & Reindel, New York, New York, has rendered an opinion regarding the United States federal income tax consequences of the reorganization referred to in "Material Tax Considerations."


                                     EXPERTS

     Our consolidated financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in our annual report on Form 10-K for the year ended December 31, 1999, incorporated by reference herein, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing in such annual report.


                       WHERE YOU CAN FIND MORE INFORMATION

     As required by law, we file reports, proxy statements and other information with the SEC (SEC file number: 0-26456). These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC's Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W. Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this proxy statement/prospectus, except to the extent that the information is superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the following:

     o annual report on Form 10-K and Form 10-K/A for the year ended December 31, 1999;

     o current reports on Form 8-K filed on May 8, 2000, May 19, 2000 and September 8, 2000; and

     o quarterly reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

We also incorporate by reference the information contained in all other documents that we file with the SEC after the date of this proxy statement/prospectus and before the annual meeting. The information contained in any of these documents will be considered part of this proxy statement/prospectus from the date these documents are filed.

     Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

     If you are one of our stockholders and would like to receive a copy of any document incorporated by reference into this proxy statement/prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this proxy statement/prospectus), you should call or write to Arch Capital Group Ltd., 20 Horseneck Lane, Greenwich, Connecticut 06830, Attention: Secretary (telephone
(203) 862-4300). We will provide these documents to our stockholders, without charge, by first class mail within one business day of the day we receive a request. In order to ensure timely delivery of the documents prior to the annual meeting, you should make any such request not later than , 2000.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this proxy statement/prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction in which it is unlawful to make such an offer or solicitation. Arch Capital Group-Bermuda is prohibited from making any invitation to the public in Bermuda to subscribe for any of its shares.

     Neither delivery of this proxy statement/prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this proxy statement/prospectus.

     You should rely only on the information contained in (or incorporated by reference into) this proxy statement/prospectus. We have not authorized anyone to give any information different from the information contained in (or incorporated by reference into) this proxy statement/prospectus. This proxy statement/prospectus is dated , 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any later date, and the mailing of this proxy statement/prospectus to stockholders shall not mean otherwise.

                SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     In accordance with the rules established by the SEC, shareholder proposals to be included in the company's proxy statement with respect to the 2001 annual meeting of shareholders must be received by the company at its executive offices
no later than         , 2000.

     In connection with the company's 2001 annual meeting of shareholders, if the proponent fails to notify the company of such a proposal on or before , 2001, then management proxies would be allowed to use their discretionary voting authority when such proposal is raised at the 2001 annual meeting. In addition, the company's bylaws provide that any shareholder desiring to nominate a director at an annual meeting must provide written notice of such nomination to the secretary of the company at least 55 days prior to the date of the meeting at which such nomination is proposed to be voted upon (or, if less than 50 days' notice of an annual meeting is given, stockholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Notices of shareholder nominations must set forth certain information with respect to each nominee who is not an incumbent director.


                            By Order of the Board of Directors,



                            [signature logo]
                            LOUIS T. PETRILLO
                            Senior Vice President, General Counsel and Secretary

                                     Annexes

                                                                         Annex A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of , 2000 among Arch Capital Group Ltd., a Delaware corporation ("Arch-Delaware"), Arch Capital Group Ltd., a Bermuda company ("Arch-Bermuda") and wholly owned by Arch Purpose Trust, a purpose trust established under the laws of Bermuda ("Arch Trust"), and Arch Merger Corp., a Delaware corporation ("Sub") and a newly formed, indirect wholly-owned subsidiary of Arch-Bermuda.

     WHEREAS, the respective Boards of Directors of Arch-Delaware, Arch-Bermuda and Sub deem it advisable and in the best interests of their respective stockholders to reorganize (the "Reorganization") so that Arch-Bermuda becomes the parent holding company for Arch-Delaware;

     WHEREAS, the respective Boards of Directors of Arch-Delaware, Sub and Arch-Bermuda have approved the merger of Sub with and into Arch-Delaware (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each outstanding share of common stock, par value $.01 per share ("Arch-Delaware Common Stock"), of Arch-Delaware (other than those shares held by Arch-Delaware or any direct or indirect wholly-owned subsidiary of Arch-Delaware), will be automatically converted into one common share, par value U.S.$0.01 per share ("Arch-Bermuda Common Share"), of Arch-Bermuda and each outstanding share of common stock, par value $.01 per share ("Sub Common Stock"), of Sub, will be automatically converted into one share of Arch-Delaware Common Stock;

     WHEREAS, Arch-Bermuda has, as sole stockholder of Sub, approved the Merger and Arch Trust has, as sole stockholder of Arch-Bermuda, approved the Merger; and

     WHEREAS, the Merger requires the approval of the holders of a majority of the outstanding shares of Arch-Delaware Common Stock entitled to vote thereon at the meeting of holders of Arch-Delaware Common Stock to be called therefor (the "Arch-Delaware Stockholder Approval");

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I

                                     MERGER

1.1      MERGER

     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into Arch-Delaware at the Effective Time of the Merger (as defined in Section 1.2). Following the Effective Time of the Merger, the separate corporate existence of Sub shall cease and Arch-Delaware shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

1.2      EFFECTIVE TIME

     Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 5.1, the parties shall file a certificate of merger or other appropriate documents (in any case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the close of business on the date that an appropriate Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Sub and Arch-Delaware shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time of the Merger").

1.3      EFFECTS OF THE MERGER

     The Merger shall have the effects set forth in Section 259 of the DGCL.

                                   ARTICLE II


             NAME, CERTIFICATE OF INCORPORATION, BY-LAWS, DIRECTORS
                   AND OFFICERS OF THE SURVIVING CORPORATION

2.1      NAME OF SURVIVING CORPORATION

     The name of the surviving corporation shall be "Arch Capital Group (U.S.) Inc."

2.2      CERTIFICATE OF INCORPORATION

     The Certificate of Incorporation of Arch-Delaware (the "Arch Charter"), as in effect immediately prior to the Effective Time of the Merger, shall, from and after the Effective Time of the Merger, be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.3      BY-LAWS

     The by-laws of Arch-Delaware (the "Arch By-laws") as in effect immediately prior to the Effective Time of the Merger shall, from and after the Effective Time of the Merger, be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.4      DIRECTORS

     The directors of Arch-Delaware immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal in accordance with the Arch Charter and the Arch By-laws, or as otherwise provided by applicable law.

2.5      OFFICERS

     The officers of Arch-Delaware immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal in accordance with the Arch Charter and the Arch By-laws, or as otherwise provided by applicable law.

                                   ARTICLE III

                        CONVERSION AND EXCHANGE OF STOCK

3.1      CONVERSION

     At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares:

          (a) Sub Common Stock . Each issued and outstanding share of Sub Common Stock shall be converted into and become one fully paid and nonassessable share of Arch-Delaware Common Stock.

          (b) Cancellation of Arch Trust and Arch-Delaware-Owned Stock. Each outstanding Arch-Bermuda Common Share that is owned by Arch Trust prior to the Effective Time of the Merger shall immediately after the Effective Time of the Merger be repurchased by Arch-Bermuda for $1.00 per share, or $12,000 in the aggregate, and shall upon such repurchase be canceled and retired and shall cease to exist. Each outstanding share of Arch-Delaware Common Stock that is owned by Arch-Delaware or by any direct or indirect wholly-owned subsidiary of Arch-Delaware prior to the Effective Time of the Merger shall automatically be canceled and retired and shall cease to exist, and no Arch-Bermuda Common Shares or other consideration shall be delivered or deliverable in exchange for such shares of Arch-Delaware Common Stock.

          (c) Conversion of Arch-Delaware Common Stock. Each issued and outstanding share of Arch-Delaware Common Stock (other than shares to be canceled in accordance with Section 3.1(b)) shall be automatically converted into and shall become one validly issued, fully paid and non-assessable Arch-Bermuda Common Share.

3.2      EXCHANGE OF STOCK

          (a) Exchange Procedures. Following the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofore representing shares of Arch-Delaware Common Stock may, but shall not be required to, surrender the same to Arch-Bermuda for cancellation or transfer, and each such holder or transferee will be entitled to receive certificates representing the same number of Arch-Bermuda Common Shares as the shares of Arch-Delaware Common Stock previously represented by the stock certificates surrendered. If any certificate representing Arch-Bermuda Common Shares is to be issued in a name other than that in which the certificate theretofore representing Arch-Delaware Common Stock surrendered is registered, it shall be a condition to such issuance that the certificate surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such issuance shall either: (i) pay Arch-Bermuda or its agents any taxes or other governmental charges required by reason of the issuance of certificates representing Arch-Bermuda Common Shares in a name other than that of the registered holder of the certificate so surrendered; or (ii) establish to the satisfaction of Arch-Bermuda or its agents that such taxes or governmental charges have been paid. Until so surrendered or presented for transfer each outstanding certificate which, prior to the Effective Time of the Merger, represented Arch-Delaware Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of Arch-Bermuda Common Shares as though such surrender or transfer and exchange had taken place.

          (b) No Further Ownership Rights in Arch-Delaware Common Stock. All Arch-Bermuda Common Shares issued upon the surrender for exchange of certificates in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Arch-Delaware Common Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time of the Merger which may have been declared or made by Arch-Delaware on such shares of Arch-Delaware Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time of the Merger, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Arch-Delaware Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates are presented to the Surviving Corporation they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.

                                   ARTICLE IV

                                 STOCK OPTIONS;
                     EMPLOYEE BENEFIT AND COMPENSATION PLANS

          (a) Arch-Bermuda shall assume all the rights and obligations of Arch-Delaware under [list plans], as each such plan has been or may be amended to the Effective Time of the Merger (collectively, the "Plans").

          (b) The outstanding options assumed by Arch-Bermuda shall be exercisable upon the same terms and conditions as under the Plans and the agreements relating thereto immediately prior to the Effective Time of the Merger, except that upon the exercise of such options Arch-Bermuda Common Shares shall be issuable in lieu of shares of Arch-Delaware Common Stock. The number of Arch-Bermuda Common Shares issuable upon the exercise of an option immediately after the Effective Time of the Merger and the option price of each such option shall be the number of shares and option price in effect immediately prior to the Effective Time of the Merger. All options issued pursuant to the Plans after the Effective Time of the Merger shall entitle the holder thereof to purchase Arch-Bermuda Common Shares in accordance with the terms of the Plans.

          (c) To the extent any Plan of Arch-Delaware provides for the issuance or purchase of, or otherwise relates to, Arch-Delaware Common Stock, after the Effective Time of the Merger, such Plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Arch-Bermuda Common Shares.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

5.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:

          (a) Stockholder Approval. The Arch-Delaware Stockholder Approval shall have been obtained.

          (b) Form S-4. The registration statement on Form S-4 filed with the United States Securities and Exchange Commission by Arch-Bermuda in connection with the issuance of the Arch-Bermuda Common Shares in the Merger shall have become effective under the United States Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceedings seeking a stop order.

          (c) Governmental, Regulatory and Other Consents. All filings required to be made prior to the Effective Time of the Merger with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time of the Merger from, any court or governmental or regulatory authority or agency, domestic or foreign, or other person, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have been made or obtained (as the case may be).

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

6.1      TERMINATION

     This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval by the stockholders of Arch-Delaware of matters presented in connection with the Merger, by action of the Board of Directors of Arch-Delaware or of Arch-Bermuda.

6.2      EFFECT OF TERMINATION

     In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Arch-Delaware, Sub or Arch-Bermuda, other than the provisions of this Article VI and Article VII.

6.3      AMENDMENT

     This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of Arch-Delaware provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

6.4      WAIVER

     At any time prior to the Effective Time of the Merger, the parties may waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

6.5      PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER.

     A termination of this Agreement pursuant to Section 6.1, an amendment of this Agreement pursuant to Section 6.3 or a waiver pursuant to Section 6.4 shall, in order to be effective, require in the case of Arch-Delaware, Sub or Arch-Bermuda, action by its Board of Directors.

                                   ARTICLE VII

                               GENERAL PROVISIONS

7.1      NOTICES

     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)      if to Arch-Delaware:

         Arch Capital Group Ltd.
         20 Horseneck Lane
         Greenwich, CT  06830
         Attention:  General Counsel

(b)      if to Arch-Bermuda:

         Arch Capital Group Ltd.
         c/o Conyers Dill & Pearman
         Clarendon House
         Church Street
         P.O. Box HM666
         Hamilton HM CX, Bermuda

(c)      if to Sub:

         Arch Merger Corp.
         20 Horseneck Lane
         Greenwich, CT  06830
         Attention:  General Counsel

7.2      ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES

     This Agreement (including the documents and instruments referred to herein)
(a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Articles III and IV, are not intended to confer upon any person other than the parties any rights or remedies.

7.3      GOVERNING LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     IN WITNESS WHEREOF, Arch-Delaware and Sub have caused this Agreement to be signed in Greenwich, Connecticut, and Arch-Bermuda has caused this Agreement to be signed in Hamilton, Bermuda, by their respective officers thereunto duly authorized, all as of the date first written above.

ARCH CAPITAL GROUP LTD.
  a Delaware Corporation



By:  ____________________________
       Name:
       Title:



ARCH MERGER CORP.



By:  ____________________________
       Name:
       Title:



ARCH CAPITAL GROUP LTD.
      a Bermuda company



By:  ____________________________
       Name:
       Title:

                                                                         Annex B

                             [BERMUDA COAT OF ARMS]

                                     BERMUDA
                             THE COMPANIES ACT 1981
                          MEMORANDUM OF ASSOCIATION OF
                            COMPANY LIMITED BY SHARES
                             (Section 7(1) and (2))

                            MEMORANDUM OF ASSOCIATION
                                       OF

                             Arch Capital Group Ltd.
                   (hereinafter referred to as "the Company")

1. The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.   We, the undersigned, namely,

NAME                         ADDRESS                         BERMUDIAN       NATIONALITY            NUMBER OF SHARES
                                                              STATUS                                   SUBSCRIBED
                                                             (Yes/No)

K.C. Butler                  Clarendon House                    No                 Canadian                One
                             2 Church Street
                             Hamilton HM 11
                             Bermuda

N.G. Trollope                            "                      Yes                British                 One

J.M. Macdonald                           "                      Yes                British                 One

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3.   The Company is to be an EXEMPTED Company as defined by the Companies Act
     1981.

4. The Company, with the consent of the Minister of Finance, has power to hold land situated in Bermuda not exceeding in all, including the following parcels:

     N/A

5. The authorised share capital of the Company is US$12,000 divided into shares of US$1.00 each. The minimum subscribed share capital of the Company is US$12,000.00.

6.   The objects for which the Company is formed and incorporated are -

     1. To act and or to perform all the functions of a holding Company in all its branches and to co-ordinate the policy and administration of any subsidiary Company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary Company is a member or which are in any manner controlled directly or indirectly by the Company or which are in any manner controlled directly or indirectly by the same entity in any manner controlling directly or indirectly the Company;

     2. To raise or secure the payment of money in such manner as the Company may think fit and for that purpose to authorise, issue, offer, sell and deliver, common shares, preferred shares and other securities of the Company, notes, or other evidences and to transfer, redeem, and purchase any such securities, notes or evidences of indebtedness as aforesaid;

     3. To provide and or procure financing and financial investment, management and advisory services and administrative services to any entity in which the Company owns, directly or indirectly an equity interest (regardless of whether the same carries any voting rights or preferred rights or restrictions) of not less than twenty percent of the total equity issued and outstanding in that entity (as determined in good faith by the board of directors of the Company); and, in connection with any of the foregoing, to provide and or procure credit, financial accommodation, loans and or advances with or without interest or benefit to the Company to any such entity and to lend to and or deposit with any financial institution, fund and or trust, all or any property of the Company and or any interest therein to provide collateral for loans or other forms of financing provided to any such entity;

     4. To act as an investment Company and for that purpose to acquire and hold upon any terms and, either in the name of the Company or that of any nominee, shares, stock, debentures, debenture stock, ownership interests, annuities, notes, mortgages, bonds, obligations and securities, foreign exchange, foreign currency deposits and commodities, issued or guaranteed by any Company or partnership wherever incorporated, established or carrying on business, or by any government, sovereign, ruler, commissioners, public body or authority, supreme, municipal, local or otherwise, by original subscription, tender, purchase, exchange, underwriting, participation in syndicates or in any other manner and whether or not fully paid up, and to make payments thereon as called up or in advance of calls or otherwise and to subscribe for the same, whether conditionally or absolutely, and to hold the same with a view to investment, but with the power to vary any investments, and to exercise and enforce all rights and powers conferred by or incident to the ownership thereof, and to invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may be from time to time determined;

     5.   Buying, selling and dealing in goods of all kinds;

     6. Acquiring by purchase or otherwise and holding as an investment inventions, patents, trade marks, trade names, trade secrets, designs and the like;

     7. Buying, selling, hiring, letting and dealing in conveyances of any sort;

     8. To acquire by purchase or otherwise hold, sell, dispose of and deal in real property situated outside Bermuda and in personal property of all kinds wheresoever situated; and

     9. To enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity or individuals filling or about to fill situations of trust or confidence.

7. Powers of the Company

     1. The Company shall, pursuant to the Section 42 of the Companies Act 1981, have the power to issue preference shares which are, at the option of the holder, liable to be redeemed.

     2. The Company shall, pursuant to Section 42a of the Companies Act 1981, have the power to purchase its own shares.

Signed by each subscriber in the presence of at least one witness attesting the signature thereof


/s/ K.C. Butler                       /s/ Rebecca Mansell
----------------------------------    -------------------------------------

/s/ N.G. Trollope                     /s/ Rebecca Mansell
----------------------------------    -------------------------------------

/s/ J.M. Macdonald                    /s/ Rebecca Mansell
----------------------------------    -------------------------------------
                     (Subscribers)                             (Witnesses)


SUBSCRIBED this 10th day of July, 2000

                                                                         ANNEX C












                                    BYE-LAWS

                                       of

                            ARCH CAPITAL GROUP LTD.,

                                a Bermuda company

                                TABLE OF CONTENTS

Bye-law                                                                    Page

1. Interpretation............................................................C-4
2. Management of the Company.................................................C-6
3. Power to appoint managing director or chief executive officer.............C-6
4. Power to appoint manager..................................................C-6
5. Power to authorize specific actions.......................................C-6
6. Power to appoint attorney.................................................C-6
7. Power to delegate to a committee..........................................C-6
8. Power to appoint and dismiss employees....................................C-7
9. Power to borrow and charge property.......................................C-7
10. Exercise of power to purchase shares of or discontinue the Company.......C-7
11. Election of Directors....................................................C-7
12. Defects in appointment of Directors......................................C-8
13. Notification of nominations..............................................C-8
14. Alternate Directors......................................................C-8
15. Vacancies on the Board; Removal of Directors, Etc........................C-9
16. Notice of meetings of the Board; Adjournment.............................C-9
17. Quorum at meetings of the Board..........................................C-9
18. Meetings of the Board....................................................C-9
19. Regular Board meetings..................................................C-10
20. Special Board meetings..................................................C-10
21. Chairman of meetings....................................................C-10
22. Unanimous written resolutions...........................................C-10
23. Contracts and disclosure of Directors' interests........................C-10
24. Remuneration of Directors...............................................C-10
25. Register of Directors and Officers......................................C-11
26. Principal Officers......................................................C-11
27. Other Officers..........................................................C-11
28. Remuneration of Officers................................................C-11
29. Duties of Officers......................................................C-11
30. Election................................................................C-11
31. Removal.................................................................C-12
32. Obligations of Board to keep minutes....................................C-13
33. Right to indemnification................................................C-13
34. Waiver of claims........................................................C-13
35. Indemnification of employees............................................C-13
36. Place of meeting........................................................C-13
37. Annual meeting..........................................................C-13
38. Special general meeting.................................................C-13
39. Accidental omission of notice of general meeting........................C-14
40. Business to be conducted at meetings....................................C-14
41. Notice of general meeting...............................................C-15
42. Postponement of meetings................................................C-15
43. Quorum for general meeting..............................................C-15

Bye-law                                                                    Page

44. Adjournment of meetings.................................................C-15
45. Written resolutions.....................................................C-15
46. Attendance of Directors.................................................C-16
47. Limitation on voting rights of Controlled Shares........................C-17
48. Voting at meetings......................................................C-17
49. Presiding Officer.......................................................C-17
50. Conduct of meeting; Decision of chairman................................C-18
51. Seniority of joint holders voting.......................................C-18
52. Proxies.................................................................C-18
53. Representation of corporations at meetings..............................C-19
54. Rights of shares........................................................C-20
55. Power to issue shares...................................................C-20
56. Variation of rights, alteration of share capital and purchase of shares of the Company.................................................C-20
57. Registered holder of shares.............................................C-21
58. Death of a joint holder.................................................C-21
59. Share certificates......................................................C-21
60. Determination of record dates...........................................C-21
61. Instrument of transfer..................................................C-22
62. Restriction on transfer.................................................C-22
63. Transfers by joint holders..............................................C-22
64. Representative of deceased Member.......................................C-22
65. Registration on death or bankruptcy.....................................C-22
66. Declaration of dividends by the Board...................................C-23
67. Unclaimed dividends.....................................................C-23
68. Undelivered payments....................................................C-23
69. Interest on dividends...................................................C-23
70. Issue of bonus shares...................................................C-23
71. Financial year end......................................................C-23
72. Appointment of Auditor..................................................C-23
73. Remuneration of Auditor.................................................C-24
74. Notices to Members of the Company.......................................C-24
75. Notices to joint Members................................................C-24
76. Service and delivery of notice..........................................C-24
77. Certain Subsidiaries....................................................C-24
78. The seal................................................................C-25
79. Winding-up/distribution by liquidator...................................C-29

1.   Interpretation

     (1) In these Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:

     "Act" means the Bermuda Companies Act 1981 as amended from time to time.

     "Alternate Director" means an alternate Director appointed in accordance with these Bye-laws and the Act.

     "Auditor" includes any individual or partnership.

     "Board" means the board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum.

     "Company" means the company for which these Bye-laws are approved and confirmed.

     "Controlled Shares" has the meaning set forth in Bye-law 45.

     "Director" means a director of the Company and shall include an Alternate Director.

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Fair Market Value" means, with respect to a repurchase of any shares of any class or series of the Company in accordance with Bye-law 10:

          (i) if shares of such class or series are listed on a securities exchange (or quoted in a securities quotation system), the average closing sale price of such shares on such exchange (or in such quotation system), or, if shares of such class or series are listed on (or quoted in) more than one exchange (or quotation system), the average closing sale price of such shares on the principal securities exchange (or quotation system) on which such shares are then traded, or, if shares of such class or series are not then listed on a securities exchange (or quotation system) but are traded in the over-the-counter market, the average of the latest bid and asked quotations for such shares in such market, in each case for the last five trading days immediately preceding the day on which notice of the repurchase of such shares is sent pursuant to these Bye-laws, or

          (ii) if no such closing sales prices or quotations are available because shares of such class or series are not publicly traded or otherwise, the fair value of such shares as determined by one independent internationally recognized investment banking firm chosen in good faith by the Board, provided that the calculation of the Fair Market Value of the shares made by such appointed investment banking firm (x) shall not include any discount relating to the absence of a public trading market for, or any transfer restrictions on, such shares, and (y) such calculation shall be final and the fees and expenses stemming from such calculation shall be borne by the Company or its assignee, as the case may be.

     "general meeting" means either an annual general meeting or a special general meeting of the Members.

     "Member" means the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons as the context so requires.

     "notice" means written notice as further defined in these Bye-laws unless otherwise specifically stated.

     "Officer" means any person appointed by the Board to hold an office in the Company.

     "person" means any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust, fund or other enterprise.

     "Register of Directors and Officers" means the Register of Directors and Officers referred to in these Bye-laws.

     "Register of Members" means the Register of Members referred to in these Bye-laws.

     "Resident Representative" means any person appointed to act as resident representative and includes any deputy or assistant resident representative.

     "Secretary" means the person appointed to perform any or all the duties of secretary of the Company and includes any deputy or assistant secretary.

     (2) In these Bye-laws, where not inconsistent with the context:

     (a) words denoting the plural number include the singular number and vice versa;

     (b)  words denoting the masculine gender include the feminine gender;

     (c) words importing persons include companies, associations or bodies of persons whether corporate or not;

     (d)  the word:

          (i)  "may" shall be construed as permissive;

          (ii) "shall" shall be construed as imperative; and

     (e) unless otherwise provided herein words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

     (3) Expressions referring to writing or written shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, e-mail and other modes of representing words in a visible form.

     (4) Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

                               BOARD OF DIRECTORS

2.   Management of the Company

     (1) The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all corporate and other powers of the Company as are not, by statute or by these Bye-laws, required to be exercised by the Company in general meeting, and the business and affairs of the Company shall be so controlled by the Board. The Board may also present any petition and make any application in connection with the liquidation or reorganization of the Company.

     (2) No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board.

     (3) The Board may procure that the Company pays all expenses incurred in promoting and incorporating the Company.

3. Power to appoint managing director or chief executive officer

     The Board may from time to time appoint one or more persons to the office of managing director or chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

4. Power to appoint manager

     The Board may appoint a person to act as manager of the Company's day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

5. Power to authorize specific actions

     The Board may from time to time and at any time authorize any person to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

6. Power to appoint attorney

     The Board may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney's personal seal with the same effect as the affixation of the seal of the Company.

7. Power to delegate to a committee

     (1) The Board may appoint Board Committees from among its members to consist of not less than one (1) Director for each Board Committee. The Board may designate one or more Directors as alternate members of any Board Committee, who may replace any absent or disqualified members at a meeting of such Board Committee. The Board Committees shall have such of the powers and authority of the Board in the management of the business and affairs of the Company as shall, from time to time, so be delegated to them by the Board.

     (2) The Board may appoint other committees to consist of such number of members as may be fixed by the Board, none of whom need be a member of the Board, and may prescribe the powers and authority of such committees.

     (3) Meetings and actions of Board Committees and other committees of the Company shall be governed by, held and taken in accordance with these Bye-laws, with such changes in the context of those Bye-laws as are necessary to substitute the committee and its members for the Board and its members, except that the time of regular meetings of committees may also be determined by resolution of the Board and notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. Further, the Board or the committee may adopt rules for the governance of any committee not inconsistent with the provisions of these Bye-laws.

8. Power to appoint and dismiss employees

     The Board may appoint, suspend or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

9. Power to borrow and charge property

     The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

10. Exercise of power to purchase shares of or discontinue the Company

     (1) The Board may exercise all the powers of the Company to purchase all or any part of its own shares pursuant to Section 42A of the Act.

     (2) The Board may exercise all the powers of the Company to discontinue the Company to a named country or jurisdiction outside Bermuda pursuant to Section 132G of the Act.

11. Election of Directors

     (1) The Board shall consist of not less than three Directors nor more than eighteen Directors with the exact number of Directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board.

     (2) The Directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board. At the date these Bye-laws become effective, (i) the Class I directors, with a term ending in 2002, are Thomas V. A. Kelsey, Robert F. Works and Philip L. Wroughton, (ii) the Class II directors, with a term ending in 2003, are Peter A. Appel, Lewis L. Glucksman and Ian R. Heap and (iii) the Class III directors, with a term ending in 2001, are Robert Clements, Michael P. Esposito, Jr. and Mark D. Mosca. At each succeeding annual general meeting beginning in 2001, successors to the class of directors whose term expires at that annual general meeting shall be elected for a three-year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual general meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

     (3) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preference Shares issued by the Company shall have the right, voting separately by class or series, to elect Directors at an annual or special general meeting, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Board resolution creating such classes or series of Preference Shares, and such directors so elected shall not be divided into classes pursuant to this Bye-law 11 unless expressly provided by such terms.

12. Defects in appointment of Directors

     All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

13. Notification of nominations

     Subject to the rights of the holders of any class or series of Preference Shares, nominations for the election of Directors may be made by the Board or by any Member entitled to vote for the election of Directors. Any Member entitled to vote for the election of Directors may nominate persons for election as Directors only if written notice of such Member's intent to make such nomination is delivered to the Secretary of the Company not later than (i) with respect to an election to be held at an annual general meeting, 50 days prior to the date of the meeting at which such nominations are proposed to be voted upon (or if less than 55 days' notice of the meeting is given, not later than the close of business on the seventh day following the day notice of the meeting is first given to Members) and (ii) with respect to an election to be held at a special general meeting for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Members. Each such notice shall set forth: (a) the name and address of the Member who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Member is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Member and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member; (d) such other information regarding each nominee proposed by such Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission had each such nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each such nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

14. Alternate Directors

     An individual may be appointed an Alternate Director by or in accordance with a resolution of the members. Unless otherwise determined by the Board (and subject to such limitations as may be set by the Board), no Director shall have the right to appoint another person to act as his Alternate Director.

15. Vacancies on the Board; Removal of Directors, Etc.

     (1) Except in the case of vacancies on the Board that under applicable law must be filled by the Members, any vacancy on the Board that results from an increase in the number of directors shall be filled by a majority of the Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board shall be filled by a majority of the Directors then in office, even if less than a quorum, or a sole remaining director and the Board shall have the power to appoint an Alternate Director for any Director appointed to fill a vacancy. Any Director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. If the number of Directors is changed, any increase or decrease shall be apportioned among the three classes so as to make all classes as nearly equal in number as possible. No decrease in the number of Directors shall shorten the term of any incumbent Director.

     (2) A Director may be removed only for cause as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote generally in an election of Directors, which vote may only be taken at a special general meeting of the Members called expressly for that purpose. Cause for removal shall be deemed to exist only if the Director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such Director's duty to the Company and such adjudication is no longer subject to direct appeal.

16. Notice of meetings of the Board; Adjournment

     (1) Notice of the time and place of each meeting of the Board shall be served upon or telephoned or telegraphed or transmitted by facsimile or e-mail to each Director at his residence or usual place of business, at least two (2) business days before the time fixed for the meeting, or so mailed at least five
(5) business days before the time fixed for the meeting.

     (2) A majority of the Directors present, whether or not a quorum is present, may adjourn any Directors meeting to another time and place. Notice of the time and place of holding an adjourned meeting need not be given to absent Directors if the time and place be fixed at the meeting adjourned.

     (3) Notice of any meeting or any irregularity in any notice may be waived by any Director before the meeting is held. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting by such Director.

17. Quorum at meetings of the Board

     At all meetings of the Board, one half (1/2) of the Directors then in office (but not less than two (2) Directors) if present in person at such meeting shall be sufficient to constitute a quorum a meeting of Directors.

18. Meetings of the Board

     (1) All meetings of the Directors shall be held at the registered office of the Company or at such other place either within or without Bermuda as shall be designated by the Board.

     (2) The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.

     (3) Directors may participate in a meeting of the Board through use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can hear one another. Participation in a meeting of the Board by this means constitutes presence in person at such meeting.

     (4) Unless a greater number is otherwise expressly required by statute or these Bye-laws, every act or decision done or made by a majority of the Directors present at a meeting duly held, at which a quorum is present, shall be regarded as the act of the Board.

19. Regular Board meetings

     The next meeting of the Board subsequent to the annual general meeting shall be held for the purpose of organizing the Board, electing officers and transacting such other business as may come before the meeting. Thereafter regular meetings of the Board shall be held at such time as may be designated by the Board. If the day fixed for any regular meeting shall fall on a holiday, the meeting shall take place on the next business day, unless otherwise determined by the Board.

20. Special Board meetings

     Special meetings of the Board may be called by the Chairman of the Board, or by the President, or by a majority of the total number of Directors, upon the notice specified in Bye-law 16(1).

21. Chairman of meetings

     The Chairman of the Board, or in the Chairman's absence, any Director selected by the Directors present, shall preside as chairman at meetings of the Board.

22. Unanimous written resolutions

     Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board shall consent thereto in writing. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. For the purposes of this Bye-law, "Director" shall not include an Alternate Director.

23. Contracts and disclosure of Directors' interests

     (1) Any Director, or any Director's firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director's firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director.

     (2) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest.

     (3) Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

24. Remuneration of Directors

     (1) The remuneration (if any) of the Directors shall be as determined by the Directors and shall be deemed to accrue from day to day. The Directors shall also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.

     (2) The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

25. Register of Directors and Officers

     The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

                                    OFFICERS

26. Principal Officers

     The principal Officers of the Company shall be a President, one or more Vice Presidents, a Secretary and such officers as the Board may determine. Any two or more of such offices, except those of President and Secretary, may be held by the same person except as prohibited by the Act. The Chairman of the Board need not be an executive officer of the Company.

27. Other Officers

     The Board, the Chairman of the Board or the President may appoint such other Officers as the conduct of the business of the Company may require, each of whom shall hold office for such period as the Board, the Chairman of the Board or the President may from time to time determine.

28. Remuneration of Officers

     The Officers shall receive such remuneration as the Board may from time to time determine.

29. Duties of Officers

     Each Officer shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to him by the Board, or, if such Officer was appointed by the Chairman of the Board or the President, as may be delegated to him by either such person, from time to time.

                                     MINUTES

30. Obligations of Board to keep minutes

     (1) The Board shall cause minutes to be duly entered in books provided for the purpose:

          (a)  of all elections and appointments of Officers;

          (b) of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

          (c) of all resolutions and proceedings of general meetings of the Members, meetings of the Board and meetings of committees appointed by the Board.

     (2) Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

                                    INDEMNITY

31. Right to indemnification

     (1) The Company shall indemnify its officers and directors to the fullest extent possible except as prohibited by the Act. Without limiting the foregoing, the Directors, Secretary and other Officers (such term to include, for the purposes of this Bye-law, any Alternate Director or any person appointed to any committee by the Board or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan)) and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of which such person is, or may be, found guilty of fraud or dishonesty.

     (2) The Company may purchase and maintain insurance to protect itself and any Director, Officer or other person entitled to indemnification pursuant to this Bye-law to the fullest extent permitted by law.

     (3) All reasonable expenses incurred by or on behalf of any person entitled to indemnification pursuant to Bye-law 31(1) in connection with any proceeding shall be advanced to such person by the Company within twenty (20) business days after the receipt by the Company of a statement or statements from such person requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by such person and, if required by law or requested by the Company at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of such person to repay the amounts advanced if it should ultimately be determined that such person is not entitled to be indemnified against such expenses pursuant to this Bye-law.

     (4) The right of indemnification and advancement of expenses provided in this Bye-law shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Bye-law shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Bye-law and shall be applicable to proceedings commenced or continuing after the adoption of this Bye-law, whether arising from acts or omissions occurring before or after such adoption. Any repeal or modification of the foregoing provisions of this section shall not adversely affect any right or protection existing at the time of such repeal or modification.

32. Waiver of claims

     The Company and each Member agrees to waive any claim or right of action it might have, whether individually or by or in the right of the Company, against any Director or Officer, and no Director or Officer shall have any liability for monetary damages, on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, provided that such waiver shall not extend to any matter in respect of which such person is, or may be, found guilty of fraud or dishonesty.

33. Indemnification of employees

     The Board may provide indemnification and advancement of expenses to the employees of the Company for their acts or omissions as the Board may, from time to time, determine.

                                MEMBERS MEETINGS

34. Place of meeting

     All meetings of Members shall be held either at the registered office of the Company or at any other place within or without Bermuda as may be designated by the Board.

35. Annual meeting

     The annual general meeting shall be held on such date, at such time and at such place as shall be designated by the Board and any annual general meeting may be adjourned as provided by law or pursuant to these Bye-laws. At each annual general meeting there shall be elected Directors to serve for the designated term, and such other business shall be transacted as shall properly come before the meeting.

36. Special general meeting

     (1) Special general meetings for any purpose or purposes may be called only
(i) by the Chairman of the Board; (ii) by the President; (iii) by a majority of the Directors in office or (iv) as required by the Act.

     (2) Only such business as is specified in the notice of any special general meeting shall come before such meeting.

37. Accidental omission of notice of general meeting

     The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

38. Business to be conducted at meetings

     (1) At any general meeting, only such business shall be conducted as shall have been properly brought before such meeting.

     (2) To be properly brought before an annual general meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (2) otherwise properly brought before the meeting by or at the direction of the Board or (3) otherwise properly brought before the meeting by a Member. For business to be properly brought before an annual general meeting by a Member, the Member must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a Member's notice must be received not later than 50 days prior to the date of the meeting (or if less than 55 days' notice of the meeting is given, not later than the close of business on the seventh day following the day notice of the meeting is first given to Members).

     (3) To be properly brought before a special general meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the person or persons calling such meeting in accordance with Bye-law 36 or (ii) otherwise properly brought before the meeting by or at the direction of such person or persons. Members may not bring matters before a special general meeting except as specified under the Act. To the extent any Member or Members are specifically permitted under the Act to bring matters before a special meeting, such Member or Members must give timely notice thereof in writing to the Secretary of the Company to properly bring business before a special general meeting and satisfy applicable requirements of the Act. To be timely, a Member's notice must be received no later than the close of business on the seventh day following the date notice of the meeting is first given to Members.

     (4) Each such notice shall set forth as to each matter the Member proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company's books, of the Member proposing such business, (c) a representation that the Member is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to bring such business before the meeting, (d) the class, series and number of shares of the Company which are beneficially owned by the Member, (e) any material interest of the Member in such business, and (f) such other information regarding the business to be brought before the meeting by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission.

     (5) No business shall be conducted at any meeting of the Members except in accordance with the procedures set forth in the preceding paragraph. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of these Bye-laws and applicable law, and if he or she should so determine, any such business not properly brought before the meeting shall not be transacted.

39. Notice of general meeting

     Notice of each general meeting, whether annual or special, shall be given in writing to the Members entitled to vote thereat, not less than then (10) nor more than sixty (60) days before such meeting. Notice of any meeting of Members shall specify the place, the day, and the hour of the meeting, as well as the general nature of the business to be transacted. A notice may be given by the Company to any Member either personally or by mail or other means of written communication addressed to the Member at his address appearing on the Register of Members.

40. Postponement of meetings

     The Secretary may postpone any general meeting called in accordance with the provisions of these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

41. Quorum for general meeting

     The presence of two or more persons representing, in person or by proxy, not less than a majority of the voting power represented by the shares entitled to vote thereat shall constitute a quorum for the transaction of business at any general meeting.

42. Adjournment of meetings

     (1) Any general meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the voting power represented by the shares represented at the meeting, either in person or by proxy, but in the absence of a quorum no other business may be transacted at that meeting.

     (2) When any general meeting, either annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if the date, time and place are announced at a meeting at which the adjournment occurs, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than thirty (30) days from the date set for the original meeting, in which case the Board shall set a new record date. Notice of any such adjourned meeting, if required, shall be given to each Member of record entitled to vote at the adjourned meeting in accordance with the provisions of Bye-law
37. At any adjourned meeting the Company may transact any business that might have been transacted at the original meeting.

43. Written resolutions

     Subject to applicable law, the Members shall have the power to consent in writing, without a meeting, to the taking of any action.

44. Attendance of Directors

     The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

45. Limitation on voting rights of Controlled Shares

     (1) Except as provided in the other paragraphs of this Bye-law 45, every Member of record owning shares conferring the right to vote present in person or by proxy shall have one vote, or such other number of votes as may be specified in the terms of the issue and rights and privileges attaching to such shares or in these Bye-laws, for each such share registered in such Member's name.

     (2) If, as a result of giving effect to the forgoing provisions of Bye-law 45 or otherwise, the votes conferred by the Controlled Shares of any person would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of Directors, the votes conferred by the Controlled Shares of such person shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the Controlled Shares of such person shall constitute 9.9% of the total voting power of all shares of the Company entitled to vote generally at any election of Directors.

     (3) "Controlled Shares" in reference to any person means:

          (i) all shares of the Company directly, indirectly or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States of America; and

          (ii) all shares of the Company directly, indirectly or constructively owned by such person or any other person of which such first person is part of a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of the United States of America and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not
               (1) restrict the ability of any person to vote any shares that were (x) converted from shares of Arch Capital Group Ltd., a Delaware corporation, owned by such person on September 8, 2000 as described in any Schedule 13G or 13D filed with the United States Securities and Exchange Commission prior to such date or
               (y) issued upon exercise of warrants owned by such person on September 8, 2000 as described in any Schedule 13G or 13D filed with the United States Securities and Exchange Commission prior to such date, which warrants were assumed by Arch Capital Group-Bermuda upon consummation of the reorganization, provided that the voting power conferred by the Controlled Shares of such person shall not in any event exceed the greater of (a) the voting power of such Controlled Shares after giving effect to the reduction required by paragraph (2) of this Bye-law 45 and (b) the voting power of the Controlled Shares so converted without giving effect to such reduction, or (2) apply to any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause (ii).

     The limitations contained in this Bye-law 45(1) shall not restrict the ability of any person to vote with respect to any matter other than the election of Directors any shares that were (x) converted from shares of Arch Capital Group Ltd., a Delaware corporation, owned by such person on September 8, 2000 as described in any Schedule 13G or 13D filed with the United States Securities and Exchange Commission prior to such date or (y) issued upon exercise of warrants owned by such person on September 8, 2000 as described in any Schedule 13G or 13D filed with the United States Securities and Exchange Commission prior to such date, which warrants were assumed by Arch Capital Group-Bermuda upon consummation of the reorganization, provided that the voting power conferred by the Controlled Shares of such person shall not in any event exceed the greater of (a) the voting power of such Controlled Shares after giving effect to the reduction required by paragraph (2) of this Bye-law 45 and (b) the voting power of the Controlled Shares so converted without giving effect to such reduction.

     (4) Upon written notification by a Member to the Board, the number of votes conferred by the total number of shares held by such Member shall be reduced to that percentage of the total voting power of the Company, as so designated by such Member (subject to acceptance of such reduction by the Board in its sole discretion) so that (and to the extent that) such Member may meet any applicable insurance or other regulatory requirement or voting threshold or limitation that may be applicable to such Member or to evidence that such person's voting power is no greater than such threshold.

     (5) Notwithstanding the foregoing provisions of this Bye-law 45, after having applied such provisions as best as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes conferred by the Controlled Shares of any person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% (or the percentage designated by a Member pursuant to paragraph (4) of this Bye-law
45) of the aggregate voting power of the votes conferred by all the shares of the Company entitled to vote generally at any election of Directors.

46. Voting at meetings

     (1) Unless a different number is otherwise expressly required by statute (without modification of these Bye-laws) or these Bye-laws, every act or decision (including any act or resolution regarding any amalgamation, scheme of arrangement, merger, consolidation or sale or transfer of assets that has been approved by the affirmative vote of at least two-thirds of the Directors in office) done or made by a majority of the voting power held by the Members present in person or by proxy at a meeting duly held, at which a quorum is present, shall be regarded as the act or resolution of the Members. At any election of Directors, nominees shall be elected by a plurality of the votes cast.

     (2) No Member shall be entitled to vote at any general meeting unless he or she is a Member on the record date for such meeting.

     (3) No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decisions shall be final and conclusive. Notwithstanding, however, the foregoing or any other provision in these Bye-laws, the Chairman of the general meeting may, in his discretion, whether or not an objection has been raised, and if the Chairman considers that such action is necessary to determine accurately the vote count, defer until after the conclusion of the general meeting a decision as to the proper application of Bye-law 45 to any vote at such meeting. If the decision has been so deferred, then the Chairman of the general meeting or, failing such decision within ninety (90) days of the general meeting, the Board, shall make such decision and such decision shall be final and conclusive.

47. Presiding Officer

     The Chairman of the Board, the President, or another person selected by the Board shall act as chairman of general meetings. The Secretary of the Company, or, in the Secretary's absence, an Assistant Secretary of the Company, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the Board shall choose any person present to act as secretary of the meeting.

48. Conduct of meeting; Decision of chairman

     (1) The chairman shall conduct each general meeting in a manner consistent with the Act and these Bye-laws, but shall not be obligated to follow any technical, formal or parliamentary rules or principles of procedure. Except as otherwise provided by law, the chairman's rulings on procedural matters shall be conclusive and binding on all Members.

     (2) At any general meeting if an amendment shall be proposed to any resolution under consideration but shall be ruled out of order by the chairman of the meeting the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

     (3) At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Bye-laws, be conclusive evidence of that fact.

49. Seniority of joint holders voting

     In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

50. Proxies

     Every person entitled to vote shares has the right to do so either in person or by one or more persons authorized by a written proxy executed by such Member and filed with the Secretary. Any proxy duly executed shall continue in full force and effect unless revoked by the person executing it by a writing delivered to the Company stating that the proxy is revoked or by a subsequent proxy executed by such Member presented to the meeting or by attendance at a meeting and voting in person by such Member. However, no proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless otherwise provided in the proxy. The decision of the chairman of any general meeting as to the validity of any instrument of proxy shall be final.

51. Representation of corporations at meetings

     A corporation which is a Member may, by written instrument, authorize such person as it thinks fit to act as its representative at any general meeting and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member. Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

                            SHARE CAPITAL AND SHARES

52. Rights of shares

     (1) At the date these Bye-laws become effective, the total number of authorized common shares is two hundred million (200,000,000) common shares having a par value of U.S. $0.01 per share (the "Common Shares"), and the total number of authorized preference shares is fifty million (50,000,000) preference shares having a par value of U.S. $0.01 per share (the "Preference Shares").

     (2) The holders of Common Shares shall, subject to the provisions of these Bye-laws:

     (a)  be entitled (subject to Bye-law 45) to one vote per share;

     (b) be entitled to such dividends as the Board may from time to time declare;

     (c) in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

     (d)  generally be entitled to enjoy all of the rights attaching to shares.

     (3) The Board shall have the full power to issue any unissued shares of the Company on such terms and conditions as it may, in its absolute discretion, determine. The Board is authorized to provide for the issuance of the Preference Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (d) Whether that series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares), and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

     (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (g) The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemp-tion or other acquisition by the Company or any subsidiary of any outstanding shares of the Company;

     (h) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series; and

     (i) Any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

53. Power to issue shares

     (1) The issuance of any authorized Common Shares or Preference Shares and any other actions permitted to be taken by the Board pursuant to Bye-law 52 must be authorized by the Board.

     (2) Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

     (3) At the discretion of the Board, whether or not in connection with the issuance and sale of any of its shares or other securities, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the outstanding Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

54. Variation of rights, alteration of share capital and purchase of shares of the Company

     (1) If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a majority of the voting power represented by the issued shares of that class or with the sanction of a resolution passed by a majority of the voting power represented by the votes cast at a separate general meeting of the holders of the shares of the class in accordance with Section 47(7) of the Act. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

     (2) The Company may from time to time if authorized by resolution of the Members change the currency denomination of, increase, alter or reduce its share capital in accordance with the provisions of Sec-tions 45 and 46 of the Act. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including, without limiting the generality of the foregoing, the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.

     (3) The Company may from time to time, acting through the Board, purchase its own shares in accordance with the provisions of Section 42A of the Act.

55. Registered holder of shares

     (1) The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other person.

     (2) Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member's address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

56. Death of a joint holder

     Where two or more persons are registered as joint holders of a share or shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

57. Share certificates

     (1) Share certificates shall be in such form as shall be required by law and as shall be approved by the Board. Each certificate shall have the corporate seal affixed thereto by impression or in facsimile and shall be signed by the Chairman of the Board, the President, or any Vice President, and countersigned by the Secretary or any Assistant Secretary; provided that certificates may be signed, countersigned or authenticated by facsimile signatures as provided by law.

     (2) Except as provided in this Bye-law 57, new certificates for shares shall not be issued to replace an old certificate unless the latter is surrendered to the Company and cancelled at the same time. The Board may, in case any share certificate or certificate for any other security is lost, stolen, or destroyed, authorize the issuance of a replacement certificate on such terms and conditions as the Board may require, including provision for indemnification of the Company secured by a bond or other adequate security which the Board deems sufficient to protect the Company against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft, or destruction of the certificate or the issuance of the replacement certificate.

                                  RECORD DATES

58. Determination of record dates

     Notwithstanding any other provision of these Bye-laws, the Board may fix any date as the record date for:

     (a)  determining the Members entitled to receive any dividend; and

     (b) determining the Members entitled to receive notice of and to vote at any general meeting of the Company.

                               TRANSFER OF SHARES

59. Instrument of transfer

     (1) An instrument of transfer shall be in such common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

     (2) The Board may refuse to recognize any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

60. Restriction on transfer

     (1) The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained.

     (2) If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

61. Transfers by joint holders

     The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

                             TRANSMISSION OF SHARES

62. Representative of deceased Member

     In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognized by the Company as having any title to the deceased Member's interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 52 of the Act, for the purpose of this Bye-law, legal personal representative means the ex-ecutor or administrator of a deceased Member or such other person as the Board may in its absolute discretion decide as being properly authorized to deal with the shares of a deceased Member.

63. Registration on death or bankruptcy

     Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer satisfactory to the Board. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member's death or bankruptcy, as the case may be.

                        DIVIDENDS AND OTHER DISTRIBUTIONS

64. Declaration of dividends by the Board

     The Board may declare and make such dividends or other distributions (in each case in cash or in specie, as valued by the Board, or a combination thereof) to the Members as may be lawfully made out of the assets of the Company.

65. Unclaimed dividends

     Any dividend or other monies payable in respect of a share which has remained unclaimed for 5 years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company's own account. Such payment shall not constitute the Company a trustee in respect thereof.

66. Undelivered payments

     The Company shall be entitled to cease sending dividend payments and cheques by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Member's new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend warrant or cheque.

67. Interest on dividends

     No dividend or distribution shall bear interest against the Company.

                                 CAPITALIZATION

68. Issue of bonus shares

     The Board may resolve to capitalize any part of the amount for the time being standing to the credit of any of the Company's share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares to the Members.

                                   FISCAL YEAR

69. Financial year end

     The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

                                      AUDIT

70. Appointment of Auditor

     Subject to Section 88 of the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company.

71. Remuneration of Auditor

     The Board may fix the remuneration of the Auditor as it may determine.

                                     NOTICES

72. Notices to Members of the Company

     A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member's address in the Register of Members or to such other address given for the purpose. For the purposes of this Bye-law, a notice may be sent by mail, courier service, cable, telex, telecopier, facsimile, e-mail or other mode of representing words in a legible and non-transitory form.

73. Notices to joint Members

     Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

74. Service and delivery of notice

     Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

                              CERTAIN SUBSIDIARIES

75. Certain Subsidiaries

     With respect to any company incorporated under the laws of Bermuda all of the voting shares of which are owned by the Company, and any other subsidiary of the Company designated by the Board of the Company (together, the "Designated Companies"), the board of directors of each such Designated Company shall consist of the persons who have been elected by the Members as Alternate Directors of the Company in accordance with Bye-law 14 or as Designated Company Directors. Notwithstanding the general authority set out in Bye-law 2(1), the Board shall vote all shares owned by the Company in each Designated Company to ensure the constitutional documents of such Designated Company require such Alternate Directors of the Company or Designated Company Directors to be elected as the directors of such Designated Company, and to elect such Alternate Directors or Designated Company Directors, as the case may be, as the directors of such Designated Company. The Company shall enter into agreements with each such Designated Company to effectuate or implement this Bye-law.

                               SEAL OF THE COMPANY

76. The seal

     The seal of the Company shall be in such form as the Board may from time to time determine. The Board may adopt one or more duplicate seals for use outside Bermuda.

                                   WINDING-UP

77. Winding-up/distribution by liquidator

     If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

                              BUSINESS COMBINATIONS

78. Business Combinations

     (1) The Company shall not engage in any business combination with any Interested Member for a period of three years following the time that such Member became an Interested Member, unless:

     (a) prior to such time the Board approved either the business combination or the transaction which resulted in the Member becoming an Interested Member, or

     (b) upon consummation of the transaction which resulted in the Member becoming an Interested Member, the Interested Member owned at least 85% of the voting shares of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are Directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

     (c) at or subsequent to such time the business combination is approved by the Board and authorized at an annual or special general meeting, and not by written consent, by the affirmative vote of holders of shares representing at least 662/3% of the outstanding voting power of the shares of the Company entitled to vote generally at an election of Directors (excluding shares owned by the Interested Member).

     (2)  The restrictions contained in this Bye-law shall not apply if:

     (a) a Member becomes an Interested Member inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Member and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the Company and such Member, have been an Interested Member but for the inadvertent acquisition of ownership; or

     (b) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an Interested Member during the previous 3 years or who became an Interested Member with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than 1) who were Directors prior to any person becoming an Interested Member during the previous 3 years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to (x) an amalgamation, scheme of arrangement, merger, consolidation or similar transaction involving the Company (except for any such transaction in respect of which no vote of the Members of the Company is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary of the Company or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Company. The Company shall give not less than 20 days notice to all Interested Members prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph.

     (3)  As used in this Bye-law only, the term:

     (a) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

     (b) "associate," when used to indicate a relationship with any person, means (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

     (c) "business combination," when used in reference to the Company and any Interested Member of the Company, means:

          (i) any amalgamation, scheme of arrangement, merger, consolidation or similar transaction involving the Company or any direct or indirect subsidiary of the Company with (A) the Interested Member, or (B) with any other corporation, partnership, unincorporated association or other entity if such transaction is caused by the Interested Member and as a result of such transaction subsection (a) of this section is not applicable to the surviving entity;

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a Member of such Company, to or with the Interested Member, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company;

          (iii) any transaction which results in the issuance or transfer by the Company or by any direct or indirect subsidiary of the Company of any shares of the Company or of such subsidiary to the Interested Member, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Member became such, (B) pursuant to a Subsidiary Amalgamation; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of shares of the Company subsequent to the time the Interested Member became such,
               (D) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares, or
               (E) any issuance or transfer of shares by the Company, provided however, that in no case under (C)-(E) above shall there be an increase in the Interested Member's proportionate share of the shares of any class or series of the Company or of the voting shares of the Company;

          (iv) any transaction involving the Company or any direct or indirect subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into the shares of any class or series, of the Company or of any such subsidiary which is owned by the Interested Member, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Member; or

          (v) any receipt by the Interested Member of the benefit, directly or indirectly (except proportionately as a Member of the Company) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs
               (i)-(iv) above) provided by or through the Company or any direct or indirect subsidiary.

     (d) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Bye-law, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

     (e) "Interested Member" means any person (other than the Company and any direct or indirect subsidiary of the Company) that (i) is the owner of 15% or more of the outstanding voting shares of the Company, or (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting shares of the Company at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Member, and the affiliates and associates of such person; provided, however, that the term "Interested Member" shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company provided that such person shall be an Interested Member if thereafter such person acquires additional shares of voting shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Member, the voting shares of the Company deemed to be outstanding shall include shares deemed to be owned by the person through application of Paragraph (h) of this subsection but shall not include any other unissued shares of such Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     (f) "stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

     (g) "voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

     (h) "owner" including the terms "own" and "owned" when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

          (i)  beneficially owns such stock, directly or indirectly; or

          (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

          (iii) has any arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

     (i) "Subsidiary Amalgamation" means an amalgamation, scheme of arrangement, merger, consolidation or similar transaction with or into a single direct or indirect wholly-owned subsidiary of the Company if:
          (1) the Company and the direct or indirect wholly-owned subsidiary of the Company are the only constituent companies to such transaction;
          (2) each share or fraction of a share of the Company outstanding immediately prior to the effective time of such transaction is converted in such transaction into a share or equal fraction of a share of shares of a holding company having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share of the constituent company being converted in such transaction; (3) the holding company and each of the constituent companies to such transaction are companies incorporated in Bermuda; (4) the memorandum of association and bye-laws of the holding company immediately following the effective time of such transaction contain provisions identical to the memorandum of continuance and bye-laws of the Company immediately prior to the effective time of such transaction (other than provisions, if any, regarding the incorporator or incorporators, the corporate name, the registered office and agent, the initial board of directors and the initial subscribers for shares and such provisions contained in any amendment to the charter documents as were necessary to effect a change, exchange, reclassification or cancellation of shares, if such change, exchange, reclassification or cancellation has become effective); (5) as a result of such transaction the Company or its successor or continuing company becomes or remains a direct or indirect wholly-owned subsidiary of the holding company; (6) the directors of the Company become or remain the directors of the holding company upon the effective time of such transaction; (7) the memorandum of association and bye-laws of the surviving or continuing company immediately following the effective time of such transaction are identi-cal to the memorandum of association and bye-laws of the Company immediately prior to the effective time of such transaction (other than provisions, if any, regarding the incorporator or incorporators, the corporate name, the registered office and agent, the initial board of directors and the initial subscribers for shares and such provisions contained in any amendment to the charter documents as were necessary to effect a change, exchange, reclassification or cancellation of shares, if such change, exchange, reclassification or cancellation has become effective); provided, however, that (i) the memorandum of association and bye-laws of the surviving or continuing company shall be amended in such transaction to contain a provision requiring that any act or transaction by or involving the surviving or continuing company that requires for its adoption under the Act or its bye-laws the approval of the Members of the surviving or continuing company shall, by specific reference to this subsection, require, in addition, the approval of the Members of the holding company (or any successor), by the same vote as is required by the Act and/or by its bye-laws of the surviving or continuing company, and (ii) the bye-laws of the surviving or continuing company may be amended in such transaction to reduce the number of classes and shares of capital stock that the surviving or continuing company is authorized to issue; and (8) the Members of the Company do not recognize gain or loss for United States federal income tax purposes as determined by the board of directors of the constituent company.

     (4) Notwithstanding any other provisions of these Bye-laws (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Bye-laws), the affirmative vote of the holders of shares representing not less than sixty-six and two-thirds percent (662/3%) of the voting power of all the then outstanding voting shares voting together as a single class, excluding voting shares beneficially owned by any Interested Member, shall be required to amend, alter, change, or repeal, or adopt any provision as part of these Bye-laws inconsistent with the purpose and intent of, this Bye-law 76; provided, however, that this Bye-law 78(4) shall not apply to, and such sixty-six and two-thirds percent (662/3%) vote shall not be required for, any such amendment, repeal or adoption recommended by the affirmative vote of at least seventy-five percent (75%) of the Directors in office (not including Directors who are affiliates of any Interested Member).

                          ALTERATION OF BYE-LAWS, ETC.

79. Alteration of Bye-laws, Etc.

     (1) No Bye-law shall be rescinded, altered or amended and no new Bye-law shall be made until the same has been approved both by a resolution of the Board and by a resolution of the Members.

     (2) Notwithstanding any other provisions of these Bye-laws:

          (a) the affirmative vote of the holders of at least sixty-five percent (65%) of the voting power of the shares entitled to vote generally at an election of directors shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with the purpose or intent of, Bye-laws 10(2), 11, 15, 31, 32, 33, 39, 45, 46(3), 52, 53, 79(1) and 79(2); and

          (b) the affirmative vote set forth in Bye-law 78(4) shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with the purpose or intent of, Bye-law 78.

     (3) In addition to any affirmative vote required by law, by these Bye-laws or otherwise, and except as otherwise expressly provided by the last sentence of this Bye-law 79:

          (i) the adoption of any agreement for, or the approval of, any amalgamation, merger or consolidation of the Company or any subsidiary with or into any person or group that is the beneficial owner of 10% or more of the then outstanding shares of voting stock of the Company ("Non-exempted Beneficial Owner") or any affiliate thereof;

          (ii) the sale, lease, transfer or other disposition of all or any portion of the assets of the Company or any subsidiary (other than in the ordinary course of business) to any Non-exempted Beneficial Owner or its affiliates;

          (iii) the issuance or transfer by the Company or any subsidiary of voting securities of the Company or any subsidiary to a Non-exempted Beneficial Owner or any affiliate thereof; or

          (iv) any amendment of this Bye-law 79(3).

shall require the affirmative vote of the holders of at least 80% of the voting power of the shares of the Company entitled to vote generally at an election of Directors (including a majority of the voting power of such shares held by Members other than Non-exempted Beneficial Owners).

     The requirements of Bye-law 79(3) shall not apply to any transaction which is approved by the Board; provided, however, that a majority of the Directors voting in favor thereof were duly elected and acting members of the Board prior to the time such person or group or affiliate thereof became a Non-exempted Beneficial Owner.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (a) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (b) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud and dishonesty.

         The bye-laws of Arch Capital Group-Bermuda will provide for the indemnity by Arch Capital Group-Bermuda of the officers, directors and employees of Arch Capital Group-Bermuda to the fullest extent permitted by law.

         The bye-laws of Arch Capital Group-Bermuda will also provide that expenses (including attorneys' fees) incurred by an officer or director of Arch Capital Group-Bermuda in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Arch Capital Group-Bermuda in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Arch Capital Group-Bermuda pursuant to Bermuda law.

         The bye-laws of Arch Capital Group-Bermuda will also provide that an officer or director of Arch Capital Group-Bermuda shall not be personally liable to Arch Capital Group-Bermuda or its shareholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent that such limitation is prohibited by Bermuda Law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)  Exhibits:

                  See Exhibit Index immediately preceding Exhibits.

         (b)  Financial Data Schedules:

                  Not applicable.

ITEM 22.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greenwich, Connecticut on September 8, 2000.

                                 ARCH CAPITAL GROUP LTD.


                                 By:  /s/ Peter A. Appel
                                      ----------------------------------------
                                      Peter A. Appel
                                      President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                                      Title                                             Date
---------                                      -----                                             ----

/s/ Peter A. Appel                             President and Chief Executive                 September 8, 2000
------------------------------------------     Officer (Principal Executive
Peter A. Appel                                 Officer) and Director


                      *                        Chairman and Director                         September 8, 2000
------------------------------------------
Robert Clements

/s/ Debra O'Connor                             Senior Vice President, Controller             September 8, 2000
------------------------------------------     and Treasurer (Principal Financial
Debra O'Connor                                 and Accounting Officer)

                      *                        Director                                      September 8, 2000
------------------------------------------
Michael P. Esposito, Jr.

                      *                        Director                                      September 8, 2000
------------------------------------------
Lewis L. Glucksman

                      *                        Director                                      September 8, 2000
------------------------------------------
Ian R. Heap

                      *                        Director                                      September 8, 2000
------------------------------------------
Thomas V.A. Kelsey




                      *                        Director                                      September 8, 2000
------------------------------------------
Mark D. Mosca

                      *                        Director                                      September 8, 2000
------------------------------------------
Robert F. Works

                      *                        Director                                      September 8, 2000
------------------------------------------
Philip L. Wroughton


* By:  /s/ Peter A. Appel
       ------------------
       Attorney-in-Fact

                                  Exhibit List

EXHIBIT NO.         NAME

     2.1 Agreement and Plan of Merger dated as of ________, 2000 by and among Arch Capital Group Ltd., a Delaware corporation, Arch Capital Group Ltd., a Bermuda company, and Arch Merger Corp., a Delaware corporation (included as annex A to the proxy statement/prospectus).

     3.1 Memorandum of Association of Arch Capital Group Ltd., a Bermuda company (included as annex B to the proxy statement/prospectus).

     3.2 Bye-Laws of Arch Capital Group Ltd., a Bermuda company (included as annex C to the proxy statement/prospectus).

     5.1 Opinion of Conyers Dill & Pearman regarding the legality of the securities being offered.*

     8.1 Opinion of Cahill Gordon & Reindel regarding certain U.S. tax matters.*

     8.2 Opinion of Conyers Dill & Pearman regarding certain Bermuda tax matters.*

     23.1 Consent of PricewaterhouseCoopers LLP.

     23.2 Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.2).*

     23.3 Consent of Cahill Gordon & Reindel (included in Exhibit 8.1).*

     24.1 Powers-of-Attorney.

     99.1 Proxy Card.




-------------------------------------
*        To be filed by amendment.